                                                Filed Pursuant to Rule 424(b)(1)
                                                     Registration Nos. 333-11739
                                                                       333-16443

PROSPECTUS

                              2,574,000 SHARES

                                   [LOGO]
                                MAZEL STORES

                                COMMON STOCK

     All of the 2,574,000 shares of Common Stock offered hereby (the "Offering") are being sold by Mazel Stores, Inc. (the "Company"). Following the Offering, the Company's officers, directors and other affiliates will beneficially own approximately 66.0% of the Common Stock. See "Risk Factors -- Control by Principal Shareholders." Prior to the Offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for information relating to the determination of the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "MAZL."

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
                                         PRICE TO          UNDERWRITING        PROCEEDS TO
                                          PUBLIC           DISCOUNT(1)          COMPANY(2)
-----------------------------------------------------------------------------------------------
Per Share..........................        $16.00             $1.12               $14.88
Total(3)...........................     $41,184,000         $2,882,880         $38,301,120
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

(1) The Company and certain of its existing shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting estimated expenses of $900,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 386,100 shares of Common Stock, solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount, and Proceeds to Company will be $47,361,600, $3,315,312 and $44,046,288, respectively. See "Underwriting."

     The shares of Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by them and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates for the Common Stock will be made on or about November 26, 1996.

WILLIAM BLAIR & COMPANY                                     SALOMON BROTHERS INC

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 21, 1996

                          [STORE LOCATIONS AND PHOTOS]

               [PICTURES (INSIDE FRONT & BACK COVER AND GATEFOLD)
                        EXTERIOR OF NEW YORK CITY STORE
                      WITH NEW YORK SKYLINE IN BACKGROUND
                         AERIAL VIEW OF SOLON WAREHOUSE
                           STORE FRONT GRAND OPENING
                          EXTERIOR/INTERIOR OF STORES
                         COPIES OF MAIL ADVERTISEMENTS

                                      LOGO

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET SYSTEM, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless indicated otherwise, the information contained in this
Prospectus: (i) assumes that the Underwriters' over-allotment option is not exercised; and (ii) has been adjusted to reflect the 1996 Restructuring described in "Significant Corporate Transactions -- 1996 Restructuring." The Company's fiscal year ended December 31 in 1991 and 1992 and January 31 in 1994, 1995 and 1996. References to fiscal years by date refer to the fiscal year beginning in January or February of that calendar year: for example, "fiscal year 1995" began on February 1, 1995 and ended on January 31, 1996. Commencing with fiscal 1996, the Company converted to a 52- or 53-week fiscal year and the Company's fiscal year ends on the Saturday closest to January 31 in the following calendar year.

                                  THE COMPANY

     Mazel Stores, Inc. (the "Company") consists of two complementary operations: (i) a major regional closeout retail business; and (ii) one of the nation's largest closeout wholesale businesses. The Company sells quality, value-oriented consumer products at a broad range of price points offered at a substantial discount to the original retail or wholesale price. The Company acquired its retail operations in December 1995 as a platform for significant future retail growth, with plans to expand upon the 21 stores currently operating in the New York metropolitan area under the "Odd Job" name. In fiscal 1995, the pro forma net sales of the Company were approximately $133.9 million, including $73.8 million for the wholesale operations.

     In 1995, to strengthen and broaden the management team for future retail expansion, the Company hired Brady Churches, President, and Jerry Sommers, Executive Vice President -- Retail, who had served as President and Executive Vice President, respectively, of Consolidated Stores Corporation ("Consolidated"), a leading national retailer and wholesaler of closeout merchandise. During their tenure at Consolidated, the number of Consolidated stores grew from one to over 800. The Company believes that the combination of its wholesale operations and the Odd Job retail operations, together with its new retail management team, will result in significant synergies, particularly in purchasing, that will enable the Company to expand its retail operations and increase sales and net income of both the wholesale and retail operations.

     The Company was founded in 1975 as a wholesaler of closeout merchandise by Reuven Dessler, Chairman of the Board and Chief Executive Officer, and Jacob Koval, Executive Vice President -- Wholesale. In its wholesale operations, the Company sells merchandise, including nationally recognized brand-name products, at a substantial discount to their original retail or wholesale prices. The Company's wholesale buyers purchase merchandise from more than 700 suppliers throughout the world and continually seek opportunities created by manufacturers' overproduction and other closeout circumstances such as packaging changes, the overstock inventory of wholesalers and retailers, financially distressed businesses and other sources.

     The Company's Odd Job stores offer substantial savings on a large assortment of quality consumer items, which are frequently brand-name. Merchandise categories include housewares, stationery, books, party supplies, health and beauty aids, food, toys, hardware, electronics and garden supplies. Brands carried by the Company's stores may include, at any given time, Black and Decker, Enesco, Farberware, Hershey, Keebler, Mars, Mattel, Mikasa, Rubbermaid and Sony. The Company believes that the constantly changing variety, attractive values and wide assortment of merchandise creates a significant amount of customer loyalty. The Odd Job stores range in size from 6,500 to 25,000 square feet and are located in high traffic urban and suburban areas. The Company's net sales of approximately $320 per gross square foot is among the highest in the closeout retail sector.

BUSINESS STRENGTHS

     Experienced Management Team. The Company's senior retail and wholesale management teams have substantial operating knowledge, vendor contacts and closeout industry experience. The wholesale manage-ment team has a long track record of building a growing and profitable operation. Furthermore, with the recent addition of Brady Churches and Jerry Sommers to the retail operations, the Company now has one of the most experienced retail management teams in the closeout industry.

     Experienced Buying Team. The Company believes that it has assembled one of the strongest and most experienced buying teams in the closeout industry. The Company's 21 senior buyers in its retail and wholesale operations have an average of over 15 years of closeout merchandise buying experience. In view of the highly specialized skills involved in closeout buying, the Company believes that the size and experience of its buying team is a significant competitive advantage.

     Integrated Wholesale and Retail Purchasing. The combination of the wholesale and retail operations provides the Company with substantial purchasing expertise, vendor contacts, purchasing capacity and cross-purchasing opportunities. The Company believes these competitive advantages enable it to:
(i) have more direct access to sources of closeout merchandise, providing price and opportunity advantages; (ii) purchase larger quantities and a wider variety of closeout merchandise; and (iii) negotiate better terms due to higher quantities of orders for merchandise manufactured to the Company's specifications. The combination of these factors allows the Company to provide its customers with an excellent mix of value-oriented merchandise at attractive prices.

     Responsive to Sources of Closeout Merchandise. The Company believes that establishing and maintaining excellent relationships with vendors is essential to the success of its retail and wholesale closeout operations. By remaining flexible and responsive to the needs of its vendors, the Company believes it is a preferred customer of many key vendors. Specifically, the Company accommodates the needs of its vendors by: (i) making rapid purchasing decisions; (ii) taking immediate delivery of large quantities of closeout merchandise; (iii) purchasing the entire product assortment offered by a particular vendor; (iv) minimizing disruption to the supplier's ordinary distribution channels; and (v) making prompt and reliable payments.

     Broad Merchandise Mix. The Company seeks to provide its retail consumers maximum value by offering a wide variety of quality merchandise at substantial discounts. The Company's retail stores offer consumer items which are frequently brand-name and emphasize housewares, stationery, books, party supplies, health and beauty aids, food, toys, hardware, electronics and garden supplies. Although the Company continuously offers these general categories of merchandise, specific products and product lines carried change frequently, depending upon the purchases the Company is able to negotiate. The Company believes that its changing variety of value-oriented merchandise from one day to the next results in customers shopping at the stores more frequently than they might otherwise.

GROWTH STRATEGIES

     New Store Openings. The Company anticipates opening or acquiring approximately 40 new stores through the end of fiscal 1999 and believes there is a potential for the Company to operate approximately 100 stores in the Northeast and Mid-Atlantic targeted market. The Company's current and planned stores would be easily serviced from the Company's Englewood, New Jersey warehouse and distribution facility. The Company plans to open nine stores in fiscal 1997, 12 stores in fiscal 1998 and 15 stores in fiscal 1999. The Company has opened or acquired eight stores in fiscal 1996, and an additional store is scheduled to open in December 1996. The Company may also open stores in other geographic areas if favorable real estate opportunities and conditions exist. The Company's strategy is to open stores in high-traffic urban areas or suburban strip shopping centers. The Company sells its merchandise in a variety of store configurations and locations, currently ranging from 6,500 to 25,000 square feet. This flexibility in store configurations provides a competitive advantage in selecting desirable store locations.

     Enhancing Store Sales. The Company's management has expanded the merchandise mix of the acquired Odd Job operations, including the addition of more health and beauty aids, toys, greeting cards, hardware, food and seasonal items. These additional items supplement Odd Job's existing extensive selection of electronics, luggage, china, perfume and giftware. A targeted merchandise approach has been instituted in recognition of the differences between the Company's urban and suburban locations. Management has also instituted an advertising program consisting of the periodic publication of multi-color mailing or newspaper circulars promoting up to 35 value-oriented, easily recognizable items. Due to the program's initial success, management plans to expand the use of advertising circulars in the future.

     Leveraging the Company's Investment in Infrastructure. To support the Company's planned growth and expansion, which began in the second half of 1995, the Company hired Brady Churches and Jerry Sommers, increased the number of its experienced closeout buyers and committed to the expansion of its Solon, Ohio and Englewood, New Jersey warehouse and distribution facilities. These expenditures are expected to increase the Company's overall selling, general and administrative expenses. The Company believes that such expenditures will enable it to achieve its growth objectives and will result in significant operating leverage as it expands.

     Acquisitions. The closeout retail industry in the Northeast and Mid-Atlantic targeted market is highly fragmented. The Company believes that by focusing its retail operations in this geographic market, it will be able to take advantage of acquisition opportunities which will further enable the Company to implement its growth strategy. In addition, the Company may also examine acquisition opportunities in other geographic areas. The Company seeks to acquire closeout retail operations which will further enable it to leverage its management, purchasing and distribution infrastructure and that can be effectively integrated into the Company's retail operations. Furthermore, the Company may pursue acquisition opportunities in the closeout wholesale industry.

     The Company is incorporated under the laws of the State of Ohio. The Company's principal executive offices are located at 31000 Aurora Road, Solon, Ohio 44139 and its telephone number is (216) 248-5200. Unless the context otherwise indicates: (i) the term the "Company" refers to Mazel Stores, Inc., a holding company incorporated in Ohio in 1996, its subsidiary Odd Job Holdings, Inc. and their predecessors; (ii) the term "ZS Fund" refers to ZS Fund L.P., its affiliated partnerships and corporations that are shareholders of the Company, as well as its predecessors and other investment entities in which the principals of ZS Fund are or were principals; and (iii) "Odd Job" refers to Odd Job Trading Corp., POW Trading Corp., HIA Trading Associates, Central Processing Associates, their affiliates, subsidiaries and predecessors.

                                  THE OFFERING

Shares offered by the Company.............  2,574,000
Shares to be outstanding after
  the Offering............................  8,784,000(1)
Use of Proceeds...........................  To repay approximately $29.6 million of outstanding indebtedness to the Company's senior
                                            institutional lender, to pay a promissory note
                                            aggregating $4.0 million representing
                                            undistributed cumulative net income previously
                                            allocated to the partners of the Company's
                                            predecessor and to make certain payments to the
                                            Company's officers and other entities aggregating
                                            approximately $900,000 in compensation and $2.9
                                            million in tax loans pursuant to contractual
                                            provisions in their employment and other
                                            agreements. See "Use of Proceeds."
Nasdaq National Market Symbol.............  MAZL

---------------

(1) Excludes 900,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan, including 655,500 shares issuable pursuant to options outstanding at an exercise price equal to the initial public offering price per share. See "Management -- Compensatory Plans."

             SUMMARY COMBINED FINANCIAL AND SELECTED OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     The statement of combined operations data below consists of: (i) Mazel Company L.P.'s wholesale operations, the Ohio Stores and Peddlers Mart (after December 9, 1994) for the fiscal year ended January 31, 1995; (ii) Mazel Company L.P.'s wholesale operations, the Ohio Stores (through October, 1995), Peddlers Mart, and Odd Job's operations (after December 7, 1995) for the fiscal year ended January 31, 1996; (iii) Mazel Company L.P.'s wholesale operations, the Ohio Stores and Peddlers Mart for the six months ended July 31, 1995; and (iv) Mazel Company L.P.'s wholesale operations, Peddlers Mart and Odd Job's operations for the six months ended July 27, 1996.

                                                                                    SIX MONTHS ENDED
                                      YEARS ENDED JANUARY 31,            ---------------------------------------
                                -----------------------------------                                 PRO FORMA
                                                         PRO FORMA                                 AS ADJUSTED
STATEMENT OF COMBINED                                   AS ADJUSTED      JULY 31,    JULY 27,       JULY 27,
OPERATIONS DATA:                  1995        1996        1996(1)          1995        1996          1996(2)
                                --------    --------    -----------      --------    --------    ---------------
Net sales...................... $ 76,254    $ 98,106     $ 133,881       $ 41,696    $ 85,165      $    85,165
Gross profit...................   21,071      27,898        42,858         12,445      26,651           26,651
Selling, general and
  administrative ("SG&A")
  expense......................   15,317      20,753        32,093          9,163      20,822           19,999
Special charges................       --       2,203(3)        632             --          --               --
Operating profit...............    5,754       4,942        10,133          3,282       5,829            6,652
Income before income taxes.....    4,886       3,118        10,449          2,769       4,567            6,722
Net income.....................    4,815       3,099         6,165          2,731       4,533            3,966
Pro forma earnings per share...             $   0.31(4)  $    0.70                   $   0.43(4)   $      0.45
Pro forma shares outstanding...                5,924(4)      8,784                      6,210(4)         8,784
SELECTED STORE OPERATING DATA:
Number of stores...............       12          13                           13          17
Total square footage...........  164,386     188,361                      186,386     252,861
Total store sales growth.......     12.8%        6.3%                        14.2%       24.2%
Comparable store sales
  growth(5)....................      7.9%       (4.4%)                        2.1%       14.2%
Average annual net sales per
  unit......................... $  4,709    $  4,620                     $  2,170    $  2,336
Average net sales per gross sq.
  ft........................... $    344    $    319                     $    157    $    178

                                                                                  JULY 27, 1996
                                                                            --------------------------
                                                                                           PRO FORMA
                                                                                              AS
BALANCE SHEET DATA:                                                         ACTUAL        ADJUSTED(6)
                                                                            ------       -------------
Working capital........................................................     $37,976         $42,791
Total assets...........................................................      75,903          81,672
Total debt.............................................................      33,753           3,163
Total liabilities......................................................      55,018          24,428
Shareholders' equity and partners' capital.............................      20,885          57,244

---------------

(1) The pro forma as adjusted statement of combined operations data for the fiscal year ended January 31, 1996 have been adjusted to: (i) reflect the combination of Mazel Company L.P.'s wholesale operations and Odd Job's operations as if it had occurred at the beginning of the period presented;
    (ii) eliminate the discontinued Ohio Stores retail operations; and (iii) give effect to the Offering. See "Pro Forma Financial Data."

(2) The pro forma as adjusted statement of combined operations data for the six months ended July 27, 1996 gives effect to the Offering as if it had occurred at the beginning of the period presented. See "Pro Forma Financial Data."

(3) Consists of special charges of $632 in executive signing bonuses and a $1,571 loss on the disposal of the Ohio Stores.

(4) See Note 15 of Notes to Combined Financial Statements for an explanation of the method of calculation.

(5) Comparable store sales growth is defined as the annual percentage change in aggregate net sales from stores that were open at the beginning of both fiscal periods.

(6) The pro forma as adjusted balance sheet data: (i) give effect to the Offering as if it had been completed on July 27, 1996, and the application of the estimated net proceeds; and (ii) give effect to transactions between the Company and its partners, employees, debt holders and other related entities occurring in conjunction with the Offering.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby.

LIMITED OPERATING HISTORY OF COMBINED OPERATIONS

     The Company acquired the Odd Job chain of 12 stores in December 1995 and has been operating as a combined entity with integrated operations since that time. Accordingly, the Company's operating history with both wholesale and retail operations is brief and may not be an accurate indication of the Company's future performance. There can be no assurance that growth in the Company's sales and net income will occur, or if it occurs, that it will be sustained. See "Significant Corporate Transactions." As the Company's retail operations grow, the Company's combined operating margin will decline and more closely resemble the operating margins of other closeout retailers, which are less than the operating margins experienced by the Company in its wholesale operations.

CUSTOMER CONCENTRATION

     Sales to the largest customer of the Company's wholesale operations accounted for approximately 18.6% of pro forma total sales in fiscal 1995 and 24.3% in the first six months of fiscal 1996. The Company believes its relationship with such customer is good. However, sales to such customer, or any other significant customer, could be affected by events beyond the Company's control, including a significant decline in the customer's sales or a deterioration in the customer's financial condition. A substantial reduction in sales to such customer could have a material adverse effect on the Company's total sales and operating income. See "Business -- Wholesale Operations."

EXPANSION PLANS

     The Company currently operates a total of 21 stores in the New York metropolitan area under the name "Odd Job," including eight stores opened or acquired to date in fiscal 1996. The Company anticipates opening an additional store in fiscal 1996, nine stores in fiscal 1997, 12 stores in fiscal 1998 and 15 stores in fiscal 1999 in its Northeast and Mid-Atlantic targeted market, which will be serviced from the Company's Englewood, New Jersey warehouse and distribution facility. The success of the Company's expansion strategy is dependent upon many factors, including identifying suitable markets and sites for new stores, negotiating leases with acceptable terms, appropriately upgrading its financial and management information systems and controls and managing its operating expenses. In addition, the Company must be able to continue to hire, train, motivate and retain competent managers and store personnel. Many of these factors are influenced by variables beyond the Company's control. As a result, there can be no assurance that the Company will be able to achieve its expansion goals. Any failure of the Company to achieve its expansion goals on a timely basis, obtain acceptance in markets in which it currently has limited or no presence, attract and retain qualified management and other personnel, appropriately upgrade its financial and management information systems and controls or manage operating expenses could adversely affect the Company's future operating results and its ability to execute its expansion strategy.

     The Company may add more stores (including stores outside its targeted market) if a favorable acquisition opportunity is presented. In the event the Company makes one or more acquisitions, this may affect the number and timing of new store openings. There can be no assurance that the Company will be able to locate suitable store locations or acquire operations that can be effectively and profitably integrated into the Company's existing operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     In February 1996, the Company entered into an agreement with Consolidated resolving certain issues which arose in connection with the hirings by the Company of Messrs. Churches and Sommers and another officer (the "Consolidated Settlement"). The agreement generally provides that until April 25, 1997, the Company will not open new stores located within 10 miles of Consolidated stores that were open or planned as of February 20, 1996. The Company believes that the terms of the Consolidated Settlement will not affect its planned expansion strategy, although it could restrict acquisition opportunities prior to April 25, 1997.

DEPENDENCE ON KEY INDIVIDUALS

     The Company is dependent on its ability to retain the services of its senior executives: Reuven Dessler, Brady Churches, Jacob Koval and Jerry Sommers. The loss of one or more of these individuals could have a material adverse effect on the Company. The Company maintains employment contracts and non-competition agreements with each of these senior executives. See "Management -- Executive Compensation." The Company is also dependent upon its ability to retain the services of its buyers.

INVENTORY MANAGEMENT RISK

     The Company's success depends in large part upon its ability to locate and purchase quality closeout merchandise at attractive prices in order to maintain its broad selection of merchandise, which includes many brand-name products. There can be no assurance that such merchandise will continue to be available in the future or will be available in quantities necessary to accommodate the Company's expansion strategy. In general, the Company has no continuing contracts for the purchase of merchandise and must continuously seek out buying opportunities from both its existing suppliers and new sources, for which it competes with numerous other wholesalers, retailers, jobbers, dealers and others which sell many of the items sold by the Company. The Company's results of operations could be adversely affected by a disruption in the availability of closeout merchandise.

     Following the acquisition of the Odd Job retail operations, the Company recognized the need to replace Odd Job's existing management information systems and integrate the new system with that of its wholesale operations. The Company is in the early stages of installing an upgraded IBM AS400-based computer system and related software packages that will be fully integrated with the AS400-based system used by its wholesale operations. The Company intends to install a point-of-sale (POS) system to fully capture store transactions and provide updated data to its purchasing staffs, as well as additional retail software and hardware, at an estimated cost of approximately $2.0 million. Installation of the new systems is expected to occur by the end of fiscal 1997. The failure to timely complete such installation and integration could affect the Company's ability to properly manage its inventory which could, in turn, reduce sales and operating income, or limit the Company's expansion plans. See
"Business -- Management Information Systems."

     The Company takes advantage of large volume purchases, closeouts and other special situations to obtain inventory at favorable prices. At July 27, 1996, the net book value of the Company's inventory was approximately $40.9 million. The Company periodically reviews the net realizable value of its inventory and records adjustments to its carrying value when appropriate. The current carrying value of the Company's inventory reflects management's belief that the Company will realize the net values recorded on the Company's balance sheet. A sale by the Company of any material portion of its inventory at an amount less than its carrying value may have a material adverse effect on the Company's results of operations or financial condition during the period in which such event or events occur. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

COMPETITION

     Competition for the purchase of quality closeout merchandise is intense. The Company's wholesale operations compete with numerous national and regional wholesalers, retailers, jobbers and dealers for closeout buying opportunities. The Company's retail operations compete for customers with other closeout retailers as well as discount stores, deep discount drugstore chains, supermarkets and other value-oriented specialty retailers. Certain of the Company's competitors have financial and operating resources exceeding those of the Company. See "Risk Factors -- Expansion Plans" and "Business -- Competition."

SEASONALITY AND QUARTERLY FLUCTUATIONS

     Historically, Odd Job's highest net sales and operating income have been experienced during the fourth quarter, which includes the holiday selling season. During fiscal 1994 and 1995, approximately 34% and 31%, respectively, of Odd Job's net sales and approximately 79% and 65%, respectively, of its operating income (excluding special charges) were generated during the fourth quarter. Historically, net sales and operating income (excluding special charges) from the Company's wholesale operations have been slightly higher during the second half of the year. Accordingly, any adverse trend in net sales for such period could have a material adverse effect upon the Company's overall profitability and adversely affect the Company's results of operations for the entire fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Fluctuation."

     In addition to seasonality, the Company's results of operations may fluctuate from quarter to quarter as a result of the amount and timing of sales generated by new stores, the level of advertising and pre-opening expenses associated with the opening of new stores, the integration of new stores into the operations of the Company and the timing of large, opportunistic purchases and sales in the Company's wholesale operations, as well as other factors.

DISRUPTIONS IN RECEIVING AND DISTRIBUTION

     During the six months ended July 27, 1996, approximately 75% of the Company's inventory was shipped or picked up directly from suppliers and delivered to the Company's warehouse and distribution facilities. The Company's success depends in large part on the orderly operation of this receiving and distribution process, which depends, in turn, on adherence to shipping schedules and effective management of the warehouse operations. Although management believes that the Company's receiving and distribution procedures are efficient and well positioned to support the Company's expansion plans, there can be no assurance that the Company has anticipated, or will anticipate, all of the changing demands its expanding operations will impose on its receiving and distribution system or that events beyond the control of the Company will not result in delays in the delivery of merchandise to the warehouses or from the warehouses to the stores. In addition, a fire or other disaster at either of the Company's warehouse and distribution facilities could materially and adversely affect its business and results of operations. The Company maintains property and business interruption insurance on its facilities and business. See "Business -- Warehousing and Distribution."

CAPITAL REQUIREMENTS RELATING TO EXPANSION PLANS

     The Company's strategy includes growth through the opening of new stores, as well as potential acquisitions. This strategy will require significant capital resources. The Company believes that while its cash generated from operations and its existing and proposed credit facilities will be adequate to support its planned capital requirements, certain large acquisitions, if any, may require funds exceeding the capacity of its credit facility. There can be no assurance that acceptable financing for certain future acquisitions or for the integration, expansion and operation of the Company's existing business can be obtained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

GEOGRAPHIC CONCENTRATION OF OPERATIONS

     The Company's stores are located in the New York metropolitan area. The Company's current retail expansion plans anticipate that its new stores will be located in its Northeast and Mid-Atlantic targeted market. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the economy of the Northeast and Mid-Atlantic market. In the event of a recession in this market, retail spending may decline, resulting in a decrease in the Company's retail sales.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 8,784,000 shares of Common Stock, including 5,795,512 shares beneficially owned by senior executives and ZS Fund. All of the shares of Common Stock held by ZS Fund and the Company's senior executives are subject to lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of William Blair & Company, L.L.C. Sales of a substantial number of shares of the Company's Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock. See "Principal Shareholders," "Shares Eligible for Future Sale" and "Underwriting."

CONTROL BY PRINCIPAL SHAREHOLDERS

     Upon completion of the Offering, ZS Fund and the four senior executives of the Company will beneficially hold approximately 66.0% of the Common Stock (approximately 63.2% if the Underwriters' over-allotment option is exercised in full). Consequently, in the event these shareholders vote together, they may be able to exercise effective control over the Company, including having the power to elect or remove the Company's Board of Directors and approve certain actions requiring shareholder approval. See "Principal Shareholders."

TRANSACTIONS WITH AFFILIATED PARTIES

     The Company from time to time has entered into transactions with affiliated persons, including Messrs. Dessler and Koval and entities owned by such individuals or members of their families, and members of the families of the former owners of Odd Job. Such transactions have included the lease of facilities to the Company, capital obligations and debt incurred in connection with the 1992 Recapitalization and the Odd Job Acquisition. See "Significant Corporate Transactions" and "Certain Transactions."

PREFERRED STOCK; STATE ANTI-TAKEOVER LAWS

     The Board of Directors of the Company is authorized to issue, from time to time, without any further action on the part of the Company's shareholders, up to 2,000,000 shares of preferred stock ("Preferred Stock") in one or more series, with such relative rights, powers, preferences, and conversion rights as determined by the Board of Directors at the time of issuance. The issuance of Preferred Stock could adversely affect the holders of Common Stock. The Company has no present plans to issue any Preferred Stock. In addition, certain statutory provisions of Ohio law and the Company's charter documents could have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital Stock -- Preferred Stock" and "-- Certain Provisions of Ohio Law."

DILUTION

     Purchasers of shares of Common Stock offered hereby will experience an immediate and substantial dilution in net tangible book value of approximately $10.66 per share of their investment. See "Dilution."

ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock of the Company. Although the shares of Common Stock have been approved for quotation on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be sustained for the Common Stock or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock has been determined by negotiations between the Company and the Representatives of the Underwriters. The stock market has from time to time experienced extreme price and volume fluctuations which in some circumstances have been unrelated to the operating performance of particular companies. The market price for the Common Stock may be highly volatile depending on various factors, including, but not limited to, the state of the national economy, stock market conditions, industry research reports, actions by governmental agencies, litigation involving the Company, earnings and other announcements by the Company or its competitors and general conditions in the closeout industry. See "Underwriting."

     The Representatives have advised the Company that they intend to make a market for the Common Stock, although they are under no obligation to do so. Were such market making to be discontinued, investors would encounter difficulty effecting purchase or sale transactions in the absence of alternative market makers.

FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

     This Prospectus contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, the words "believe," "expect," "anticipate," "estimate," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions including those identified above. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition to the other risk factors set forth above, among the key factors that may have a direct bearing on the Company's results are competitive practices in the closeout merchandising industry generally and particularly in the Company's targeted market, the availability to the Company of store locations on competitive lease terms and the ability of the Company to fund future expansion in the event of adverse industry or economic conditions.

                       SIGNIFICANT CORPORATE TRANSACTIONS
HISTORY

     The Company was founded as a wholesaler of closeout merchandise in 1975 by Messrs. Dessler and Koval and certain other individuals. The Company began its operations as The Mazel Company, an Ohio corporation ("Old Mazel"). In 1981, the Company initiated its Just Closeouts retail operations in Ohio. In 1992, Mazel Company L.P. (the Company's predecessor) acquired substantially all of the assets of Old Mazel, Just Closeouts and certain of their affiliates, in a transaction which was treated as a recapitalization for accounting purposes (the "1992 Recapitalization"). The consideration for the assets acquired by the Company consisted of the payment to Old Mazel of approximately $20.4 million in cash, the issuance to Old Mazel of contingent notes providing for additional payments totaling $4.0 million upon the completion of the Offering (the "1992 Old Mazel Contingent Notes"), the issuance to Old Mazel of subordinated notes providing for payments totaling $1.5 million (which have subsequently been repaid), the assumption by the Company of substantially all of the liabilities of Old Mazel and indemnities by the Company in favor of Old Mazel with respect to certain liabilities of Old Mazel assumed by the Company.

     Mazel Company L.P. was capitalized with $13.5 million of equity, consisting of $9.0 million of equity contributed by ZS Fund (including $4.5 million of preferred equity (the "ZS Preferred Return")) and $4.5 million contributed by Messrs. Dessler and Koval. ZS Fund is a private investment fund with over $125 million under management. Messrs. Ned Sherwood and Robert Horne, two of the Company's directors, are directors and officers of ZS Fund. To provide for the balance of the cash payment for the 1992 Recapitalization, the Company borrowed from its institutional lender $14.8 million, including $9.8 million under a revolving credit facility.

     In connection with the 1992 Recapitalization, the Company entered into employment agreements with Messrs. Dessler and Koval. The Company also agreed to pay ZS Fund an annual investment advisory fee of $100,000 (the "ZS Management Fee"). Concurrent with the completion of the Offering, the Company will pay to ZS Fund $200,000 to terminate the ZS Management Fee. See "Management -- Executive Compensation" and "Certain Transactions."

PEDDLERS MART ACQUISITION

     In December 1994, ZS Fund acquired Peddlers Mart, Inc. ("Peddlers Mart"), which operated one store in Nanuet, New York. The Company and ZS Fund identified Peddlers Mart as a potential acquisition candidate at a time when the Company was in negotiations with Odd Job regarding a possible acquisition. Although such discussions with Odd Job were terminated prior to the Peddlers Mart acquisition, ZS Fund completed the Peddlers Mart acquisition. Odd-Job Holdings, Inc. (together with its affiliates, "Odd Job Holdings") acquired Peddlers Mart from ZS Fund at the time of the Odd Job Acquisition. The name of the store has subsequently been changed to "Odd Job," and the store has been integrated with the Odd Job operations.

SALE OF OHIO RETAIL OPERATIONS

     In October 1995, the Company sold its Just Closeouts retail operations consisting of seven closeout stores and four "$1.00" stores operated in Ohio (the "Ohio Stores") to an unaffiliated third party. The Ohio Stores had aggregate losses of $2.2 million from February 1, 1993 through the date of sale. The Company received approximately $1.8 million in cash, plus a contingent note from the purchaser whereby it could be paid up to an additional $500,000 based upon the operating performance of the Ohio Stores over the next several years. The Company made the determination to sell its Ohio Stores, in part, to facilitate the Consolidated Settlement. The Company realized a loss on this disposal of approximately $1.6 million. The Company remains contingently liable for the lease obligations of six of the Ohio Stores in the event the buyer should default on its lease payments. See Note 13 to Combined Financial Statements.

ODD JOB ACQUISITION

     On December 7, 1995, a wholly-owned subsidiary of Odd Job Holdings acquired all of the stock and equity interests of Odd Job and certain of its affiliates (the "Odd Job Acquisition"). The stock of Odd Job was owned by Howard Snyder and Israel Horowitz (the co-founders of Odd Job) and Old Mazel. Prior to the Odd Job Acquisition, Odd Job was a significant customer of the Company. Odd Job Holdings was a wholly-owned subsidiary of a limited partnership, the general partner of which is an affiliate of ZS Fund.

     The consideration for the equity interests of Odd Job acquired by Odd Job Holdings totaled approximately $10.5 million, consisting of approximately $9.0 million in cash, the issuance of a subordinated promissory note in the principal amount of $1.0 million to Old Mazel (the "1995 Old Mazel Note"), and the issuance of contingent subordinated promissory notes to Messrs. Snyder and Horowitz and to Old Mazel in a maximum aggregate amount of $450,000 (the "Odd Job Contingent Notes"). In addition, Odd Job Holdings assumed approximately $2.8 million of Odd Job's debt outstanding as of the closing. Odd Job Holdings was capitalized with $1.4 million of equity contributed by ZS Fund ($1.35 million of which was loaned to ZS Fund by Mazel Company L.P.) and a $2.1 million loan from Mazel Company L.P. To provide for the balance of the cash payment for the acquisition, Odd Job Holdings borrowed approximately $9.3 million pursuant to a senior credit facility from an institutional lender. As additional consideration for its agreement to provide loans in connection with the Odd Job Acquisition, Mazel Company L.P. acquired an option to acquire 100% of Odd Job Holdings (the "Mazel Option"), which option will be exercised immediately prior to the Offering.

     In connection with the Odd Job Acquisition, Odd Job Holdings entered into employment agreements with Messrs. Snyder and Horowitz providing for the payment of employment bonuses of $150,000 each at the time of the acquisition, as well as a payment based on the earnings of the Odd Job operations in the amount of approximately $360,000 each, payable in shares of Common Stock at the initial public offering price. Messrs. Snyder and Horowitz's employment agreements include non-competition provisions relating to the retail operations of Odd Job effective through January 31, 2001, or for a period of two or three years following the termination of employment, depending on the date of such termination.

     Odd Job Holdings also indemnified the principals of Odd Job with respect to litigation filed by individuals claiming damages based upon an alleged oral agreement entered into by Messrs. Snyder and Horowitz and Old Mazel with respect to the sale of Odd Job to such individuals (the "Odd Job Litigation"). However, the Odd Job Contingent Notes provide that the amount payable by the Company pursuant thereto (an aggregate of $450,000) will be reduced by all costs and expenses related to the Odd Job Litigation incurred following the Odd Job Acquisition. The parties have reached a settlement of the case that will result in no payments being made under the Odd Job Contingent Notes and which will not have a material adverse effect on the results of operations or the financial condition of the Company.

     As part of the Odd Job Acquisition, Odd Job Holdings entered into a license and purchase agreement with two stores which currently use the "Odd Job" name. Odd Job purchases merchandise for such stores, each of which are operated by relatives of Messrs. Snyder and Horowitz. The license and purchase agreement provides that such stores will discontinue the use of the "Odd Job" name by January 1998 and will continue to purchase at least seventy-five percent (75%) of their merchandise from Odd Job for a period of five years.

     In March 1996, Mazel Company L.P. received a $4.0 million capital contribution from two of its partners. Such funds were loaned to Odd Job Holdings to provide for working capital needs.

THE CLOSEOUT STORE ACQUISITION

     Effective March 1, 1996, Odd Job Holdings acquired the operations of its two Staten Island retail stores from Melen Trading Corp. (such stores were formerly operated under the name "The CloseOut Store"). As consideration for the assets acquired, Odd Job Holdings assumed certain liabilities of Melen Trading Corp. owing to third parties and forgave liabilities owing from Melen Trading Corp. to Odd Job Holdings totaling in the aggregate approximately $1.1 million. Messrs. Snyder, Horowitz and the owners of Old Mazel owned, in the aggregate, 50% of Melen Trading Corp. (the remaining 50% is owned by a relative of Mr. Snyder, who managed the operations of the two stores). In connection with the acquisition, Odd Job Holdings entered into a consulting agreement with the 50% owner of Melen Trading Corp. pursuant to which such individual will receive an aggregate of $100,000, payable in monthly installments, through February 1998. As a condition to completing the acquisition, Odd Job and Mr. Snyder agreed to reduce his annual salary by $25,000 in both fiscal 1996 and fiscal 1997.

1996 RESTRUCTURING

     Immediately prior to the Offering being declared effective, Mazel Company L.P. will exercise the Mazel Option and acquire 100% of Odd Job Holdings for a cash payment of $1.4 million (plus interest since December 7, 1995) to ZS Fund, which will then immediately repay the $1.35 million loan (together with accrued interest) from Mazel Company L.P. advanced in connection with the Odd Job Acquisition. In addition, Mazel Company L.P. will make a distribution of a promissory note bearing interest at the applicable federal rate to the partners representing the undistributed cumulative net income previously allocated to the partners, an amount equal to $3,995,000 (the "Partners Note"). All of the assets of Mazel Company L.P., including 100% of Odd Job Holdings, subject to all liabilities, including the Partners Note, will be contributed to Mazel Stores, Inc. in exchange for 5,693,979 shares of Common Stock. Mazel Company L.P. will be liquidated and such shares of Common Stock will be distributed to its partners. In addition, the 1992 Old Mazel Contingent Notes and the 1995 Old Mazel Note will be converted into 250,000 and 62,500 shares of Common Stock, respectively.

     The following timeline graphically represents the Company's development:

July 1992 -- Mazel Company L.P.(1) purchases substantially all of the assets of
             The Mazel Company(2)

Dec 1994 -- ZS Peddler's Mart, Inc.(3) purchases assets of Peddlers Mart

Oct 1995 -- Ohio stores sold by Mazel Company L.P.

Dec 1995 -- Odd Job Holdings(4) acquires stock of Odd Job Trading Corp.(5) and related entities

            Odd Job Holdings acquires stock of ZS Peddler's Mart, Inc.

March 1996 -- Odd Job Holdings acquires assets of Melen Trading Co.(6)

November 1996 -- 1996 Restructuring: Mazel Stores, Inc.(7) acquires assets of
                 Mazel Company L.P. and stock of Odd Job Holdings

1. Mazel Company L.P. is a limited partnership managed by ZS Fund, a private investment company, and Mazel/D&K, Inc., a corporation owned by Messrs. Dessler and Koval.

2. Messrs. Dessler and Koval and others own the stock of The Mazel Company.

3. ZS Peddler's Mart, Inc. was formed by ZS Fund to acquire the assets of Peddler's Mart, Inc.

4. Odd Job Holdings, Inc. was formed by ZS Fund to acquire the stock of Odd Job Trading Corp. and related entities.

5. Odd Job Trading Corp. and related entities were owned equally by H. Snyder,
   I. Horowitz and The Mazel Company.

6. Melen Trading Co. was one-half owned by H. Snyder, I. Horowitz and The Mazel Company, with the remaining half owned by a relative of H. Snyder.

7. Mazel Stores, Inc.'s stock ownership prior to the Offering is substantially identical to ownership of Mazel Company L.P.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 2,574,000 shares of Common Stock being offered are estimated to be approximately $37.4 million after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company intends to use approximately $29.6 million of the net proceeds to repay indebtedness of the Company to its senior institutional lender under its existing credit facilities (the Company's credit facilities bear interest at a weighted average borrowing rate of 8.68% per annum), as of July 27, 1996. The Company will use $4.0 million of the net proceeds to pay the Partners Note. The Partners Note represents the undistributed cumulative net income of Mazel Company L.P. previously allocated to the partners. Prior to the 1996 Restructuring, the Company was taxed as a partnership for income tax purposes. As a result, the Company paid no federal and minimal state income tax as earnings of the Company were taxed directly at the partner level. The Company intends to make cash payments totaling approximately $700,000 to two of its senior executives pursuant to provisions of their respective employment agreements and $200,000 to ZS Fund to terminate the ZS Management Fee. The Company will loan, on a recourse basis, approximately $2.9 million to certain of its executives and other entities to provide for the payment of tax obligations resulting from the Common Stock issued to them by the Company in connection with amendments to officers' and other employees' employment agreements and payment of the 1992 Old Mazel Contingent Notes and 1995 Old Mazel Note. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Management -- Executive Compensation" and "Certain Transactions."

                                DIVIDEND POLICY

     Prior to the effectiveness of the Offering, the Company was a partnership that made cash distributions from time to time to its partners primarily for the payment of taxes and to satisfy the ZS Preferred Return. Except for such distributions, the Company has not paid cash distributions on its capital stock or equity interests and does not anticipate paying cash dividends on its capital stock in the foreseeable future. The Company currently intends to retain all earnings from its operations to finance the growth and development of its operations. The Company anticipates that its new credit facility will contain restrictions on its ability to pay dividends.

                                 CAPITALIZATION

     The following table sets forth: (i) the short-term debt and combined capitalization of the Company as of July 27, 1996; (ii) the pro forma combined capitalization giving effect to the transactions between the Company and its partners, employees, debt holders and other related entities resulting in the issuance of 6,210,000 shares; and (iii) the pro forma combined capitalization, as adjusted to give effect to the sale of 2,574,000 shares of Common Stock offered hereby at the initial public offering price of $16.00 per share and the application of the estimated net proceeds from the Offering. See "Use of Proceeds" and "Pro Forma Condensed Balance Sheet" and notes thereto.

                                                                    JULY 27, 1996
                                                     --------------------------------------------
                                                                       PRO             PRO FORMA
                                                     ACTUAL           FORMA           AS ADJUSTED
                                                     -------         --------         -----------
                                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Short-term debt:
  Current portion of long-term debt..............    $ 1,354         $ 1,354            $    22
                                                     =======         =======          =========
Long-term debt:
  Borrowings under revolving credit facility.....    $20,637         $20,637            $ 2,689
  Other long-term debt, excluding current
     portion.....................................     10,372          10,372                 62
  Notes payable to related parties...............      1,390             390                390
                                                     -------         --------         -----------
       Total long-term debt......................     32,399          31,399              3,141
                                                     -------         --------         -----------
Shareholders' equity and partners' capital:
  Partners' capital..............................     19,585              --                 --
  Preferred stock, 2,000,000 shares authorized;
     no shares issued or outstanding                      --              --                 --
  Common stock, 14,000,000 shares authorized;
     1,000 shares issued and outstanding, actual;
     6,210,000 shares issued and outstanding, pro
     forma; and 8,784,000 shares issued and
     outstanding, pro forma as adjusted(1).......          1              --                 --
  Additional paid in capital.....................      1,499          25,099             58,505
  Retained earnings (deficit)....................       (200)         (1,261 )           (1,261)
                                                     -------         --------         -----------
     Total shareholders' equity and partners'
       capital...................................     20,885          23,838             57,244
                                                     -------         --------         -----------
       Total capitalization......................    $53,284         $55,237            $60,385
                                                     =======         =======          =========

---------------

(1) Excludes 900,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan, including 655,500 shares issuable pursuant to options outstanding at an exercise price equal to the initial public offering price per share. See "Management -- Compensatory Plans."

                                      DILUTION

     As of July 27, 1996, the combined pro forma net tangible book value of the Company (after giving effect to transactions between the Company and its partners, employees, debt holders and other related entities occurring in conjunction with the Offering) was approximately $13.5 million, or $2.17 per share. "Combined pro forma net tangible book value per share" represents the total tangible assets of the Company, including Odd Job, less all liabilities, divided by the number of pro forma shares of Common Stock outstanding. After giving effect to the sale by the Company of 2,574,000 shares of Common Stock offered hereby at the initial public offering price of $16.00 per share and the application of the estimated net proceeds as set forth under "Use of Proceeds," the pro forma net tangible book value of the Company as of July 27, 1996 would be approximately $46.9 million or $5.34 per share. This represents an immediate increase in net tangible book value per share of approximately $3.17 to current shareholders and an immediate dilution of $10.66 per share to new investors. The following table illustrates this per share dilution:

     Initial public offering price per share...........................            $16.00
          Combined pro forma net tangible book value per share before
           the Offering................................................    2.17
          Increase per share attributable to new investors.............    3.17
                                                                         ------
     Combined pro forma net tangible book value per share after the
       Offering........................................................              5.34
                                                                                   ------
     Dilution per share to new investors...............................            $10.66
                                                                                   ======

     The following table summarizes, on a pro forma basis as of July 27, 1996, the difference between existing shareholders and new shareholders with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing shareholders and by the purchasers of the shares offered by the Company (before deducting the underwriting discount and estimated offering expenses):

                                                                                        AVERAGE
                                   SHARES PURCHASED(1)        TOTAL CONSIDERATION       PRICE
                                  ---------------------     -----------------------      PER
                                   NUMBER       PERCENT       AMOUNT        PERCENT     SHARE
                                  ---------     -------     -----------     -------     ------
Existing shareholders.........    6,210,000       70.7%     $20,236,000(2)    33.0%     $ 3.26
New shareholders..............    2,574,000       29.3       41,184,000       67.0       16.00
                                  ---------     -------     -----------     -------
  Total.......................    8,784,000      100.0%     $61,420,000      100.0%
                                   ========     =======      ==========     =======

---------------

(1) Excludes 900,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan including 655,500 shares issuable pursuant to options outstanding at an exercise price equal to the initial public offering price per share. See "Management -- Compensatory Plans."

(2) Consists of $19,585,000 of partners' capital, plus $3,646,000 of Common Stock issued in lieu of compensation, plus the $1,000,000 1995 Old Mazel Note converted to Common Stock, less the $3,995,000 payment of the Partners Note from the estimated net proceeds of the Offering. See "Certain Corporate Transactions -- 1996 Restructuring."

                            PRO FORMA FINANCIAL DATA

     The following pro forma financial data of the Company present the Company's unaudited pro forma condensed statement of combined operations for the year ended January 27, 1996, the six months ended July 27, 1996 and the unaudited pro forma condensed combined balance sheet data as of July 27, 1996. The pro forma as adjusted statement of combined operations data for the fiscal year ended January 31, 1996 has been adjusted to: (i) reflect the combination of Mazel Company L.P.'s wholesale operations and Odd Job's operations as if it had occurred at the beginning of the period presented; (ii) eliminate the discontinued Ohio Stores retail operations; and (iii) give effect to the Offering. The pro forma as adjusted statement of combined operations data for the six months ended July 27, 1996 gives effect to the Offering.

     The pro forma financial data appearing herein do not purport to represent what the Company's results of operations would have been had such transactions in fact occurred on the dates or at the beginning of the periods indicated or to project the results of operations of the Company for the present year or for any future period or the Company's financial condition on January 27, 1996, July 27, 1996 or on any other date. In the fourth quarter of fiscal 1996, the Company will take a one-time, pre-tax charge of approximately $4.4 million representing the compensation and other charges arising in connection with the Offering. See "Certain Transactions -- Miscellaneous." The Company also expects to realize a one-time $1.6 million tax benefit in fiscal 1996 arising from cumulative differences between the net book and tax basis of Mazel Company L.P.'s assets and liabilities. These items have not been reflected in the pro forma amounts.

              PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 YEAR ENDED JANUARY 27, 1996       SIX MONTHS ENDED JULY 27, 1996
                              ---------------------------------   ---------------------------------
                                                     PRO FORMA                           PRO FORMA
                                                         AS                                  AS
                              COMBINED(1) ADJUSTMENTS  ADJUSTED   COMBINED(2) ADJUSTMENTS  ADJUSTED
                              --------   ---------   ----------   --------   ---------   ----------
Net sales...................  $98,106     $35,775(4)  $133,881    $85,165     $    --     $ 85,165
Cost of sales...............   70,208      20,815(5)    91,023     58,514          --       58,514
                              --------   ---------   ----------   --------   ---------   ----------
Gross profit................   27,898      14,960       42,858     26,651          --       26,651
SG&A expense................   20,753      11,340(6)    32,093     20,822        (823)(11)  19,999
Special charges.............    2,203 (3)   (1,571)(7)     632         --          --           --
                              --------   ---------   ----------   --------   ---------   ----------
Operating profit............    4,942       5,191       10,133      5,829         823        6,652
Interest expense............    1,265      (1,540)(8)     (275)     1,284      (1,332)(12)     (48)
Other expense (income)......      559        (600)(9)      (41)       (22)         --          (22)
                              --------   ---------   ----------   --------   ---------   ----------
Income before income
  taxes.....................    3,118       7,331       10,449      4,567       2,155        6,722
Income taxes................       19       4,265(10)    4,284         34       2,722        2,756
                              --------   ---------   ----------   --------   ---------   ----------
Net income..................  $ 3,099     $ 3,066     $  6,165    $ 4,533     $  (567)    $  3,966
                              ========   =========   ==========   ========   =========   ==========
Pro forma earnings per
  share.....................  $  0.31(13)             $   0.70(14) $ 0.43(13)             $   0.45(14)
Pro forma shares
  outstanding...............    5,924(13)                8,784(14)  6,210(13)                8,784(14)

---------------

 (1) Consists of Mazel Company L.P.'s wholesale operations, the Ohio Stores through October 1995, Peddlers Mart, and Odd Job's operations after December 7, 1995.

 (2) Consists of Mazel Company L.P.'s wholesale operations and Odd Job's operations, including Peddlers Mart.

 (3) Consists of special charges of $632 in executive signing bonuses and a $1,571 loss on the disposal of the Ohio Stores.

 (4) Reflects Odd Job sales prior to its acquisition of $45,289; eliminates pre-acquisition intercompany sales made from the Company's wholesale operations to Odd Job of $1,835; and eliminates the sales of the Company's discontinued Ohio Stores of $7,679.

 (5) Includes cost of sales of $27,904 pertaining to Odd Job pre-acquisition sales and eliminates pre-acquisition intercompany cost of sales of $1,835 and cost of sales pertaining to the discontinued Ohio Stores of $5,254.

 (6) Includes Odd Job pre-acquisition expenses of $16,199 and an additional $225 of goodwill amortization, less a $1,404 adjustment to senior management salaries, discontinued Ohio Stores expenses of $3,064 and certain depreciation and lease expenses of $464 and $152, respectively.

 (7) Eliminates the loss on the disposal of the Ohio Stores.

 (8) Reflects the adjustment of additional interest expense of $796 to reflect a full year of Odd Job operations reduced by $2,457 due to debt reduction of $29,590 (at a weighted average borrowing rate of 8.25% per annum) from the estimated net proceeds of the Offering and conversion into Common Stock of the $1,000 1995 Old Mazel Note, offset by additional interest expense on accrued leases of $121.

 (9) Eliminates $600 of special charges related to the Consolidated litigation.

(10) Provides for income tax at a rate of 41%.

(11) Reflects the adjustment to senior management salaries.

(12) Reflects reduced interest expense due to debt reduction of $29,590 (at a weighted average borrowing rate of 8.68% per annum) and the conversion into Common Stock of the $1,000 1995 Old Mazel Note.

(13) See Note 15 of Notes to Combined Financial Statements for an explanation of the method of calculation.

(14) Computed by dividing pro forma net income into 8,784 pro forma shares outstanding after giving effect to the Offering assuming that such shares were outstanding at the beginning of each period shown.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                                 JULY 27, 1996
                                                                     -------------------------------------
                                                                                               PRO FORMA
                                                                                   PRO            AS
                                                                     ACTUAL     FORMA(1)      ADJUSTED(1)
                                                                     -------   -----------   -------------
ASSETS
Current assets
  Cash and cash equivalents........................................  $ 2,312    $   1,414(2)    $ 2,312(2)
  Accounts receivable -- trade, less allowance for doubtful
    accounts of $195...............................................   13,496       13,496        13,496
  Notes and other receivables......................................      672          672           672
  Inventories......................................................   40,894       40,894        40,894
  Prepaid expenses.................................................      880          880           880
  Deferred income tax benefit......................................      314        3,797(3)      3,797
                                                                     -------   -----------   -------------
         Total current assets......................................   58,568       61,153        62,051
Equipment, furniture and leasehold improvements, net...............    3,695        3,695         3,695
Other assets.......................................................    1,086        1,086         1,086
Notes receivable -- related parties................................    1,350           --(4)      2,918(9)
Goodwill, net......................................................    9,509       10,227(5)     10,227
Deferred income tax benefit........................................    1,695        1,695         1,695
                                                                     -------   -----------   -------------
                                                                     $75,903    $  77,856       $81,672
                                                                     ========  ============  =============
LIABILITIES, SHAREHOLDERS' EQUITY AND PARTNERS' CAPITAL
Current liabilities
  Long-term debt, current portion..................................  $ 1,354    $   1,354       $    22(9)
  Accounts payable.................................................   15,174       15,174        15,174
  Accrued expenses.................................................    3,704        3,704         3,704
  Other current liabilities........................................      360          360           360
                                                                     -------   -----------   -------------
         Total current liabilities.................................   20,592       20,592        19,260
Revolving line of credit...........................................   20,637       20,637         2,689(9)
Long-term debt, net of current portion.............................   11,762       10,762(6)        452(9)
Other liabilities..................................................    1,983        1,983         1,983
Deferred income taxes..............................................       44           44            44
                                                                     -------   -----------   -------------
         Total liabilities.........................................   55,018       54,018        24,428
Shareholders' equity and partners' capital.........................   21,085       25,099(7)     58,505(9)
Retained earnings (deficit)........................................     (200)      (1,261)(8)    (1,261)
                                                                     -------   -----------   -------------
         Total shareholders' equity and partners' capital..........   20,885       23,838        57,244
                                                                     -------   -----------   -------------
                                                                     $75,903    $  77,856       $81,672
                                                                     ========  ============  =============

---------------

(1) The pro forma balance sheet data reflects transactions between the Company and its partners, employees, debt holders and other related entities arising in conjunction with the Offering as if it had been completed on July 27, 1996. The pro forma as adjusted balance sheet data additionally reflects the Offering as if it had been completed on July 27, 1996 and the application of the estimated net proceeds.

(2) Reflects $898 cash buyout of contractual compensation arrangements and the related use of proceeds.

(3) Reflects: (i) $1,620 in deferred tax benefits arising from cumulative differences between the net book and tax basis of Mazel Company L.P.'s assets and liabilities; and (ii) $1,863 in tax benefits resulting from compensation transactions in conjunction with the Offering.

(4) Reflects collection of the note from ZS Fund in conjunction with the exercise of the Mazel Option.

(5) Reflects $718 in additional goodwill relating to the Odd Job Acquisition arising in conjunction with the Offering.

(6) Reflects exchange of the $1,000 1995 Old Mazel Note for shares of Common Stock.

(7) Reflects $3,646 of Common Stock issued in lieu of compensation, $1,000 relating to exchange of the 1995 Old Mazel Note for Common Stock, $718 of Common Stock relating to additional consideration in connection with the Odd Job Acquisition, less $1,350 payment to ZS Fund relating to the exercise of the Mazel Option.

(8) Reflects $4,544 of compensation less related income taxes at 41% of $1,863 and $1,620 in deferred tax benefits.

(9) Reflects net proceeds of $37,401 less a $3,995 payment of the Partners Note, $2,918 of tax loans, $898 of cash buyout of contractual compensation arrangements, and $29,590 for repayment of indebtedness.

                     SELECTED FINANCIAL AND OPERATING DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected historical financial data of Mazel Company L.P. for each of the years ended December 31, 1992 and January 31, 1994, 1995 and 1996, of Odd Job Holdings as of January 27, 1996 and its Predecessor and Successor periods from February 1, 1995 to December 7, 1995 and December 7, 1995 to January 21, 1996, respectively, and for Mazel Company L.P. and Odd Job Holdings as combined as of January 31, 1995 and 1996 and for each of the three years in the period ended January 31, 1996, are derived from the financial statements of Mazel Company L.P., Odd Job Holdings, and Mazel Company L.P. and Odd Job Holdings as combined, respectively, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial statements of Mazel Company L.P. as of January 31, 1996 and 1995, and for each of the years in the three-year period ended January 31, 1996, and of Odd Job Holdings and Mazel Company L.P. and Odd Job Holdings as combined as of and for the periods noted above, and the reports thereon are included elsewhere in this Prospectus. The financial statements of Odd Job Trading Corp. and its affiliates for each of the years ended January 31, 1992, 1993, 1994 and 1995 are derived from the financial statements of Odd Job Trading Corp. and its affiliates. The January 31, 1995 and 1994 financial statements of Odd Job Trading Corp. and its affiliates which are included herein have been audited by Deloitte & Touche LLP, independent auditors. The selected data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and financial statements and related notes. The information presented under the caption "Selected Operating Data" is unaudited.

     The selected unaudited data presented for the six months ended July 31, 1995 and July 27, 1996 and as of such dates are derived from the unaudited financial statements of Mazel Company L.P., Odd Job Holdings and the combined entity included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of the normal recurring adjustments, necessary for the fair presentation thereof. Operating results for the six months ended July 27, 1996 are not necessarily indicative of the results that may be expected for the year ending January 25, 1997.

     The statement of combined operations data consists of: (i) Mazel Company L.P.'s wholesale operations and the Ohio Stores retail operations for the fiscal years ended December 31, 1991, December 31, 1992 and January 31, 1994; (ii) Mazel Company L.P.'s wholesale operations, the Ohio Stores retail operations and Peddlers Mart operations (after December 9, 1994) for the fiscal year ended January 31, 1995; (iii) Mazel Company L.P.'s wholesale operations, the Ohio Stores retail operations (through October, 1995), Peddlers Mart and Odd Job Holdings' operations (after December 7, 1995) for the fiscal year ended January 31, 1996; (iv) Mazel Company L.P.'s wholesale operations, the Peddlers Mart operations and the Ohio Stores retail operations for the six months ended July 31, 1995; and (v) Mazel Company L.P.'s wholesale operations and Odd Job Holdings' operations which includes Peddlers Mart for the six months ended July 27, 1996.

     The pro forma data has been prepared on the basis of certain assumptions and estimates and may not be indicative of the results that would have been achieved if the 1996 Restructuring and the Offering had been effected on the dates indicated or that may be achieved in the future.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    YEARS ENDED
                           --------------------------------------------------------------             SIX MONTHS ENDED
                                                              JANUARY 31,                   ------------------------------------
                                               ------------------------------------------                            PRO FORMA
                             DECEMBER 31,                                     PRO FORMA                             AS ADJUSTED
                           -----------------                                 AS ADJUSTED    JULY 31,    JULY 27,      JULY 27,
                            1991      1992      1994      1995      1996       1996(1)        1995        1996        1996(2)
                           -------   -------   -------   -------   -------   ------------   ---------   ---------   ------------
STATEMENT OF COMBINED
  OPERATIONS DATA:
Net sales................  $70,051   $71,156   $74,954   $76,254   $98,106    $  133,881     $41,696     $85,165     $   85,165
Cost of sales............   49,965    52,111    54,201    55,183    70,208        91,023      29,251      58,514         58,514
                           -------   -------   -------   -------   -------   ------------   ---------   ---------   ------------
Gross profit.............   20,086    19,045    20,753    21,071    27,898        42,858      12,445      26,651         26,651
SG&A expense.............   14,589    13,703    15,094    15,317    20,753        32,093       9,163      20,822         19,999
Special charges..........       --     8,100     1,285        --     2,203(3)        632          --          --             --
                           -------   -------   -------   -------   -------   ------------   ---------   ---------   ------------
Operating profit
  (loss).................    5,497    (2,758)    4,374     5,754     4,942        10,133       3,282       5,829          6,652
Interest expense.........       14       650     1,130       894     1,265          (275)        544       1,284             48
Other expense (income)...     (828)     (459)       43       (26)      559           (41)        (31)        (22)           (22)
                           -------   -------   -------   -------   -------   ------------   ---------   ---------   ------------
Income (loss) before
  income taxes...........    6,311    (2,949)    3,201     4,886     3,118        10,449       2,769       4,567          6,722
Income taxes.............       93        63        21        71        19         4,284          38          34          2,756
Extraordinary loss.......       --        --      (455)       --        --            --          --          --             --
                           -------   -------   -------   -------   -------   ------------   ---------   ---------   ------------
Net income (loss)........  $ 6,218   $(3,012)  $ 2,725   $ 4,815   $ 3,099    $    6,165     $ 2,731     $ 4,533     $    3,966
                           =======   =======   =======   =======   =======   ============   ========    ========    ============
Pro forma earnings per
  share..................                                          $  0.31(4)  $    0.70                 $  0.43(4)  $     0.45
Pro forma shares
  outstanding............                                            5,924(4)      8,784                   6,210(4)       8,784
Supplemental pro forma
  earnings per share.....                                          $  0.42(4)                            $  0.43(4)
Supplemental pro forma
  shares outstanding.....                                            7,773(4)                              8,059(4)

                                                                                                         JULY 27, 1996
                                               DECEMBER 31,                JANUARY 31,             -------------------------
                                            ------------------    -----------------------------                 PRO FORMA
                                             1991       1992       1994       1995       1996      ACTUAL     AS ADJUSTED(5)
                                            -------    -------    -------    -------    -------    -------    --------------
BALANCE SHEET DATA:
Working capital...........................  $21,119    $20,469    $18,373    $17,439    $26,193    $37,976       $ 42,791
Total assets..............................   29,632     30,589     28,450     31,129     58,034     75,903         81,672
Long-term debt............................       --     17,168     12,303     10,649     27,382     33,753          3,163
Total liabilities.........................    5,096     22,848     18,997     19,567     43,764     55,018         24,428
Shareholders' equity and partners'
  capital.................................   24,537      7,741      9,453     11,562     14,270     20,885         57,244

---------------

(1) The pro forma as adjusted statement of combined operations data for the fiscal year ended January 31, 1996 have been adjusted to: (i) reflect the combination of Mazel Company L.P.'s wholesale operations and Odd Job's operations as if it had occurred at the beginning of the period presented;
    (ii) eliminate the discontinued Ohio Stores; and (iii) give effect to the Offering. See "Pro Forma Financial Data."

(2) The pro forma as adjusted statement of combined operations data for the six months ended July 27, 1996 gives effect to the Offering as if it had occurred at the beginning of the period presented. See "Pro Forma Financial Data."

(3) Consists of special charges of $632 in executive signing bonuses and a $1,571 loss on the disposal of the Ohio Stores.

(4) See Note 15 of Notes to Combined Financial Statements for an explanation of the method of calculation.

(5) The pro forma as adjusted balance sheet data: (i) give effect to the Offering, as if it had been completed on July 27, 1996, and the application of the estimated net proceeds; and (ii) give effect to transactions between the Company and its partners, employees, debt holders and other related entities occurring in conjunction with the Offering.

                 (IN THOUSANDS, EXCEPT SELECTED OPERATING DATA)


                                                         PREDECESSOR
                                   -------------------------------------------------------     SUCCESSOR
                                                                               FEBRUARY 1,    -----------      SIX MONTHS ENDED
                                          YEARS ENDED JANUARY 31,(1)             1995 TO        1995 TO      --------------------
STATEMENT OF OPERATIONS DATA       ----------------------------------------    DECEMBER 7,    JANUARY 27,    JULY 31,    JULY 27,
ODD JOB HOLDINGS (RETAIL):          1992       1993       1994       1995         1995          1996(2)        1995        1996
                                   -------    -------    -------    -------    -----------    -----------    --------    --------
Net sales.......................   $47,140    $47,538    $50,085    $56,511      $45,289        $14,775      $ 25,770    $ 35,039
Cost of sales...................    29,135     29,468     30,782     35,481       27,904          9,637        15,878      21,368
                                   -------    -------    -------    -------    -----------    -----------    --------    --------
Gross profit....................    18,005     18,070     19,303     21,030       17,385          5,138         9,892      13,671
SG&A expense....................    15,681     16,251     17,487     18,907       16,199          4,658         9,102      12,810
Special charges.................        --         --         --         --           --            300            --          --
                                   -------    -------    -------    -------    -----------    -----------    --------    --------
Operating profit................     2,324      1,819      1,816      2,123        1,186            180           790         861
Interest expense................       184        224        210        180          213            287            91         853
                                   -------    -------    -------    -------    -----------    -----------    --------    --------
Income (loss) before income
  taxes.........................     2,140      1,595      1,606      1,943          973           (107)          699           8
Income taxes (benefit)..........       221        163        150        225           14             (7)           78           4
Cumulative effect of a change in
  accounting principle..........        --         --        (39)        --           --             --            --          --
                                   -------    -------    -------    -------    -----------    -----------    --------    --------
Net income (loss)...............   $ 1,919    $ 1,432    $ 1,417    $ 1,718      $   959        $  (100)     $    621    $      4
                                   =======    =======    =======    =======    ===========    ==========      =======     =======

                                                                                                             SIX MONTHS ENDED
                                                        YEARS ENDED JANUARY 31,                           ----------------------
                                   -----------------------------------------------------------------      JULY 31,      JULY 27,
SELECTED OPERATING DATA:            1992       1993       1994       1995              1996                 1995          1996
                                   -------    -------    -------    -------    ---------------------      --------      --------
Number of stores................        10         10         11         12                 13                  13            17
Total square footage............   139,718    139,718    153,718    164,386            188,361             186,386       252,861
Total store sales growth........      14.3%       0.8%       5.4%      12.8%               6.3%               14.2%         24.2%
Comparable store sales growth...       6.7%       0.8%      (2.6)%      7.9%              (4.4)%               2.1%         14.2%
Avg. annual net sales per
  unit..........................   $ 4,714    $ 4,754    $ 4,553    $ 4,709          $   4,620            $  2,170      $  2,336
Avg. net sales per gross sq.
  ft............................   $   337    $   340    $   326    $   344          $     319            $    157      $    178

                                                             YEARS ENDED
                                     -----------------------------------------------------------           SIX MONTHS ENDED
                                         DECEMBER 31,                     JANUARY 31,                   ----------------------
STATEMENT OF OPERATIONS DATA         --------------------      ---------------------------------        JULY 31,      JULY 27,
MAZEL COMPANY L.P. (WHOLESALE):       1991         1992         1994         1995         1996            1995          1996
                                     -------      -------      -------      -------      -------        --------      --------
Net sales.........................   $59,169      $57,434      $62,744      $62,748      $77,313        $ 33,648      $ 54,175
Cost of sales.....................    42,452       42,578       45,703       45,790       56,877          23,866        40,862
                                     -------      -------      -------      -------      -------        --------      --------
Gross profit......................    16,717       14,856       17,041       16,958       20,436           9,782        13,313
SG&A expense......................    11,505        9,540       10,546       10,478       13,031           6,063         8,012
Special charges...................        --        8,100        1,285           --          332              --            --
                                     -------      -------      -------      -------      -------        --------      --------
Operating profit (loss)...........     5,212       (2,784)       5,210        6,480        7,073           3,719         5,301
Interest expense, net.............        --          673        1,130          883          978             499           431
Other expense (income)............      (716)        (409)          72          (15)         571             (24)          (22)
                                     -------      -------      -------      -------      -------        --------      --------
Income (loss) before income
  taxes...........................     5,929       (3,048)       4,008        5,612        5,524           3,244         4,892
Income taxes......................        83           61           21           73           26              37            32
Extraordinary loss................        --           --         (455)          --           --              --            --
Discontinued operations...........       372           97         (807)        (724)      (2,202)           (458)           --
                                     -------      -------      -------      -------      -------        --------      --------
Net income (loss).................   $ 6,218      $(3,012)     $ 2,725      $ 4,815      $ 3,296        $  2,749      $  4,860
                                     =======      =======      =======      =======      =======         =======       =======

---------------

(1) Reflects a freight reclassification of $839, $737, $705 and $698 for the years ended January 31, 1995, 1994, 1993 and 1992, respectively, from cost of sales to selling, general and administrative expense.

(2) As a result of the purchase accounting method applied to the Odd Job Acquisition, the financial information for the periods after the Odd Job Acquisition is presented on a different cost basis than for the periods before the Odd Job Acquisition; accordingly, post-acquisition and pre-acquisition information is not comparable. The Company information post-acquisition includes the results of Peddlers Mart for the 12 months ended January 27, 1996 and Odd Job for the period from December 7, 1995 to January 27, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of the Company and its retail and wholesale operations should be read in conjunction with the information set forth under "Selected Financial and Operating Data" and the financial statements of Mazel Company L.P., Odd Job Holdings and their combined operations and the accompanying notes thereto included elsewhere in this Prospectus.

GENERAL

     Mazel was founded as a wholesaler of closeout merchandise in 1975 by Messrs. Dessler and Koval. In 1981, the Company initiated its Just Closeouts retail operations in Ohio, which were subsequently sold in October 1995. In 1992, Mazel Company L.P. (the predecessor to the Company) acquired substantially all of the assets of Mazel's wholesale business, as well as the Ohio Stores.

     In December 1995, Odd Job Holdings, a wholly-owned subsidiary of ZS Fund, acquired Odd Job, which operated a chain of 12 retail stores in the New York metropolitan area, and acquired Peddlers Mart, which operated one store. Odd Job Holdings completed the acquisition of two Staten Island retail stores in March 1996 and has opened six new stores this year. Immediately prior to the Offering, Odd Job Holdings was acquired by the Company in the 1996 Restructuring. The Company plans to open an additional store in fiscal 1996, nine stores in fiscal 1997, 12 stores in fiscal 1998 and 15 stores in fiscal 1999.

     The 1996 Restructuring will involve the contribution by Mazel Company L.P. of all of its assets to the Company, a newly created corporation, in exchange for 5,693,979 shares of Common Stock. Among the transferred assets will be the option to acquire the stock of Odd Job Holdings from ZS Fund, the managing general partner of Mazel Company L.P. The Company will exercise this option immediately prior to the Offering being declared effective. The option price will consist of the cash payment of $50,000 to ZS Fund, plus the cancellation of the $1.35 million indebtedness due by ZS Fund to the Company, as successor to Mazel Company L.P. The $1.35 million was initially loaned to ZS Fund in connection with the capitalization of Odd Job Holdings at the time of the Odd Job Acquisition. The 1996 Restructuring will also include the conversion of the 1992 Old Mazel Contingent Notes ($4.0 million) and the 1995 Old Mazel Note ($1.0 million) into 250,000 and 62,500 shares of Common Stock, respectively, at a conversion price equal to the initial offering price. See "Significant Corporate Transactions."

     The Combined Financial Statements of Mazel Company L.P. and Odd Job Holdings, Inc. represent the historical assets, liabilities and results of operations of the Company.

     In the fourth quarter of fiscal 1996, the Company will take a one-time, pre-tax charge of approximately $4.4 million representing the compensation and other charges arising in connection with the Offering. Included as part of the charge are the effects of the issuance, prior to completion of the Offering, of a total of 203,521 shares of Common Stock to certain employees of the Company as salary reduction and bonus compensation payments. See "Certain Transactions -- Miscellaneous."

     The Company believes that it generally requires approximately $600,000 to open a new store of 17,000 square feet, including the cost of leasehold improvements, store equipment and fixtures and inventory (net of associated accounts payable) and pre-opening costs. The Company anticipates that new stores generally become profitable (excluding the store's share of interest carrying charges or corporate overhead) within the first six to nine months of operation, with stores opened in the third and fourth quarters achieving profitability more quickly than stores opened in the first and second quarters.

     On a continuous basis, the Company remodels and refurbishes stores at a modest cost. Because the first full year of operations includes unusually strong sales in the opening quarter associated with grand opening promotions, second year net sales may be lower than first year net sales, but generally increase thereafter. Store opening expenses are charged to operations as incurred. The timing of store openings and the number of stores in the maturation process will have an effect on quarter-to-quarter comparisons. Comparable store net sales means a comparison of net sales from all stores open at the beginning of both fiscal periods compared. The Company's comparable store sales increased approximately 22.0% in the months of August and September in fiscal 1996.

     Wholesale net sales reflect both warehouse and drop shipment sales. Drop shipment sales generally have lower gross margins than sales requiring distribution from the Company's warehouses; however, they also have lower associated selling, general and administrative costs. In addition, sales to the Company's retail operations have lower margins than sales to third parties.

     The Company's wholesale operations have grown from $59.2 million in fiscal 1991 to $77.3 million in fiscal 1995, a compound annual growth rate of 6.9%. The Company anticipates that net sales of the retail operations should grow more quickly than those of its wholesale operations because of an emphasis on opening and acquiring new stores and anticipated increases in comparable store sales. As the Company's retail operations grow, the wholesale operations will sell a larger percentage of its products to the Company's retail stores. Because the gross margin on sales from the wholesale to retail operations are below the margin on sales to third parties, to the extent that sales to the retail operations becomes a higher percentage of wholesale's net sales, wholesale's margin will be negatively affected. The wholesale operations gross margin on sales to the Company's retail operations of inventory remaining on the retail operations books at the end of a reporting period is eliminated in the combined statements. Consequently, the wholesale operations gross margins will be slightly affected on a quarter-to-quarter basis based on the level of any changes to retail inventory.

     In the past year, the Company has made a substantial investment in executive personnel and infrastructure to accommodate the Company's anticipated growth, particularly with respect to its retail operations. The Company has hired three senior executives and six buyers, and is in the process of expanding its Solon, Ohio and Englewood, New Jersey warehouse and distribution facilities by an aggregate of 208,000 square feet. The Company believes that this level of investment in senior management and distribution facilities will be sufficient to support its growth until the Company's retail operations expands to approximately 60 stores.

RESULTS OF OPERATIONS

     The results of operations set forth below describe: (i) the Company's retail operations; and (ii) its wholesale operations. Retail operations include the results of the Odd Job operations both prior and subsequent to its acquisition by the Company on December 7, 1995. In addition, retail operations results include the Peddlers Mart operations for the six months ended July 27, 1996 and for fiscal 1995 (but not the six months ended July 31, 1995). Wholesale operations include the results of Mazel Company L.P. for each of the periods. The Ohio Stores, which were sold on October 30, 1995, are treated as a discontinued operation.

RETAIL

                                                       PERCENTAGE OF NET SALES
                         ------------------------------------------------------------------------------------
                                    PREDECESSOR                   SUCCESSOR       PREDECESSOR     SUCCESSOR
                         ----------------------------------   -----------------   ------------   ------------
                           YEARS ENDED                                                 SIX MONTHS ENDED
                           JANUARY 31,     FEBRUARY 1, 1995   DECEMBER 7, 1995    ---------------------------
                         ---------------          TO                 TO             JULY 31,       JULY 27,
                          1994     1995    DECEMBER 7, 1995   JANUARY 27, 1996        1995           1996
                         ------   ------   ----------------   -----------------   ------------   ------------
Net sales..............  100.0%   100.0%        100.0%             100.0%            100.0%         100.0%
Cost of sales..........   61.5     62.8          61.6               65.2              61.6           61.0
                         ------   -----        ------             ------            ------         ------
Gross margin...........   38.5     37.2          38.4               34.8              38.4           39.0
SG&A expense...........   34.9     33.5          35.8               31.5              35.3           36.6
Special charges........     --       --            --                2.0                --             --
                         ------   -----        ------             ------            ------         ------
Operating margin.......    3.6      3.8           2.6                1.2               3.1            2.5
Interest expense.......    0.4      0.3           0.5                1.9               0.4            2.4
                         ------   -----        ------             ------            ------         ------
Income (loss) before
  income taxes.........    3.2      3.4           2.1               (0.7)              2.7             --
Income taxes...........    0.3      0.4            --                 --               0.3             --
                         ------   -----        ------             ------            ------         ------
Net income (loss)......    2.8%     3.0%          2.1%              (0.7%)             2.4%            --
                         ======   ======        ======             ======            ======         ======

                                                               PERCENTAGE INCREASE (DECREASE)
                                                ------------------------------------------------------------
                                                                                                  SIX MONTHS
                                                                                                    ENDED
                                                                                                  ----------
                                                                 YEARS ENDED                       JULY 31,
                                                ---------------------------------------------        1995
                                                 JANUARY 31, 1994         JANUARY 31, 1995            TO
                                                        TO                       TO                JULY 27,
                                                 JANUARY 31, 1995        JANUARY 27, 1996(1)         1996
                                                -------------------     ---------------------     ----------
Net sales.....................................          12.8%                      6.3%               36.0%
Cost of sales.................................          15.3                       5.8                34.6
Gross margin..................................           8.9                       7.1                38.2
SG&A expense..................................           8.1                      10.3                40.7
Operating profit..............................          16.9                     (35.7)                9.0
Interest expense..............................         (14.3)                      nmf                 nmf
Income (loss) before income taxes.............          21.0                     (55.4)              (98.9)
Income taxes..................................          50.0                     (96.9)              (94.9)
Net income (loss).............................          21.2                     (50.0)              (99.4)

---------------

(1) Combines Predecessor and Successor results nmf = not meaningful

Six Months Ended July 27, 1996, versus Six Months Ended July 31, 1995

     Net sales increased $9.3 million, or 36.0%, to $35.0 million in the six months ended July 27, 1996, from $25.8 million for the six months ended July 31, 1995. Comparable store net sales increased approximately 14.2%, contributing $4.0 million of the increase in net sales. Comparable store net sales increased primarily due to expanded weekend hours and seven-day-a-week operation following the Odd Job Acquisition, as well as an expanded product mix and enhanced merchandising techniques. The remaining $5.3 million increase is attributable to the addition of Peddlers Mart, two stores acquired March 1, 1996 and two additional stores opened in the second quarter of fiscal 1996. Net sales in the first six months of fiscal 1995 were marginally negatively affected by the relocation of one of the Company's Manhattan stores at the end of the period.

     Gross profit increased $3.8 million, or 38.2%, to $13.7 million in the six months ended July 27, 1996, from $9.9 million in the six months ended July 31, 1995. Gross margin increased to 39.0% in the six months ended July 27, 1996, from 38.4% in the six months ended July 31, 1995. This increase was due to increased purchasing opportunities resulting from the ability to buy for both the retail and wholesale operations, as well as the efforts of the Company's eight new senior buyers in acquiring higher margin products.

     Selling, general and administrative expenses increased $3.7 million, or 40.7%, to $12.8 million in the six months ended July 27, 1996, from $9.1 million in the six months ended July 31, 1995. Selling, general and administrative expenses, as a percentage of net sales, increased to 36.6% in the fiscal 1996 period from 35.3% in the comparable 1995 period. This $3.7 million increase primarily resulted from $2.0 million of increased store level expenses (decreasing as a percentage of net sales to 25.7% for the six months ended July 27, 1996, from 27.4% for the six months ended July 31, 1995). Approximately $1.2 million of the increase resulted primarily from an increase in administrative cost, principally attributable to costs associated with the new senior management team, costs associated with store management trainees, and reduced levels of outside commission income resulting from the March 1, 1996 acquisition of two stores. In addition, warehouse and store delivery costs increased $575,000 due to costs associated with increased inventory levels, new store opening support costs, and costs associated with setup of the expanded warehouse square footage.

     Operating profit increased to $861,000 for the six months ended July 27, 1996, from $790,000 for the six months ended July 31, 1995. As a percentage of net sales, operating margin decreased to 2.5% from 3.1%. This decrease was primarily due to the factors described above.

Fiscal 1995 (Combined Predecessor and Successor results) versus Fiscal 1994

     Net sales increased $3.6 million, or 6.3%, to $60.1 million in fiscal 1995, from $56.5 million in fiscal 1994. Comparable store net sales decreased 4.4%, or $2.2 million. Comparable store net sales decreased primarily due to the Company carrying lower levels of inventory in anticipation of a difficult retail environment in the last half of fiscal 1995 and additionally reflects the impact of the predecessor management's focus on the Odd Job Acquisition. Fiscal 1995 net sales include $5.2 million of sales attributable to Peddlers Mart.

     Gross profit increased $1.5 million, or 7.1%, to $22.5 million in fiscal 1995, from $21.0 million in fiscal 1994. Gross margin remained relatively constant, increasing modestly to 37.5% in fiscal 1995, from 37.2% in fiscal 1994.

     Selling, general and administrative expenses increased $2.0 million, or 10.3%, to $20.9 million in fiscal 1995, from $18.9 million in fiscal 1994. Selling, general and administrative expenses as a percentage of net sales increased to 34.7% in fiscal 1995, from 33.5% in fiscal 1994. The increase in selling, general and administrative expenses was due primarily to $1.7 million of increased store operating expenses due to the inclusion of Peddlers Mart in fiscal 1995, a $300,000 increase in Odd Job store payroll due in part to the relocation of one Manhattan store, and a $200,000 expense incurred in connection with on-going defense in the Odd Job Litigation. Additionally, fiscal 1995 selling, general and administrative expenses included an allocation of approximately $100,000 of charges relating to the new senior management team.

     Special charges were $300,000 in fiscal 1995, reflecting signing bonuses paid to former owners of Odd Job payable upon completion of the Odd Job Acquisition. There were no special charges in fiscal 1994.

     Operating profit decreased $757,000, or 35.7% in fiscal 1995, to $1.4 million versus $2.1 million in fiscal 1994. As a percentage of net sales, operating margin decreased to 2.3% in fiscal 1995, versus 3.8% in fiscal 1994. This decrease was a result of all of the factors described above.

Fiscal 1994 versus Fiscal 1993

     Net sales increased $6.4 million, or 12.8%, to $56.5 million in fiscal 1994, from $50.1 million in fiscal 1993. Comparable store net sales increased 7.9%, or $3.7 million. The comparable store net sales increase was due to higher levels of inventory available for sales. The remaining increase in net sales of $2.7 million was due to the full year effect of one location open in June 1993 and the opening of a second location in November 1994.

     Gross profit increased $1.7 million, or 8.9%, to $21.0 million in fiscal 1994, from $19.3 million in fiscal 1993. Gross margin decreased to 37.2% in fiscal 1994, from 38.5% in fiscal 1993. The Company believes this decrease in gross margin was a result of higher levels of inventory shrink in the retail stores in fiscal 1994.

     Selling, general and administrative expenses increased $1.4 million, or 8.1%, to $18.9 million in fiscal 1994, from $17.5 million in fiscal 1993. Selling, general and administrative expenses as a percentage of net sales, decreased to 33.5% in fiscal 1994, from 34.9% in fiscal 1993. The increase in selling, general and administrative expenses was due primarily to the full year operation of one location opened in June 1993 and the store expenses relating to another location opened in November 1994. The decrease in selling, general and administrative expenses as a percentage of net sales was attributable to the higher level of net sales in fiscal 1994 and reflects the "semi-fixed" nature of store operating costs which decreased 1.1% of net sales in fiscal 1994.

     Operating profit increased $307,000, or 16.9%, in fiscal 1994, to $2.1 million versus $1.8 million in fiscal 1993. As a percentage of net sales, operating margin increased to 3.8% in fiscal 1994, versus 3.6% in fiscal 1993. This increase was a result of all of the factors described above.

WHOLESALE

                                                                     PERCENTAGE OF NET SALES
                                                     --------------------------------------------------------
                                                                                         SIX MONTHS ENDED
                                                       YEARS ENDED JANUARY 31,        -----------------------
                                                     ----------------------------     JULY 31,      JULY 27,
                                                      1994       1995       1996        1995          1996
                                                     ------     ------     ------     ---------     ---------
Net sales..........................................  100.0%     100.0%     100.0%       100.0%        100.0%
Cost of sales......................................   72.8       73.0       73.6         70.9          75.4
                                                     ------     ------     ------     ---------     ---------
Gross margin.......................................   27.2       27.0       26.4         29.1          24.6
SG&A expense.......................................   16.8       16.7       16.9         18.0          14.8
Special charges....................................    2.0         --        0.4           --            --
                                                     ------     ------     ------     ---------     ---------
Operating margin...................................    8.3       10.3        9.1         11.1           9.8
Interest expense, net..............................    1.8        1.4        1.3          1.5           0.8
Other expense (income).............................    0.1         --        0.7         (0.1)           --
                                                     ------     ------     ------     ---------     ---------
Income before income taxes.........................    6.4        8.9        7.1          9.6           9.0
Income taxes.......................................     --        0.1         --          0.1           0.1
Extraordinary loss.................................   (0.7)        --         --           --            --
Discontinued operations............................   (1.3)      (1.2)      (2.8)        (1.4)           --
                                                     ------     ------     ------     ---------     ---------
Net income.........................................    4.3%       7.7%       4.3%         8.2%          9.0%
                                                     ======     ======     ======     ========      ========

                                                              PERCENTAGE INCREASE (DECREASE)
                                             ----------------------------------------------------------------
                                                             YEARS ENDED                     SIX MONTHS ENDED
                                             -------------------------------------------     ----------------
                                              JANUARY 31, 1994        JANUARY 31, 1995        JULY 31, 1995
                                                     TO                      TO                     TO
                                              JANUARY 31, 1995        JANUARY 31, 1996        JULY 27, 1996
                                             -------------------     -------------------     ----------------
Net sales..................................             --                     23.2%                61.0%
Cost of sales..............................            0.2%                    24.2                 71.2
Gross margin...............................           (0.5)                    20.5                 36.1
SG&A expense...............................           (0.6)                    24.4                 32.1
Operating profit...........................           24.4                      9.2                 42.5
Interest expense, net......................          (21.9)                    10.8                (13.6)
Other expense (income).....................            nmf                      nmf                 (8.3)
Income (loss) before income taxes..........           40.0                     (1.6)                50.8
Income taxes...............................            nmf                    (64.4)               (13.5)
Discontinued operations....................          (10.3)                     nmf                  nmf
Net income (loss)..........................           76.7                    (31.5)                76.8

---------------

nmf = not meaningful

Six Months Ended July 27, 1996, versus Six Months Ended July 31, 1995

     Net sales increased $20.5 million, or 61.0%, to $54.2 million in the first six months of fiscal 1996, from $33.6 million in the first six months of fiscal 1995. Fiscal 1996 net sales were positively affected by a $2.7 million increase in sales to the Odd Job retail operation and higher levels of sales to existing customers, including one key customer whose secondary distribution center had been damaged early in the second quarter of 1996. The Company also benefited from the addition of new customers.

     Gross profit increased $3.5 million, or 36.1%, to $13.3 million in the first six months of fiscal 1996, from $9.8 million in the first six months of fiscal 1995. Gross margin decreased to 24.6% in the first six months of fiscal 1996, from 29.1% in the first six months of fiscal 1995. The increase in gross profit was driven by the large increase in sales volume, while the gross margin decline resulted from the slightly higher percentage of drop shipment sales and, due to a change in merchandise mix, reduced gross margins on stock sales in the first half of fiscal 1996.

     Selling, general and administrative expenses increased $1.9 million, or 32.1%, to $8.0 million in the first six months of fiscal 1996, from $6.1 million in the comparable 1995 period. The increase in selling, general and administrative expenses was principally due to increases in variable expense (such as sales commission and travel) and approximately $1.2 million of charges attributable to the new senior executives who joined the Company in the last six months of fiscal 1995. As a percentage of net sales, selling, general and administrative expenses decreased to 14.8% in the first six months of 1996, from 18.0% in the first six months of 1995, as the Company benefited from higher leverage of its fixed overhead.

     Operating profit increased to $5.3 million in the first six months of 1996, from $3.7 million in the first six months of 1995. As a percentage of net sales, operating margin decreased to 9.8% in the 1996 period from 11.1% in the comparable 1995 period, due to the factors described above.

Fiscal 1995 versus Fiscal 1994

     Net sales increased $14.6 million, or 23.2% to $77.3 million in fiscal 1995, from $62.7 million in fiscal 1994. Fiscal 1995 net sales were positively affected by a $4.5 million increase in levels of inventory available for sale, a $1.2 million increase in sales to the Company's retail operations and higher levels of sales to existing customers, as well as the addition of new customers.

     Gross profit increased $3.5 million, or 20.5%, to $20.4 million in fiscal 1995, from $17.0 million in fiscal 1994. Gross margin decreased slightly to 26.4% in fiscal 1995, from 27.0% in fiscal 1994. Gross profit dollars increased due to the higher level of net sales. Gross margin declined due to a lower gross margin on drop shipment sales in fiscal 1995.

     Selling, general and administrative expenses increased $2.6 million, or 24.4%, to $13.0 million in fiscal 1995, from $10.5 million in fiscal 1994. Selling, general and administrative expenses as a percentage of net sales remained relatively flat at 16.9% in fiscal 1995 and 16.7% in fiscal 1994. The increase in selling, general and administrative expenses was due principally to variable expenses such as warehouse expenses, sales commission and travel that increase in relation to sales growth, a $300,000 increase in professional fees, and approximately $1.0 million of charges, such as payroll and related office and travel expenses for new senior executives who joined the Company in the last half of fiscal 1995 and the setup of a Columbus, Ohio office and showroom.

     Special charges of $332,000 in fiscal 1995 resulted from one-time contractual obligations relating to the hiring of senior executives. There were no special charges in 1994.

     Operating profit increased $593,000, or 9.2%, in fiscal 1995, to $7.1 million, versus $6.5 million in fiscal 1994. Operating margin decreased to 9.1% in fiscal 1995, versus 10.3% in fiscal 1994. This decrease was primarily a result of the special charges. Excluding the special charges, operating margin would have been 9.6% in fiscal 1995.

Fiscal 1994 versus Fiscal 1993

     Net sales remained relatively unchanged at $62.7 million in both fiscal 1994 and fiscal 1993. The Company elected to reduce sales to certain customers based on the Company's concerns regarding their creditworthiness.

     Gross profit remained relatively unchanged at $17.0 million in both fiscal 1994 and fiscal 1993. Gross margin decreased to 27.0% in fiscal 1994, from 27.2% in fiscal 1993.

     Selling, general and administrative expenses remained relatively unchanged at approximately $10.5 million in both fiscal 1994 and fiscal 1993. Selling, general and administrative expenses as a percentage of net sales, decreased to 16.7% in fiscal 1994, from 16.8% in fiscal 1993.

     While there were no special charges in fiscal 1994, the Company incurred $1.3 million of special charges in fiscal 1993 due to the bankruptcy of Value Merchants, a trade customer of the Company.

     Operating profit increased $1.3 million, or 24.4%, in fiscal 1994, to $6.5 million versus $5.2 million in fiscal 1993. Operating margin increased to 10.3% in fiscal 1994, versus 8.3% in fiscal 1993. This increase was primarily a result of the absence of special charges in fiscal 1994. Excluding the special charges in fiscal 1993, operating profit and operating margin would have been approximately flat at $6.5 million and 10.4%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary requirements for capital consist of purchases of inventory, expenditures related to new store openings and the working capital requirements for new and existing stores. The Company takes advantage of closeout and other special-situation purchasing opportunities which frequently result in large volume purchases, and as a consequence, its cash requirements are not constant or predictable during the year and can be affected by the timing and size of its purchases. The Company maintains a high level of committed credit, so that it can take immediate advantage of special situation purchasing opportunities. Having such credit availability provides the Company with a competitive advantage measured against many of its competitors.

     For the six months ended July 27, 1996, on an actual basis, cash used by combined operating activities increased to $6.8 million, from $842,000 in the comparable period in 1995, primarily because of increased trade accounts receivable due to wholesale business growth and increased inventory levels, partially offset by increases in trade accounts payable. Cash used in investing activities increased to $857,000 in the six months ended July 27, 1996, from $200,000 in the comparable 1995 period, due to increased capital expenditures relating to new stores and increased warehouse capacity. Cash provided by financing activities increased to $8.5 million in the first six months of fiscal 1996 from $1.0 million in the comparable 1995 period, reflecting a $4.0 million equity contribution and increased bank borrowings.

     Capital expenditures for fiscal 1996 and 1997 are budgeted at approximately $4.0 million, primarily for new stores, the management information systems upgrade and the warehouse and distribution facilities' expansion.

     Historically, the Company's growth has been financed through cash flow from operations, borrowings under its bank credit facility and the extension of trade credit. At July 27, 1996, the outstanding balance of the Company's $38.5 million credit facility ("Credit Facility") was approximately $32.2 million. Most of the net proceeds of the Offering will be used to repay outstanding indebtedness of $29.6 million under the Credit Facility. Borrowings under the Credit Facility bear interest at variable rates with a weighted average borrowing rate at July 27, 1996, of 8.68% per annum and are secured by a lien on substantially all of the Company's assets. The Company expects to enter into a new $40.0 million credit facility, conditioned on completion of the Offering. The Company expects its effective borrowing rate to decline modestly and to achieve a modification of current restrictive covenants; however, the new facility will include covenants, still to be negotiated, on minimum net worth levels, maintenance of certain financial ratios, limitations on capital expenditures and limitation on dividends.

     The Company currently anticipates opening new stores in each of the next few years. In addition to new store openings, the Company may increase the number of stores it operates through acquisitions. Management believes that from time to time acquisition opportunities will arise. Possible acquisitions will vary in size and the Company will consider larger acquisitions that could be material to the Company. In order to finance any such possible acquisitions, the Company may use cash flow from operations, may borrow additional amounts under its revolving credit facility, may seek to obtain additional debt or equity financing or may use its equity securities as consideration. The availability and attractiveness of any outside sources of financing will depend on a number of factors, some of which will relate to the financial condition and performance of the Company, and some of which will be beyond the Company's control, such as prevailing interest rates and general economic conditions. There can be no assurance that such additional financing will be available or, if available, will be on terms acceptable to the Company.

     Management believes that the proceeds of the Offering, together with cash flow from operations and additional borrowings under its proposed new loan facility, will be adequate to fund the operations and internal expansion plans of the Company for at least the next twelve months.

INFLATION

     During the six months ended July 27, 1996 and the years ended January 31, 1996 and 1995 lease expense and salaries and wages have increased modestly. The increases have not had a significant effect on the

Company's results of operations because the impact of rising costs has been offset by price increases. As a result, inflation has not had nor is it expected to have a significant impact on the Company's operations.

NEW ACCOUNTING PRONOUNCEMENTS

     During 1995, the Financial Accounting Standards Board issued two pronouncements effective for financial statements for years beginning after December 15, 1995, that would apply to the Company. The Company has considered the requirements of Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and has determined that it will not require recognition of any impairment losses. The Company has also determined to remain within the accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly the implementation of Statement No. 123, Accounting for Stock-Based Compensation, will result in additional disclosures without any impact on the statements of operations or financial condition.

SEASONALITY AND QUARTERLY FLUCTUATION

     Historically, the Company's retail stores have experienced their highest net sales and operating income levels during the fourth quarter, which includes the holiday selling season. The Company's wholesale operations have historically experienced slightly higher sales and operating income levels in the second half of the year.

     The Company's quarterly results of operations may also fluctuate from quarter to quarter as a result of the amount and timing of sales contributed by new stores, the level of advertising and pre-opening expenses associated with the opening of new stores, the integration of new stores into the operations of the Company and the timing of large opportunistic purchases and sales in the Company's wholesale operations as well as other factors.

QUARTERLY RESULTS

     The following table represents certain selected unaudited financial information of the Company's wholesale and retail operations for the quarters indicated. For purposes of analysis, the wholesale operations consists of Mazel Company L.P. and the retail operations consists of Odd Job and Peddlers Mart for each quarter in the year ended January 27, 1996. Peddlers Mart operating results following its acquisition in the fourth quarter of fiscal 1994 are not material and have been excluded from the results of that quarter.

                                                                                                   4TH
RETAIL                                            1ST QUARTER    2ND QUARTER    3RD QUARTER     QUARTER(1)
                                                  -----------    -----------    -----------    ------------
                                                                       (IN THOUSANDS)
Fiscal 1996
    Net sales..................................     $16,882        $18,157
    Gross profit...............................       6,501          7,170
    Operating income...........................         500            360
    Income (loss) before income taxes..........         150           (142)
    Net income (loss)..........................          87            (82)

Fiscal 1995
    Net sales..................................     $13,975        $14,238        $13,249        $ 18,602
    Gross profit...............................       5,324          5,423          4,970           6,806
    Special charges............................          --             --             --             300
    Operating income (loss)....................         385            439           (239)            781
    Income (loss) before income taxes..........         326            363           (353)            529
    Net income (loss)..........................         296            315           (326)            574

Fiscal 1994
    Net sales..................................     $11,619        $13,087        $12,573        $ 19,232
    Gross profit(2)............................       4,324          4,870          4,679           7,157
    Operating income (loss)....................         (18)           292            175           1,674
    Income (loss) before income taxes..........         (56)           239            118           1,642
    Net income (loss)..........................         (66)           192             85           1,507

WHOLESALE                                         1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER
                                                  -----------    -----------    -----------    ------------
                                                                       (IN THOUSANDS)
Fiscal 1996
    Net sales..................................     $27,185        $26,990
    Gross profit...............................       6,553          6,760
    Operating income...........................       2,655          2,646
    Income before income taxes.................       2,422          2,470
    Net income.................................       2,406          2,454

Fiscal 1995
    Net sales..................................     $17,474        $16,174        $21,176        $ 22,489
    Gross profit...............................       4,928          4,854          5,691           4,963
    Special charges............................          --             --             --             332
    Operating income...........................       1,966          1,753          2,374             980
    Discontinued operations....................        (233)          (225)        (1,744)             --
    Income (loss) before income taxes..........       1,508          1,278           (155)            692
    Net income (loss)..........................       1,485          1,264           (155)            702
Fiscal 1994

    Net sales..................................     $14,267        $14,769        $16,228        $ 17,484
    Gross profit...............................       4,056          3,921          4,539           4,442
    Operating income...........................       1,474          1,438          1,797           1,771
    Discontinued operations....................        (156)          (101)          (224)           (243)
    Income before income taxes.................       1,132          1,119          1,336           1,302
    Net income.................................       1,115          1,102          1,316           1,282

---------------

(1) As a result of the purchase accounting method applied to the Odd Job Acquisition, certain financial information for the period subsequent to the Odd Job Acquisition is not comparable to the period prior to the acquisition. Such differences relate principally to fair market value adjustments for goodwill, fixed assets and leases. The estimated impact of such adjustments in the post-acquisition period was to reduce selling, general and administrative expenses by approximately $80.

(2) Reflects a freight reclassification of $839 from cost of sales to selling, general and administrative expense.

                                    BUSINESS

GENERAL

     The Company consists of two complementary operations: (i) a major regional closeout retail business; and (ii) one of the nation's largest closeout wholesale businesses. The Company sells quality, value-oriented consumer products at a broad range of price points offered at a substantial discount to the original retail or wholesale price. The Company's merchandise primarily consists of new, frequently brand-name products that are available to the Company for a variety of reasons, including overstock positions of a manufacturer, wholesaler or retailer; the discontinuance of merchandise due to a change in style, color, shape or repackaging; a decrease in demand for a product through traditional channels; or the termination of business by a manufacturer, wholesaler or retailer. The Company operates a chain of 21 closeout retail stores, including 12 in New York (five of which are in Manhattan) and nine in New Jersey. The Company had, on a pro forma basis, fiscal 1995 retail sales of $60.1 million and wholesale sales (excluding intercompany sales between Odd Job and the Company's wholesale operation) of approximately $73.8 million.

     The Company was founded in 1975 as a wholesaler of closeout merchandise. Management's business strategy has expanded from a primary focus on wholesale operations to an emphasis on growth of its newly-acquired Odd Job stores. The Company's goal is to establish itself as the leading closeout retailer in its Northeast and Mid-Atlantic targeted market, which are easily serviced from the Company's retail distribution and warehouse facility in Englewood, New Jersey.

     In furtherance of its retail growth strategy, in 1995 the Company acquired the Odd Job stores and hired Messrs. Churches and Sommers. Mr. Churches was employed by Consolidated for approximately 19 years, the last two of which were as President. Mr. Sommers worked closely with Mr. Churches at Consolidated for approximately 12 years, the last two of which were as its Executive Vice President -- Merchandising. Following the hiring of its retail management team, the Company completed the Odd Job Acquisition and the related acquisitions of three stores.

     The Company believes that the combination of its existing wholesale operations and the Odd Job retail operations will result in significant synergies that will enable the Company to expand its retail operations and increase sales and net income of both the wholesale and retail operations.

INDUSTRY OVERVIEW

     Closeout retailing is one of the fastest-growing segments of the retailing industry in the United States. Closeout retailers and wholesalers provide a valuable service to manufacturers by purchasing excess products. Closeout merchandisers also take advantage of generally lower prices in the off-season by buying and warehousing seasonal merchandise for future sale. As a result of acquiring merchandise at a deeper discount, closeout merchandisers can offer merchandise at prices significantly lower than those offered by traditional retailers and wholesalers.

     The closeout sector has benefitted from several recent industry trends. Consolidation in the retail industry and the expansion of just-in-time inventory requirements have generally had the effect of shifting inventory risk from retailers to manufacturers. In addition, a trend toward shorter product cycles, particularly in the consumer goods sector, has increased the frequency of new product and new product packaging introductions. These factors have increased the reliance of manufacturers on closeout retailers and wholesalers like the Company, who frequently are able to purchase larger quantities of excess inventory and successfully control the distribution of such goods.

BUSINESS STRENGTHS

     Experienced Management Team. The Company's senior retail and wholesale management teams have significant operating knowledge, vendor contacts and closeout industry experience. Messrs. Churches and Sommers have significant experience directing a rapid retail expansion and the associated purchasing, merchandising, advertising, distribution and real estate functions. During their tenure at Consolidated, the number of Consolidated stores increased from one to approximately 800. Similarly, Messrs. Dessler and Koval are widely considered to be pioneers in the closeout wholesale industry and have a long track record of building a growing and profitable operation.

     Experienced Buying Team. The Company believes that it has assembled one of the strongest and most experienced buying teams in the closeout industry. The Company's 21 senior buyers in its retail and wholesale operations have an average of over 15 years of closeout merchandise buying experience. The Company maintains two distinct buying departments: (i) the wholesale buying staff operating under the direction of Mr. Dessler in Solon, Ohio and New York City; and (ii) the retail buying staff operating under the direction of Messrs. Churches and Sommers in Columbus, Ohio and New York City. Each of these groups maintains relationships with a wide range of sources of closeout and promotional merchandise and maintains and coordinates regular contact between groups.

     Integrated Wholesale and Retail Operations. The combination of the wholesale and retail operations provides the Company with substantial purchasing expertise, vendor contacts, purchasing capacity and cross-purchasing opportunities. The Company believes these competitive advantages enable it to:
(i) have more direct access to sources of closeout merchandise, providing price and opportunity advantages; (ii) purchase larger quantities and a wider variety of closeout merchandise; and (iii) negotiate better terms due to higher quantities of orders for merchandise manufactured to the Company's specifications. The combination of these factors allows the Company to provide its customers with an excellent mix of value-oriented merchandise at attractive prices.

     Responsive to Sources of Closeout Merchandise. The Company believes that establishing and maintaining excellent relationships with vendors is essential to the success of its retail and wholesale closeout operations. By remaining flexible and responsive to the needs of its vendors, the Company believes it is a preferred customer of many key vendors. Specifically, the Company accommodates the needs of its vendors by: (i) making rapid purchasing decisions; (ii) taking immediate delivery of larger quantities of closeout merchandise than many of its competitors; (iii) purchasing the entire product assortment offered by a particular vendor; (iv) minimizing disruption to the supplier's ordinary distribution channels; and (v) making prompt and reliable payments.

     Broad Merchandise Mix. The Company seeks to provide its retail consumers maximum value by offering a wide variety of quality merchandise at substantial discounts. The Company's retail stores offer consumer items which are frequently brand-name and emphasize housewares, stationery, books, party supplies, health and beauty aids, food, toys, hardware, electronics and garden supplies. Although the Company continuously offers these general categories of merchandise, specific products and product lines carried change frequently, depending upon the purchases the Company is able to negotiate. Brands carried by the Company's stores may include, at any given time, Black and Decker, Enesco, Farberware, Hershey, Keebler, Mars, Mattel, Mikasa, Rubbermaid and Sony. The Company believes that its changing variety of value-oriented merchandise from one day to the next results in customers shopping at the stores more frequently than they might otherwise. The Company refers to such frequent shoppers as "treasure hunters" due to their regular visits to the Company's stores in an effort to seek out bargains. The stores also carry, on a consistent basis, value-oriented selected goods manufactured to the Company's specifications. These manufactured-to-order goods provide cost-effective merchandise for the Company, primarily in the areas of seasonal items, party goods and certain basic houseware items. In addition, the Company offers products at a broad range of price points from less than $1.00 to several hundred dollars. The Company's stores feature message boards indicating newly arrived merchandise, adaptable merchandising fixtures and displays and attractive signage, all designed to emphasize the changing variety of merchandise and to communicate value and quality to its customers.

GROWTH STRATEGIES

     New Store Openings. The Company anticipates opening or acquiring approximately 40 new stores through the end of fiscal 1999 and believes there is a potential for the Company to operate approximately 100 stores in the Northeast and Mid-Atlantic targeted market. The Company's current and planned stores would be easily serviced from the Company's Englewood, New Jersey warehouse and distribution facility. The Company plans to open nine stores in fiscal 1997, 12 stores in fiscal 1998 and 15 stores in fiscal 1999. The Company has opened or acquired eight stores this fiscal year and an additional store is scheduled to open in December. The Company may also open stores in other geographic areas if favorable real estate opportunities and conditions exist. The Company's strategy is to open stores in high-traffic urban areas or suburban strip shopping centers. The Company sells its full range of products and merchandise mix in a variety of store configurations and locations, currently ranging from 6,500 to 25,000 square feet. This flexibility in store configurations provides a competitive advantage in selecting desirable store locations.

     Enhancing Store Sales. The Company's management has expanded the merchandise mix of the acquired Odd Job operations, including the addition of more health-and-beauty aids, toys, greeting cards, hardware, food and seasonal items. These additional items supplement Odd Job's existing extensive selection of electronics, luggage, china, perfume and giftware. A targeted merchandise approach has been instituted in recognition of the differences between the Company's urban and suburban locations. Management has also instituted an advertising program consisting of the periodic publication of multi-color mailing or newspaper circulars promoting up to 35 value-oriented, easily recognizable items. Due to the program's initial success, management plans to expand the use of advertising circulars in the future.

     Leveraging the Company's Investment in Infrastructure. To support the Company's planned growth and expansion, beginning in the second half of 1995, the Company hired Brady Churches and Jerry Sommers, increased the number of its experienced closeout buyers, committed to the expansion of its Solon, Ohio and Englewood, New Jersey warehouse and distribution facilities and instituted an advertising program to support increased store sales in its new and existing stores. These expenditures have and are expected to increase the Company's overall selling, general and administrative expenses. The Company believes that such expenditures will enable it to achieve its growth objectives and will result in significant operating leverage as it expands.

     Acquisitions. The closeout retail industry in the Northeast and Mid-Atlantic market is highly fragmented. The Company believes that by focusing its retail operations in this geographic market, it will be able to take advantage of acquisition opportunities which will further enable the Company to implement its growth strategy. In addition, the Company may also examine acquisition opportunities in other geographic areas. The Company seeks to acquire closeout retail operations which will further enable the Company to leverage its management, purchasing and distribution infrastructure and that can be effectively integrated into the Company's retail operations. Furthermore, the Company may also pursue acquisition opportunities in the closeout wholesale industry.

RETAIL OPERATIONS

     General. The Company's chain of 21 retail stores operating under the "Odd Job" name are located in Manhattan (5), New Jersey (9), Westchester County, N.Y.
(3), Staten Island (3) and Rockland County, N.Y. (1). Odd Job opened its first store in 1974.

     Expansion Plans. The Company plans to expand upon the 21 stores currently operating by opening new stores in the Northeast and Mid-Atlantic targeted market, which are serviceable from the Company's Englewood, New Jersey warehouse and distribution facility. Stores may be opened in other geographic areas if favorable conditions exist. The Company anticipates opening or acquiring approximately 40 new stores through the end of fiscal 1999. The Company has opened two new stores to date in the fourth quarter of fiscal 1996 and plans to open another store in December.

     In choosing specific sites for expansion, the Company considers numerous factors including demographics, traffic patterns, location of competitors and overall retail activity. The Company's standards for evaluating these factors are flexible and are based on the nature of the market. The Company will seek to expand in both suburban and urban markets. Due to its broader selection of closeout merchandise than other closeout retailers, the Company seeks areas with a concentration of upper middle-class households for its suburban store locations, such as Westchester County, New York. See "Business -- Retail Operations -- Store Locations."

     In addition, the Company may add stores through the acquisition of other closeout businesses if favorable opportunities are presented. The Company has successfully integrated the Peddlers Mart store and the two "The CloseOut Store" outlets acquired in March 1996 into the Odd Job organization and believes that it can continue to do so with future acquisitions.

     Merchandising and Marketing. The Company believes that its customers are attracted to its stores principally because of the availability of a large assortment of quality consumer items, which are frequently brand-name, at attractive prices. The Company offers certain general categories of merchandise on a continual basis, although specific lines, products and manufacturers change frequently. Inventories depend primarily on the types of merchandise which the Company is able to acquire at any given time. The Company believes that this changing variety of merchandise from one day to the next results in customers shopping at the stores more frequently than they might otherwise. The Company refers to such frequent shoppers as "treasure hunters" due to their regular visits to the Company's stores in an effort to seek out bargains. Historically, the Company's stores have offered substantial savings on merchandise categories, including housewares, stationery, books, party supplies, health and beauty aids, food, toys, hardware, electronics and garden supplies. Brands carried by the Company's stores may include, at any given time, Black and Decker, Enesco, Farberware, Hershey, Keebler, Mars, Mattel, Mikasa, Rubbermaid and Sony.

     Following the Odd Job Acquisition, the Company has developed and implemented a new merchandising approach. As a result of the purchasing expertise and vendor contacts of Messrs. Dessler, Churches, Sommers and the Company's senior purchasing executives, the Company has increased the number of brand-name products which it offers, particularly toys, books, greeting cards, health and beauty aids, party supplies and food. In addition, the Company has increased the breadth and quality of its seasonal merchandise and has sought to promote these items through in-store displays designed around specific holidays.

     The Company believes its large selection of brand-name products often attracts a customer seeking a particular brand or product, who will check the Company's stores in search of the lowest price before resorting to a large discount store where the customer assumes the product is in stock. In addition, Odd Job stores carry, on a consistent basis, selected goods manufactured to the Company's specifications. The Company is able to negotiate competitive prices with manufacturers of these products, many of whom are located outside the United States. Such products provide cost-effective merchandise on certain items for which continuity is important to customers.

     Management believes the presentation of its merchandise is critical to communicating value and quality to its customers. The Company uses a variety of adaptable merchandising fixtures and displays, including mobile racks that allow flexibility in the presentation of a merchandise mix which changes daily. Some merchandise is displayed in its initial packaging, stacked floor-to-ceiling. A message board appears in every store, indicating both new arrivals and coming merchandise, in an effort to appeal to "treasure hunters." The Company relies on attractive exterior signage and in-store merchandising as its primary form of advertising. While Odd Job historically had not utilized other forms of advertising, the Company has initiated an advertising program particularly for the Company's suburban locations, using mailers and in-paper circulars, on a periodic basis, to promote up to 35 value-oriented, easily recognizable items. As a result of its merchandise mix, visual merchandising methods and high-traffic store locations, the Company's average inventory turn rate is approximately four times per year, which the Company believes is greater than the average for other major closeout retailers.

     Purchasing. The Company believes that the primary factor contributing to the success of its business is its ability to locate and take advantage of opportunities to purchase large quantities of quality brand-name merchandise at prices which allow the Company to resell the merchandise at prices that are substantially below traditional retail prices. Its retail operations maintain a buying staff of ten individuals under the direction of Messrs. Churches and Sommers in Columbus, Ohio and New York City. The retail purchasing staff works closely with the wholesale operation to identify the most attractive closeout purchasing opportunities available. The Company believes its acquisition of the retail operations has created significant synergies in purchasing. The combined buying power and expertise of the retail and wholesale purchasing staffs enable the Company to identify and purchase large quantities of quality, brand-name closeout merchandise and then sell the merchandise through its retail stores, its wholesale distribution channels or both. The Company believes the combination of wholesale and retail operations has enabled the Odd Job buying staff to broaden the scope and the quantities of quality merchandise that it purchases and offer better value to its customers. For example, the Odd Job stores historically purchased seasonal items through importers or other middlemen. Following the Odd Job Acquisition, such items are now purchased primarily from manufacturers, at substantial savings. The Company's retail buyers purchase merchandise from more than 1,300 suppliers throughout the world.

     Store Operations. Each store is staffed with section managers who have primary responsibility for helping customers and monitoring sales floor inventory in several merchandise categories. Section managers continually replenish the shelves, communicate information as to fast-selling items to store managers and identify slow-moving products for clearance. Each store has between seven and 14 check-out stations and provides sales personnel for customer assistance. Sales are primarily for cash, although personal checks and bank credit cards are accepted. The Company's Manhattan stores offer free daily storage, which enables customers to pick up items purchased during the day on their way home from work. Following the Odd Job Acquisition, the Odd Job stores moved to expanded weekend hours and seven-day-a-week operation. As the number of stores increases, the Company intends to create an infrastructure consisting of regional managers responsible for the operations of approximately 20 stores, reporting directly to the Vice President -- Retail Operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Store Locations. The Company's 16 suburban stores are each located in strip shopping centers. The five Manhattan stores are each located in high-traffic urban corridors (e.g., near Grand Central Station, Rockefeller Center and Wall Street) which provide access to large numbers of commuters. As a result, the Manhattan stores generate higher volumes during the work week. The Company's suburban stores are generally in close proximity to shopping malls, department stores and other retail operations and in most cases are near a major highway or thoroughfare, making them easily accessible to customers. The suburban stores generate higher sales volumes during the weekends. The Company attempts to tailor its merchandising and marketing strategies to respond to the differences in its urban and suburban stores. The Company's stores range in size from 6,500 to 25,000 square feet. On average, approximately 60% of the area of each store represents selling space. All of the stores are located in leased facilities.

     In selecting its new store locations, the Company seeks suitable existing structures which it can refurbish in a manner consistent with its merchandising concept. This strategy, which requires minimal leasehold improvements by the Company, enables the Company to open stores in new locations generally within six to ten weeks following execution of a lease.

     The locations of the Company's stores, and stores expected to open in fiscal 1996, are as follows:

                           LOCATION                         SQUARE FEET       DATE OPENED
    ------------------------------------------------------- -----------     ----------------
    New York City (W. 48th St.)............................    15,000       November 1977
    New York City (W. 32nd St.)............................    15,000       August 1984
    Port Chester, New York.................................    10,500       September 1987
    Lakewood, New Jersey...................................    13,450       September 1987
    Manalapan, New Jersey..................................    12,300       November 1987
    Edison, New Jersey.....................................    12,000       December 1987
    Toms River, New Jersey.................................    12,000       March 1988
    Scarsdale, New York....................................    19,500       June 1988
    New York City (Cortland St.)...........................    15,000       November 1990
    New York City (Lexington Ave.).........................    14,000       June 1993
    Woodbridge, New Jersey.................................    10,700       November 1994
    Nanuet, New York.......................................    22,000       December 1994*
    New York City (5th Ave.)...............................    17,000       August 1995
    Staten Island (Richmond Ave.)..........................     6,500       March 1996*
    Staten Island (Hyland Blvd.)...........................    10,000       March 1996*
    Succasunna, New Jersey.................................    23,000       May 1996
    Staten Island (Richmond Ave.)..........................    25,000       July 1996
    East Brunswick, New Jersey.............................    14,500       September 1996
    Parsippany, New Jersey.................................    16,300       October 1996
    Poughkeepsie, New York.................................    15,000       November 1996
    Linden, New Jersey.....................................    16,100       November 1996
    Garden City, New York..................................    15,000       December 1996**

   *Date of acquisition.
  **Scheduled to open.

     Warehousing and Distribution. Merchandise is distributed to the retail stores from the Company's Englewood, New Jersey warehouse and distribution facility. The Englewood facility has recently been expanded from 140,000 square feet to approximately 253,000 square feet. The Company believes the expanded Englewood facility has the capacity to support the warehousing and distribution needs of approximately 60 stores.

     Substantially all of the Company's retail inventory is shipped directly from suppliers to the Company's Englewood, New Jersey warehouse and distribution facility or the Company's Solon, Ohio warehouse and distribution facility. Since the Englewood, New Jersey warehouse and distribution facility maintains back-up inventory and provides delivery several times per week to each store, in-store inventory requirements are reduced and the Company is able to operate with smaller stores. Off-hours stocking and off-site storage space are utilized to support the store's inventory turnover, particularly during the busy fourth quarter. The majority of the Company's inventory is delivered to the stores by a contract carrier, as well as by direct vendor shipments.

     Distribution to the stores is controlled by the Company's buyers and senior management. The Company's merchandise is distributed based on variables such as store volume and certain demographic and physical characteristics of the stores. Each store has monthly budgeted inventory levels based on its projected sales for the year and its existing inventory levels. Stores receive shipments of merchandise several times per week from distribution centers based on their anticipated inventory requirements and communications between store managers and the distribution group.

WHOLESALE OPERATIONS

     General. The Company is one of the nation's largest wholesalers of closeout merchandise, with 1995 wholesale sales of approximately $77.3 million, including approximately $3.5 million of sales to Odd Job. The

Company's wholesale operations purchase and resell many of the same lines of merchandise sold through the Company's retail operations. The wholesale operations acquire closeout merchandise at prices substantially below traditional wholesale prices and sell such merchandise through a variety of channels. In general, the Company does not have long-term or exclusive arrangements with any manufacturer or supplier for the wholesale distribution of specified products. Rather, the Company's wholesale inventory, like its retail inventory, consists primarily of merchandise obtained through specific purchase opportunities.

     Purchasing. The Company's wholesale buyers purchase merchandise from more than 700 suppliers throughout the world and continually seek opportunities created by manufacturers' overproduction and other closeout circumstances (e.g., packaging changes), the overstock inventory of wholesalers and retailers, buybacks, receiverships, bankruptcies and financially distressed businesses, as well as other sources. The Company's experience and expertise in buying merchandise from such suppliers has enabled it to develop relationships with many manufacturers and wholesalers who offer some or all of their closeout merchandise to the Company prior to attempting to dispose of it through other channels. By selling their inventories to the Company, suppliers can reduce warehouse expenses and avoid the sale of products at concessionary prices through their normal distribution channels. In addition to closeout merchandise purchased from suppliers, approximately 25.6% and 22.0% of the Company's wholesale purchases for fiscal 1995 and the first six months of 1996, respectively, consisted of selected items manufactured to the Company's specifications by domestic and foreign suppliers.

     The Company's primary sources of merchandise are manufacturers, barter agents, distributors and retailers. The Company accommodates the needs of its vendors by: (i) making rapid purchasing decisions; (ii) taking immediate delivery of larger quantities of closeout merchandise than many of its competitors; (iii) purchasing the entire product assortment offered by a particular vendor; (iv) minimizing disruption to the supplier's ordinary distribution channels; and (v) making prompt and reliable payments. The Company believes that its flexibility and expertise has established the Company as a preferred customer of many key sources of closeout merchandise. In many cases, the Company has developed valuable sources from which it obtains certain lines of merchandise on a continuing basis.

     The Company's wholesale and retail buyers work closely together to identify attractive purchasing opportunities and negotiate and complete the purchase of significant quantities of closeout consumer items. The Company believes the expertise and resources of the retail operations have enabled the wholesale operations to broaden the categories and quantities of merchandise offered to its customers.

     Sales and Marketing. The Company maintains a direct sales force of 16 persons in its wholesale operations and also sells its merchandise through 22 independent representatives. In addition to a showroom at its Solon, Ohio facility, the Company or its representatives maintain showrooms in New York City, Columbus, Boston and Philadelphia. The Company sells to over 1,000 wholesale customers, which include a wide range of major regional and national retailers as well as smaller retailers, manufacturers and other wholesalers and distributors. Sales to the Company's single largest wholesale customer accounted for approximately 18.6% of total sales on a pro forma basis in fiscal 1995 and 24.3% of total sales in the first six months of 1996. No other customer accounted for more than 10% of total sales in either period. See "Risk
Factors -- Customer Concentration."

     Warehousing and Distribution. The Company conducts its wholesale operations primarily from a leased, single-story office and warehouse and distribution facility in Solon, Ohio, at which the Company currently occupies approximately 645,000 square feet. The Solon facility is currently being expanded to approximately 740,000 square feet, which expansion is scheduled to be completed by the end of fiscal 1996. From time to time, the Company leases space at public warehouses. Generally, the Company does not have a prospective customer prior to purchasing merchandise, although in some cases a customer willing to purchase part or all of the goods will be found immediately prior to, or soon after, a purchase. In the latter case, the Company attempts, whenever possible, to drop ship the goods directly to the customer from the point of purchase. In other cases, the Company ships the merchandise to its warehouse and distribution facility via back haulers and common carriers. For fiscal 1995, approximately 58.6% of the Company's wholesale sales were of merchandise shipped through its warehouse and distribution facility, and approximately 41.4% of such sales were of merchandise drop shipped directly to customers.

MANAGEMENT INFORMATION SYSTEMS

     The Company's wholesale operations is currently supported by an IBM AS400-based computer system, which system is being upgraded to support the Company's combined operations. The system utilizes proprietary software which allows the Company to monitor and integrate its distribution, order entry, showroom, product management, purchasing, inventory control, shipping and accounting systems. The Company is exploring the use of radio frequency equipment in its warehouse and showrooms.

     The Company is in the early stages of installing an upgraded IBM AS400-based system and related software packages for use in its retail operations. The Company intends to install a point-of-sale (POS) system to fully capture store transactions and provide updated data to its purchasing staffs and other corporate personnel, and for transfer into the Company's accounting, merchandising and distribution systems. The Company intends to fully integrate such retail system with its wholesale computer system. The Company estimates that it will spend approximately $2.0 million in implementing and integrating its retail management information systems and that installation will be completed by the end of fiscal 1997. Cash from operations and borrowings under the Company's credit facility will be utilized to fund the cost of the management information systems upgrade and the project is not dependent on proceeds from the Offering.

COMPETITION

     In its retail operations, the Company competes with other closeout retailers, discount stores, deep discount drugstore chains, supermarkets and other value-oriented specialty retailers. In its wholesale operations, the Company competes with numerous national and regional wholesalers, retailers, jobbers, dealers and others which sell many of the items sold by the Company. Certain of these competitors have substantially greater financial resources and wider distribution capabilities than those of the Company, and competition is often intense. Competition is based primarily on product selection and availability, price and customer service. The Company believes that by reason of its ability to make purchases of closeout, bulk and surplus items, its prices compare favorably with those of its competitors.

     In addition to competition in the sale of merchandise at wholesale and retail, the Company encounters significant competition in locating and obtaining closeout, overproduction and similar merchandise for its operations. There is increasing competition for the purchase of such merchandise. However, the Company believes that it will have sufficient sources to enable it to continue purchasing such merchandise in the future. Furthermore, the Company believes that as the number and capacity of its stores grow, its ability to take advantage of purchase opportunities of larger quantities of merchandise at favorable prices will increase accordingly.

EMPLOYEES

     At July 27, 1996, the Company had 794 employees, including 614 in direct retail operations, 102 in direct wholesale operations and 78 in general management and administrative positions. The Company considers its relationship with its employees to be good. Approximately 60 of the Company's Solon, Ohio hourly warehouse employees are subject to a five year collective bargaining agreement expiring December 31, 1999. The Company is not a party to any other labor agreements.

PRINCIPAL PROPERTIES

     The Company leases its offices and a warehouse and distribution facility in Solon, Ohio from a partnership in which certain of its shareholders are partners. The Company currently occupies approximately 645,000 square feet at such facility, of which approximately 22,000 square feet are used as office and showroom space and the remainder of which are used as warehouse space for the Company's wholesale operations. The Solon facility is currently being expanded to approximately 740,000 square feet, which expansion is scheduled to be completed by the end of fiscal year 1996. The lease for the facility, as amended, expires December 31, 2008. The Company leases its warehouse and distribution facility in Englewood, New Jersey. This facility has recently been expanded to 253,000 square feet from 140,000 square feet. A revised 10-year lease for the expanded facility is currently being drafted. In addition, the Company leases space at several public warehouses depending on its needs at a particular point in time. The Company believes that the office and warehouse facilities described above are generally adequate for the present and reasonably foreseeable requirements of its present retail stores and wholesale business. As the number of stores expands, additional warehouse and distribution facilities will be required for the Company's retail operations. See "Certain
Transactions -- Leases."

     The Company leases its offices and showrooms in Columbus, Ohio and New York City and the current leases expire (assuming exercise of outstanding options) on March 31, 1997 and December 31, 2001.

     The Company leases all of its stores. Store leases generally provide for fixed monthly rental payments, plus the payment, in most cases, of real estate taxes, utilities, liability insurance and common area maintenance. In certain locations, the leases provide formulas requiring the payment of a percentage of sales as additional rent. Such payments are generally only required when sales reach a specified level. The typical store lease is for an initial term of five or ten years, with certain leases having renewal options. In addition, the Company remains contingently liable with respect to six store leases relating to its Ohio Stores. See "Significant Corporate Transactions -- Sale of Ohio Retail Operations."

LITIGATION

     The Company and various related parties were named as defendants in the Odd Job Litigation, filed on February 27, 1995 under the caption DeFusco v. Horowitz et al. (95 Civ. 1366, U.S. District Court, S.D. New York). The lawsuit alleged that the owners of Odd Job Trading Corp. had an oral agreement to sell Odd Job to the plaintiff, and that this alleged agreement was breached when Odd Job entered into a letter of intent in October 1994 to be acquired by an entity formed by ZS Fund. The Company was also named a defendant in the complaint alleging tortious interference with plaintiff's contract right. The Company agreed to indemnify all parties with respect to expenses, liabilities and damages of the litigation, provided that the Company may offset the initial $450,000 of expenses incurred after the Odd Job Acquisition against the Odd Job Contingent Notes. The parties have reached a settlement of the case, which will not have a material adverse effect on the results of operations or the financial condition of the Company. As a result of the settlement, no payments under the Odd Job Contingent Notes will be made.

     In February 1996, the Company, ZS Fund and Messrs. Churches, Sommers and Mark Hanners entered into the Consolidated Settlement resolving certain issues arising in connection with the hirings by the Company of Messrs. Churches, Sommers and Hanners. The Consolidated Settlement provides that until April 25, 1997, the Company will not open new stores located within ten miles of Consolidated stores that were open or planned as of February 20, 1996 or hire certain employees of Consolidated.

     The Company is also subject to various legal proceedings and claims that arise in the ordinary course of business. The Company believes that the amount of any ultimate liability with respect to these actions will not have a material adverse effect on the Company's liquidity or results of operations.

TRADEMARKS

     The Company has filed an application to register "Odd Job" as a trademark in the United States. The Company has registered certain other trademarks and trade names.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The persons listed below are the executive and certain other officers and directors of the Company.

               NAME                 AGE                            OFFICE
----------------------------------  ---   ---------------------------------------------------------
Reuven Dessler....................  49    Chairman of the Board and Chief Executive Officer
Brady Churches....................  38    President, Director
Jacob Koval.......................  49    Executive Vice President -- Wholesale, Director
Jerry Sommers.....................  46    Executive Vice President -- Retail, Director
Susan Atkinson....................  45    Senior Vice President -- Chief Financial Officer and
                                          Treasurer
Ned L. Sherwood...................  47    Director
Robert Horne......................  37    Director
Marc H. Morgenstern...............  46    Secretary

     Reuven Dessler is Chairman of the Board and Chief Executive Officer of the Company. Mr. Dessler co-founded the Company in 1975 and served as its President until the 1996 Restructuring.

     Brady Churches has served as the Company's President and a Director since the 1996 Restructuring and has served as President -- Retail since August 14, 1995. Mr. Churches was employed by Consolidated for 19 years until he resigned in April 1995. He held various senior management positions in the merchandising area at Consolidated, and was President from August 1993 until his resignation. During such period the acquisition, merchandising, distribution and advertising areas reported to him. During his tenure, the number of stores operated by Consolidated grew from one to approximately 800. Mr. Churches is currently a member of the Board of Directors of Sun Television & Appliance, Inc.

     Jacob Koval is Executive Vice President -- Wholesale and a Director of the Company. Mr. Koval co-founded the Company in 1975 and served as its Vice President until the 1996 Restructuring.

     Jerry Sommers has served as Executive Vice President -- Retail of the Company since November 1995, and as a Director since the 1996 Restructuring, with direct responsibility for all purchasing of merchandise for the Company's retail operations. He was employed by Consolidated from 1984 until he resigned in April 1995. At the time of his resignation from Consolidated, he was responsible for the acquisition, merchandising and advertising of all merchandise for Consolidated's approximately 800 stores.

     Susan Atkinson has served as Senior Vice President -- Chief Financial Officer and Treasurer of the Company since January 1993. From August 1988 until joining the Company, she was employed by Harris Wholesale Company, a pharmaceutical wholesaler, serving as Chief Financial Officer and Vice President -- Finance/Administration since January 1991. Prior to joining Harris Wholesale, Ms. Atkinson served as Assistant Treasurer of Riser Foods (formerly known as Fisher Foods), a publicly traded company.

     Ned L. Sherwood has served as a Director of the Company since the 1996 Restructuring. Mr. Sherwood has been a principal and President of ZS Fund, a company engaged in making private investments, for more than the past five years. Mr. Sherwood previously served as a principal of AEA Investors, Inc., which was an investor in and led the initial public offering of Consolidated (AEA later liquidated its interest in Consolidated). Mr. Sherwood is currently a member of the Boards of Directors of Sun Television & Appliance, Inc. and Kaye Group, Inc.

     Robert Horne has served as a Director of the Company since the 1996 Restructuring. Mr. Horne has been a principal of ZS Fund since March 1992. Prior to joining ZS Fund, Mr. Horne was employed by Salomon Brothers Inc as a Vice President in its Mergers and Acquisitions Group.

     Marc H. Morgenstern has served as Secretary of the Company since the 1996 Restructuring. He has been a principal in the Cleveland, Ohio law firm of Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A. for more than five years, and has been President of the law firm and Chairman of its Executive Committee since June 1992.

BOARD OF DIRECTORS

     The business of the Company is managed under the direction of the Company's Board of Directors. The number of Directors is currently fixed at nine. The Company intends to name three additional directors within 60 days of the completion of the Offering to serve with Messrs. Dessler, Churches, Koval, Sommers, Sherwood and Horne. The Company's Amended and Restated Code of Regulations ("Code of Regulations") divides the Board of Directors into three classes. The Directors serve staggered terms of three years, with the members of one class being elected in any year, as follows: (i) Jacob Koval and Jerry Sommers have been designated as Class I Directors and will serve until the 1997 annual meeting; (ii) Brady Churches and Robert Horne have been designated as Class II Directors and will serve until the 1998 annual meeting; and (iii) Reuven Dessler and Ned L. Sherwood have been designated as Class III Directors and will serve until the 1999 annual meeting; and in each case until their respective successors are elected and qualified.

     The Board of Directors will have two standing committees: a Compensation Committee and an Audit Committee. At least a majority of the membership of both the Audit and Compensation Committees will include independent directors. The Audit Committee will have general responsibility for supervision of financial controls as well as accounting and audit activities of the Company. The Audit Committee will annually review the qualifications of the Company's independent certified public accountants, make recommendations to the Board of Directors concerning the selection of the accountants and review the planning, fees and results of the accountants' audit.

     The Compensation Committee will have the authority to: (i) administer the Company's stock option plan and restricted stock plan; and (ii) review and monitor key employee compensation and benefits policies and administer the Company's management compensation plans.

INSIDER PARTICIPATION IN COMPENSATION COMMITTEE

     Prior to the 1996 Restructuring, Mazel Company L.P. had no compensation committee. Decisions concerning compensation of executive officers for fiscal 1996 and prior years were made by ZS Mazel L.P., the partnership's managing general partner, and Reuven Dessler on behalf of the other general partner.

COMPENSATION OF DIRECTORS

     Following completion of the Offering, the Company intends to pay each outside director a fee of $15,000 for attendance at four meetings per year, together with reimbursement of out-of-pocket expenses incurred in connection with the directors' attendance at such meetings. In addition, each outside director will receive $1,500 per meeting for each meeting attended in excess of four per year. No additional compensation is to be paid for committee meetings held on the same day as a Board of Directors' meeting. Officers of the Company who are also directors will receive no additional compensation for serving as directors.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation earned during the fiscal year ended January 31, 1996 by the Chief Executive Officer and certain other named executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                          ANNUAL COMPENSATION       ----------------
                NAME AND                 ----------------------     RESTRICTED STOCK        ALL OTHER
           PRINCIPAL POSITION              SALARY        BONUS         AWARDS(1)         COMPENSATION(2)
---------------------------------------- ----------     -------     ----------------     ---------------
Reuven Dessler.......................... $1,406,836          --         $ 33,750                   --
  Chief Executive Officer
Brady Churches.......................... $  196,885(3)  $80,000         $110,250            $ 122,500
  President
Jacob Koval............................. $  432,356          --         $ 11,250                   --
  Executive Vice President --
  Wholesale
Jerry Sommers........................... $   25,957(3)  $80,000         $110,250                   --
  Executive Vice President -- Retail
Susan Atkinson.......................... $  121,564     $25,000         $  6,750                   --
  Senior Vice President--
  Chief Financial Officer and Treasurer

---------------

(1) The foregoing named executive officers each purchased partnership units in Mazel Company L.P. as part of the Company's Employee Equity Plan. Messrs. Churches and Sommers each purchased 490 units on November 1, 1995, and Messrs. Dessler and Koval and Ms. Atkinson purchased 150, 50 and 30 units, respectively, on January 1, 1996. The purchase price for such units was $25.00 per unit. The issuances have been included here as the difference between their fair market value of $250.00 on the date of purchase and the purchase price. The Company's Restricted Stock Plan serves as the successor to the Employee Equity Plan. See "Management -- Compensatory Plans."

(2) Mr. Churches received a consulting fee in the amount of $122,500.

(3) Represents partial year payments made to Mr. Churches effective April 1995 and to Mr. Sommers effective November 1995.

     Mr. Dessler has entered into an amended and restated employment agreement terminating October 31, 2000. Under the terms of the agreement, Mr. Dessler's annual salary is $425,000 (subject to annual cost-of-living adjustments). On the effective date of the Offering, Mr. Dessler will receive non-qualified options to purchase 75,000 shares of the Common Stock of the Company at the initial public offering price, with 20% of such options vesting each year and terminating ten years after the grant date. Mr. Dessler is entitled to receive an annual bonus of up to 88.2% of his base salary subject to the Company achieving pre-determined annual performance targets, provided that the maximum bonus for fiscal 1996 and fiscal 1997 is $125,000 per year. Under the agreement, Mr. Dessler is also entitled to receive, at the time of closing of the Offering, shares of Common Stock having a value of approximately $668,000 (calculated at the initial public offering price) and to receive approximately $606,000 in cash. The Company may terminate the agreement without cause provided it makes a severance payment to Mr. Dessler equal to one-year's salary and bonus, except that, if the termination occurs after or in contemplation of a "change in control" (as defined in the agreement) that Mr. Dessler voted against, the severance payment is two-years' salary and bonus. Pursuant to the terms of his agreement, Mr. Dessler has agreed not to compete with the Company's operations for a period expiring on the later of (i) two years following his termination of employment or (ii) October 31, 2000, provided that in the event of a termination by the Company for reasons other than for "cause" (as defined in the agreement), the noncompetition period is one year.

     Mr. Koval has entered into an amended and restated four-year employment contract terminating on October 31, 2000. Under the terms of the agreement, Mr. Koval's annual salary is $225,000 (subject to annual cost-of-living adjustments). On the effective date of the Offering, Mr. Koval will receive non-qualified options to purchase 30,000 shares of Common Stock of the Company at the initial public offering price, with 20% of such options vesting each year and terminating ten years after the grant date. Mr. Koval is entitled to receive an annual bonus of up to 66.7% of his base salary subject to the Company achieving pre-determined annual performance targets, provided that the maximum bonus for fiscal 1996 is $80,000 and the maximum bonus for fiscal 1997 is $125,000. Under the agreement, Mr. Koval will be issued, at the closing of the Offering, shares of Common Stock having a value of approximately $369,000 (calculated at the initial public offering price) and approximately $92,000 in cash. The Company may terminate the agreement without cause provided it makes a severance payment to Mr. Koval equal to one-year's salary and bonus, except that, if the termination occurs after or in contemplation of a change in control that Mr. Koval voted against, the severance payment is two-years' salary and bonus. Pursuant to the terms of his agreement, Mr. Koval has agreed not to compete with the Company's wholesale operations for a period expiring on the later of (i) two years following a termination of employment or (ii) October 31, 2000, provided that in the event of termination by the Company for reasons other than "cause", the noncompetition period is one year.

     Brady Churches has entered into an amended employment agreement terminating October 31, 2000, and providing him an annual base salary of $360,000 (subject to annual cost-of-living adjustments). Mr. Churches is entitled to receive an annual bonus up to 58.3% of his annual base salary, subject to the Company achieving pre-determined annual performance targets provided that the maximum annual bonus in both fiscal 1996 and fiscal 1997 is $125,000. In fiscal 1995, Mr. Churches received a $450,000 signing bonus (payable quarterly over a two-year period) and the right to participate in the Company's Employee Equity Plan. The signing bonus vests on the earlier of the second anniversary of the date of Mr. Churches employment with the Company or the effective date of its initial public offering. Mr. Churches executed a promissory note to evidence his obligation to repay half of the signing bonus in the event of his departure prior to vesting. As a result of the Offering, the signing bonus vests and the promissory note will be canceled. In addition, Mr. Churches purchased interests in Mazel Company L.P. from certain of its partners for $405,000. On the effective date of the Offering, Mr. Churches will receive non-qualified options to purchase 100,000 shares of Common Stock of the Company at the initial public offering price, with 20% of such options vesting each year and terminating ten years after the grant date. Mr. Churches will also be issued, at the closing of the Offering, shares of Common Stock having a value of approximately $544,000 (calculated at the initial public offering price). Under his agreement, Mr. Churches is entitled to two-years' salary and bonus in the event of his termination of employment without cause or in the event he elects to terminate employment following a change in control. The agreement also contains a one-year covenant not to compete with the Company following termination of Mr. Churches employment with the Company.

     Jerry D. Sommers has entered into an amended employment agreement terminating on October 31, 2000 and providing him an annual base salary of $265,000 (subject to annual cost-of-living adjustments). Mr. Sommers is entitled to receive an annual bonus of up to 59.4% of his annual base salary, subject to the Company achieving pre-determined annual performance targets provided that the maximum annual bonus in both fiscal 1996 and fiscal 1997 is $125,000. In fiscal 1995, Mr. Sommers also received a signing bonus of $215,000 (payable quarterly over a two-year period) and the right to participate in the Company's Employee Equity Plan. The signing bonus vests on the earlier of the second anniversary of the date of Mr. Sommers employment with the Company or the effective date of its initial public offering. Mr. Sommers executed a promissory note to evidence his obligation to repay half of the signing bonus in the event of his departure prior to vesting. As a result of the Offering, the signing bonus vests and the promissory note will be canceled. In addition, Mr. Sommers purchased interests in Mazel Company L.P. from certain of its partners for $405,000. On the effective date of the Offering, Mr. Sommers will receive non-qualified options to purchase 100,000 shares of Common Stock of the Company at the initial public offering price, with 20% of such options vesting each year and terminating ten years after the grant date. Mr. Sommers will also be issued shares of Common Stock having a value of approximately $327,500 (calculated at the initial public offering price) upon the completion of the Offering. Mr. Sommers is entitled to receive two-years' salary and bonus in the event of his termination of employment without cause or in the event he elects to terminate employment following a change in control. Mr. Sommers is bound by a one-year non-competition provision following a termination of employment, under certain conditions.

     Susan Atkinson has an employment agreement terminating January 31, 1999 and providing her an annual base salary of $117,600. Ms. Atkinson is entitled to receive an annual bonus of up to 48.4% of her annual base salary, subject to the Company achieving pre-determined annual performance targets. On the effective date of the Offering, Ms. Atkinson will receive non-qualified options to purchase 30,000 shares of Common Stock of the Company at the initial public offering price, with 20% of such options vesting per year and terminating ten years after the grant date. Ms. Atkinson will also be issued shares of Common Stock having a value of approximately $123,000 (calculated at the initial public offering price) upon the completion of the Offering. Under her agreement, Ms. Atkinson is entitled to receive one-year's salary in the event of her termination of employment other than for cause.

     Each of Messrs. Dessler, Koval, Churches and Sommers and Ms. Atkinson will be receiving the shares of Common Stock referred to in each of their respective employment agreements pursuant to Rule 701 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), in transactions that are exempt from the registration requirements of the Securities Act. Although shares acquired under Rule 701 are generally available for resale beginning 90 days after the initial public offering, subject to certain provisions of Rule 144, each of these individuals has agreed in their employment agreements not to offer, sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus. See "Shares Eligible For Future Sale."

COMPENSATORY PLANS

     The Mazel Stores, Inc. 1996 Stock Option Plan ("Stock Option Plan") was adopted by the Board of Directors and approved by the shareholders of the Company effective October 1, 1996. Pursuant to the provisions of the Stock Option Plan, employees of the Company may be offered the opportunity to acquire Common Stock by the grant of stock options ("Options"), including both incentive stock options ("ISOs") and nonqualified stock options ("NQSOs"). Consultants may receive only NQSOs under the Stock Option Plan. A total of 900,000 shares of Common Stock have been reserved for Options under the Stock Option Plan. The purchase price of a share of Common Stock pursuant to an ISO shall not be less than the fair market value of a share of Common Stock at the grant date. As of the date of this Prospectus, non-qualified options have been granted to certain employees of the Company, including Options for 75,000 shares to Mr. Dessler, 100,000 shares to Mr. Churches, 100,000 shares to Mr. Sommers, 30,000 shares to Mr. Koval and 30,000 shares to Ms. Atkinson. The Options have an exercise price equal to the initial public offering price, vest in five equal annual installments of 20% of the grant, and have a term of ten years. Pursuant to the provisions of the Stock Option Plan, non-employee directors of the Company automatically receive, upon the later of the effective date of the Offering or the date they first become directors, a grant of Options to purchase 15,000 shares of Common Stock of the Company. The directors' Options vest at the rate of 20% per year beginning on the first anniversary of the date of grant. The exercise price per share of Common Stock is the closing price at which the Company's Common Stock trades on the Nasdaq National Market on the date of grant. Options expire ten years after the date of grant. The Options granted to Messrs. Sherwood and Horne and those that will be granted to the new directors will have an exercise price equal to the initial public offering price.

     The Mazel Stores, Inc. Restricted Stock Plan ("Restricted Stock Plan" and, collectively, with the Stock Option Plan, the "Compensatory Plans") was adopted by the Board of Directors and approved by the Company's shareholders effective October 1, 1996. The Restricted Stock Plan serves as the successor to the Mazel Company L.P. Employee Equity Plan. The Restricted Stock Plan relates to 220,252 unvested shares of Common Stock issued, initially as partnership units under the Employee Equity Plan. Shares have the same vesting terms as provided in the Employee Equity Plan. The Employee Equity Plan provided for the purchase of partnership units (at a share equivalent price of $0.08 per share) by key executives of the Company, with exercisability subject to vesting restrictions, generally over a five-year period. Employees of the Company purchased a total of 1,660 units (representing 528,492 shares of Common Stock) under the Employee Equity Plan during the year ended January 31, 1996, resulting in a total of 1,730 units outstanding. A total of 588 units were vested at such date, and an additional 450 units will vest upon the effectiveness of the Offering. As part of the 1996 Restructuring, all vested units (aggregating 330,537 shares of Common Stock) were distributed to plan participants and all unvested units (aggregating 220,252 shares of Common Stock) will be held pursuant to the Restricted Stock Plan.

LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 1995

     The table below sets forth awards made in fiscal 1995 under the Mazel Company L.P. Employee Equity Plan, the predecessor to the Restricted Stock Plan.

                                                                           PERFORMANCE OR
                                                                         OTHER PERIOD UNTIL
                    NAME                       NUMBER OF SHARES         MATURATION OR PAYOUT
---------------------------------------------  ----------------     ----------------------------
Reuven Dessler...............................        47,784                 Fully vested
Brady Churches...............................       156,094           Vest through August 1999
Jacob Koval..................................        15,928                 Fully vested
Jerry Sommers................................       156,094           Vest through August 1999
Susan Atkinson...............................         9,557          Vest through January 1999
All other employees (16 persons).............       143,035          Vest through January 2001
                                               ----------------
          Total..............................       528,492
                                               ================

                              CERTAIN TRANSACTIONS

LEASES

     Messrs. Dessler, Koval and certain other shareholders of the Company are partners in Aurora Road Realty Development Company, a partnership which leases the office and warehouse facility located in Solon, Ohio, to the Company. Messrs. Dessler and Koval own 40.0% and 6.0% interests, respectively, in such partnership. The Company made payments totaling approximately $1.5 million, $1.6 million and $1.2 million pursuant to the lease for fiscal 1995, 1994 and 1993, respectively. Messrs. Dessler and Koval are minority shareholders in entities that operate public warehouses in which the Company periodically leases space. The Company made payments totaling approximately $1.7 million, $1.7 million, $1.5 million and $975,000 to such entities in fiscal 1995, 1994 and 1993, and the first six months of 1996, respectively. The Company believes the payments under these leases are not in excess of those which could be obtained from unaffiliated sources. The recent addition of warehouse space at both the Company's New Jersey and Ohio facilities is expected to reduce, but not eliminate, the occasional need for public warehouse space. See
"Business -- Principal Properties."

ZS MANAGEMENT FEE

     In connection with the 1992 Recapitalization, the Company entered into a Financial Advisory Agreement with ZS Fund L.P., of which Ned Sherwood and Robert Horne are principals, which provides for an annual financial advisory fee of $100,000 payable in equal quarterly installments of $25,000 through the earlier of June, 1997 or the date the Company notifies ZS Fund of its election to terminate the agreement. The Company made payments of $100,000 to ZS Fund pursuant to the Financial Advisory Agreement during each of fiscal 1995, 1994 and 1993, respectively. The Company intends to terminate the Financial Advisory Agreement by making a payment of $200,000 to ZS Fund at the completion of this Offering. See "Use of Proceeds."

CONVERSION OF 1992 RECAPITALIZATION, ODD JOB ACQUISITION AND 1996 RESTRUCTURING DEBT; PAYMENT OF ODD JOB CONTINGENT NOTES

     In connection with the 1992 Recapitalization, the Company issued to Old Mazel the 1992 Old Mazel Contingent Notes providing for additional payments totaling $4.0 million upon the completion of the Offering. In connection with the Odd Job Acquisition, Odd Job Holdings issued to Old Mazel the 1995 Old Mazel
Note in the principal amount of $1.0 million. Each of the above obligations will be converted into shares of Common Stock of the Company (at a conversion price equal to the initial offering price). In addition, Odd Job Holdings issued the Odd Job Contingent Notes providing for the payment to Messrs. Snyder and Horowitz and to Old Mazel of an aggregate amount equal to $450,000 less all costs and expenses related to the Odd Job Litigation incurred following the Odd Job Acquisition, such payment to be due 60 days following the final disposition of the Odd Job Litigation. As a result of the settlement of the litigation, no payment will be made to Messrs. Snyder and Horowitz and Old Mazel.

PURCHASES AND SALES OF MERCHANDISE BETWEEN MAZEL AND ODD JOB

     Prior to the Odd Job Acquisition, Mazel Company L.P. both purchased from and sold merchandise to Odd Job. Such sales and purchases totaled approximately $3.5 million and $900,000, respectively, in fiscal 1995. Messrs. Dessler and Koval owned 10.5% and 8.3%, respectively, of Odd Job.

LICENSE AND PURCHASE AGREEMENT WITH RELATED STORES

     In connection with the Odd Job Acquisition, the Company, as licensor, entered into licensing and purchasing agreements (the "License Agreements") with corporations (the "Licensees") owned by relatives of Messrs. Snyder and Horowitz, the prior owners of Odd Job Trading Corp. Under the License Agreements, the Licensees are permitted to continue to use the "Odd Job" trade name on their two New York stores through January, 1998. Thereafter, the Licensees must cease to use the "Odd Job" name, and they may not utilize the trade name on any other stores, without the Company's consent. Additionally, the Licensees must purchase at least 75% of their store merchandise from the Company for a period not to exceed the earlier of five years or the date Messrs. Snyder or Horowitz cease to be employed by the Company. The Company is in discussions with the Licensees concerning the possible purchase of one of the Licensees' stores.

PEDDLERS MART CONSULTING FEE

     The Company provided consulting services to ZS Peddler's Mart, Inc. beginning in December 1994 and ending at the time of Odd Job Holding's acquisition of Peddlers Mart in December 1995. Fees paid pursuant to such agreement, together with interest, totaled approximately $96,000 in fiscal 1995.

NOTES FROM RELATED PARTIES

     Messrs. Churches and Sommers have executed promissory notes to the Company in exchange for $225,000 and $107,500, respectively, advanced by the Company to such individuals as bonus payments pursuant to their respective employment agreements. Pursuant to the terms of such individual's employment agreement, the Company is forgiving such indebtedness upon the completion of the Offering.

THE CLOSEOUT STORE ACQUISITION

     Effective March 1, 1996, Odd Job Holdings acquired the operations of its two Staten Island retail stores from Melen Trading Corp. (such stores were formerly operated under the name "The CloseOut Store"). As consideration for the assets acquired, Odd Job Holdings assumed liabilities of Melen Trading Corp. owing to third parties and forgave liabilities owing from Melen Trading Corp. to Odd Job Holdings totaling in the aggregate approximately $1.1 million. Messrs. Snyder, Horowitz and Old Mazel owned, in the aggregate, 50% of Melen Trading Corp. (the remaining 50% was owned by a relative of Mr. Snyder, who managed the operations of the two stores). In connection with the acquisition, Odd Job Holdings entered into a consulting agreement with the 50% owner of Melen Trading Corp. pursuant to which such individual will receive monthly payments totaling $100,000 through February 28, 1998. As a condition to completing the acquisition, Odd Job and Mr. Snyder agreed to reduce his annual salary by $25,000 in both fiscal 1996 and fiscal 1997.

MISCELLANEOUS

     Pursuant to the terms of their respective employment agreements, Messrs. Dessler and Koval will receive payments of $606,108 and $92,179, respectively, concurrent with the Offering. The foregoing represents the present value of the difference between the current salaries of Messrs. Dessler and Koval and their salaries, pursuant to their respective employment agreements. Messrs. Dessler, Churches, Koval, Sommers, Snyder and Horowitz and Ms. Atkinson will be issued shares of Common Stock having values of approximately $668,000, $544,000, $369,000, $327,500, $564,000, $468,500 and $123,000 (calculated at the initial public offering price), respectively, as salary reduction and bonus compensation pursuant to their respective employment agreements. The Company has also loaned approximately $2.9 million to executives and other individuals to provide for payment of tax obligations arising from the issuance of such stock, including approximately $307,500, $250,000, $170,000, $150,500, $94,500, $50,500 and
$56,500 to Messrs. Dessler, Churches, Koval, Sommers, Snyder and Horowitz and Ms. Atkinson, respectively. Such loans are to be repaid on the earlier of five years from the effective date of the loan or the date of the individual's first sale of shares of Common Stock of the Company, but only to the extent of net sale proceeds. The loans will bear interest at the applicable federal rate. Under the Company's Employee Equity Plan, 21 employees of the Company, including Ms. Atkinson and Messrs. Dessler, Koval, Churches and Sommers have purchased limited partnership units in Mazel Company L.P. which, as part of the 1996 Restructuring, were distributed as 550,789 shares of Common Stock, of which 220,252 shares will be held pursuant to the Restricted Stock Plan. See "Management -- Compensatory Plans."

     The Company has adopted a policy that future transactions with affiliates, if any, will be on terms no less favorable than could be obtained from unrelated parties, and that such transactions shall be subject to the approval of a majority of the disinterested members of the Company's Board of Directors.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock on the date of this Prospectus. Unless otherwise indicated below, the persons named below have the sole voting and investment power with respect to the number of shares set forth opposite their names. All information with respect to beneficial ownership has been furnished by the respective director, officer or 5% or more shareholder, as the case may be.

                           SHARES BENEFICIALLY OWNED

                                                               PRIOR TO OFFERING
                                                       ---------------------------------      AFTER THE OFFERING
                                                        NUMBER OF SHARES                     ---------------------
              NAMES OF BENEFICIAL OWNERS               BENEFICIALLY OWNED     PERCENTAGE         PERCENTAGE(1)
------------------------------------------------------ ------------------     ----------     ---------------------
ZS Fund(2)............................................      2,751,907            44.3%                31.3%
  54 Morris Lane
  Scarsdale, NY 10583

Reuven Dessler(4).....................................      1,561,475            25.1                 17.8
  31000 Aurora Road
  Solon, Ohio 44139

Jacob Koval(5)........................................        803,520            12.9                  9.1
  31000 Aurora Road
  Solon, Ohio 44139

Mazel/D&K, Inc.(3)....................................      2,059,354            33.2                 23.4
  31000 Aurora Road
  Solon, Ohio 44406

Brady Churches........................................        326,290             5.3                  3.7
  540 Officenter Place, Suite 260
  Gahanna, OH 43230

Jerry Sommers.........................................        312,759             5.0                  3.6
  540 Officenter Place, Suite 260
  Gahanna, OH 43230

Susan Atkinson........................................         39,552             0.6                  0.5
  31000 Aurora Road
  Solon, Ohio 44139

Ned Sherwood(6).......................................      2,751,907            44.3                 31.3
  54 Morris Lane
  Scarsdale, NY 10583

Robert Horne(6).......................................      2,751,907            44.3                 31.3
  54 Morris Lane
  Scarsdale, NY 10583

All Current Directors and                                   5,795,512            93.3                 66.0
  Executive Officers of the Company (10 Persons)......

---------------

(1) The table set forth above assumes that the over-allotment option is not exercised by the Underwriters. The Company has granted the Underwriters a 30-day option to purchase up to 386,100 additional shares, solely for the purpose of covering over-allotments.

(2) The shares beneficially owned by ZS Fund include 1,993,072 shares held by ZS Mazel L.P., 453,996 shares held by ZS Mazel II L.P., and 304,839 shares held by ZS Mazel, Inc. Messrs. Horne and Sherwood are directors and officers of ZS Fund.

(3) Mazel/D&K, Inc. is a corporation owned by Messrs. Dessler and Koval and members of their families. Messrs. Dessler and Koval are the directors and officers of Mazel/D&K, Inc.

(4) Includes 1,372,971 shares owned by Mazel/D&K, Inc. for the benefit of Mr. Dessler and family members.

(5) Includes 686,383 shares owned by Mazel/D&K, Inc. for the benefit of Mr. Koval and family members.

(6) Includes the shares beneficially owned by ZS Fund (See Note 2 above). As officers and/or equity owners of the entities holding such shares, Messrs. Sherwood and Horne have voting power with respect to such shares. Except to the extent of their equity interests in the entities holding such shares, Messrs. Sherwood and Horne disclaim beneficial ownership in such shares.

(7) Messrs. Churches and Sommers and Ms. Atkinson own 52,642, 52,642, and 9,584 shares of Common Stock, respectively, that are unvested and held under the Company's Restricted Stock Plan. These shares are included in the individuals respective totals.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") provide that the authorized capital stock of the Company consists of 2,000,000 shares of Preferred Stock, without par value, issuable in series, and 14,000,000 shares of Common Stock, without par value.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding shares of Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding shares of Preferred Stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

     The Articles of Incorporation provide that the Board of Directors is authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 2,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The rights, preferences and privileges of holders of shares of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. The Company has no present plans to issue any Preferred Stock.

LIMITATION OF DIRECTOR LIABILITY

     Under Ohio law, a director's liability to the Company or its shareholders for damages is limited to those situations where it is proved by clear and convincing evidence that the director's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company, and those situations involving unlawful loans, asset distributions, dividend payments or share repurchases. As a result, shareholders may be unable to recover monetary damages against directors for actions which constitute gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

     The Company's Code of Regulations contains provisions indemnifying Directors and officers of the Company to the fullest extent permitted by law and providing for the advancement of expenses incurred in connection with an action upon the receipt of an appropriate undertaking to repay said amount if it is determined that the individual in question is not entitled to indemnification.

CERTAIN PROVISIONS OF OHIO LAW

     As an Ohio corporation, the Company is subject to certain provisions of Ohio law which may discourage or render more difficult an unsolicited takeover of the Company. Among these are provisions that: (i) prohibit certain mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassification of the then outstanding shares of an Ohio corporation involving certain holders of stock representing 10% or more of the voting power, unless such transactions are either approved by the Directors in office prior to the 10% shareholder becoming such or involve a 10% shareholder which has been such for at least three years and certain requirements related to the price and form of consideration to be received by shareholders are met; and (ii) provide Ohio corporations with the right to recover profits realized under certain circumstances by persons engaged in "greenmailing" or who otherwise sell securities of a corporation within 18 months of proposing to acquire such corporation.

     In addition, pursuant to Section 1701.831 of the Ohio Revised Code, the purchase of certain levels of voting power of the Company (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of the holders of at least a majority of the total voting power of the Company and the separate prior authorization of the holders of at least a majority of the voting power held by shareholders other than the proposed purchaser, officers of the Company and Directors of the Company who are also employees. In light of the fact that, upon completion of the Offering, the officers and directors of the Company will beneficially own more than 66.0% of the Company's outstanding shares of Common Stock, acquisition of the foregoing levels of voting power by third parties may not be possible unless the current shareholders vote in favor thereof.

     The Code of Regulations establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors of the Company. In general, notice must be received by the Company not less than 90 days prior to the first anniversary of the prior year's annual meeting and must contain certain specified information concerning the person to be nominated and the shareholder submitting the nomination.

     It is possible that these provisions, as well as the classification of the Board of Directors, the ability of the Board to issue additional shares of Common Stock or Preferred Stock and the percentage of ownership held by the executive officers, will discourage other persons from making a tender offer for, or acquisitions of, substantial amounts of the Company's Common Stock, or may delay changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock will be American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, there will be 8,784,000 shares of Common Stock of the Company outstanding (assuming the over-allotment option is not exercised). Of these shares, the 2,574,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

     The remaining 6,210,000 shares of Common Stock are deemed "Restricted Shares" as defined under Rule 144. Restricted Shares may be sold in the public market only if registered, or if they qualify for an exemption from registration, under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) as follows: (i) no shares will be available for immediate sale in the public market on the date of the Prospectus; (ii) 203,521 shares will be eligible for resale upon expiration of lock-up agreements 180 days after the date of this Prospectus; and thereafter, (iii) 6,006,479 shares will be eligible for sale upon expiration of their respective two-year holding periods.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (and, with respect to non-affiliates of the

Company, a person who has beneficially owned Restricted Shares for at least two years and less than three years), will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 87,840 shares immediately after the Offering); or (ii) the average weekly trading volume of the Company's Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Such sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. The Commission has recently proposed to reduce the two- and three-year holding periods under Rule 144 to one and two years, respectively. If enacted, such modification will have a material effect on the timing of when certain shares of Common Stock become eligible for resale.

     Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired pursuant to written agreements such as the employment agreements of the Company's senior executives may be resold by persons other than affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its two-year minimum holding period.

     The Company has agreed, subject to certain exceptions, not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may issue, and grant options to purchase, shares of Common Stock under its Stock Option Plan and Restricted Stock Plan. In addition, the Company may issue shares of Common Stock in connection with any acquisition of another company if the terms of such issuance provide that such Common Stock shall not be resold prior to the expiration of the 180 day period referenced in the preceding sentence.

     The Company's executive officers, directors, ZS Fund, and its other shareholders have agreed pursuant to written agreements (the "Lock-up Agreements"), subject to certain exceptions, not to offer, sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus.

     The Company intends to file registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the Stock Option Plan and Restricted Stock Plan. The registration statements are expected to be filed shortly after the effective date of the Registration Statement of which this Prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the Lock-up Agreements.

     Prior to the Offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

REGISTRATION RIGHTS

     The Company plans to grant certain shareholders the right to require the Company to register their stock under the Securities Act. The Company intends to enter into a Registration Rights Agreement prior to the completion of the Offering, providing each of ZS Fund and Mazel/D&K two demand registration rights; provided, however, that the Company shall have the right to delay a demand registration under certain circumstances for a period not to exceed 90 days. In addition, ZS Fund, Mazel/D&K, Messrs. Snyder and Horowitz and certain former owners of Old Mazel shall have a right to include shares of Common Stock which they own in any registration statement under the Securities Act filed in connection with the proposed offering for cash of any of the Company's capital stock by it or any of its shareholders (other than on Form S-4 or Form S-8 promulgated under the Securities Act); provided, however, that if the managing underwriter, in the case of an underwritten public offering, determines and advises in writing that the inclusion in the registration statement of all of the capital stock of the Company proposed to be included in the Offering would interfere with the successful marketing of the securities proposed to be registered by the Company, then the number of shares of capital stock to be included in the registration statement shall be reduced pro rata among all such holders of capital stock included in the Offering. The Company will bear all filing and related expenses in connection with the registration statement other than commissions and selling expenses that will be borne by each selling shareholder.

                                  UNDERWRITING

     The several underwriters named below (the "Underwriters") for whom William Blair & Company, L.L.C. and Salomon Brothers Inc are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Company and the Underwriters, to purchase from the Company, and the Company has agreed to sell to each of the Underwriters, the aggregate number of shares of Common Stock set forth opposite each Underwriter's name:

                                 UNDERWRITERS                                  NUMBER OF SHARES
------------------------------------------------------------------------------ ----------------
William Blair & Company, L.L.C................................................       702,000
Salomon Brothers Inc..........................................................       702,000
Bear, Stearns & Co. Inc.......................................................        60,000
Alex. Brown & Sons Incorporated...............................................        60,000
Dillon, Read & Co. Inc........................................................        60,000
Donaldson, Lufkin & Jenrette Securities Corporation...........................        60,000
Goldman, Sachs & Co...........................................................        60,000
Lazard Freres & Co. LLC.......................................................        60,000
Montgomery Securities.........................................................        60,000
PaineWebber Incorporated......................................................        60,000
Prudential Securities Incorporated............................................        60,000
Smith Barney Inc..............................................................        60,000
Allen & Company Incorporated..................................................        30,000
J.C. Bradford & Co............................................................        30,000
JW Charles Securities, Inc....................................................        30,000
Equitable Securities Corporation..............................................        30,000
EVEREN Securities, Inc........................................................        30,000
Fahnestock & Co. Inc..........................................................        30,000
First of Michigan Corporation.................................................        30,000
Furman Selz...................................................................        30,000
Gerard Klauer Mattison & Co., Inc.............................................        30,000
Janney Montgomery Scott Inc...................................................        30,000
Johnson Rice & Company L.L.C..................................................        30,000
C.L. King & Associates, Inc...................................................        30,000
Morgan Keegan & Company, Inc..................................................        30,000
Needham & Company, Inc........................................................        30,000
Neuberger & Berman, LLC.......................................................        30,000
The Ohio Company..............................................................        30,000
Ragen MacKenzie Incorporated..................................................        30,000
The Robinson-Humphrey Company, Inc............................................        30,000
Wedbush Morgan Securities.....................................................        30,000
                                                                               ----------------
Total.........................................................................     2,574,000
                                                                               ================

     The nature of the Underwriters' obligations under the Underwriting Agreement is such that all shares of Common Stock offered hereby (excluding shares covered by the over-allotment options granted therein) must be purchased if any are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Representatives have advised the Company that the several Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to selected dealers at such price less a concession of not more than $0.62 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives.

     The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 386,100 shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of shares of Common Stock offered hereby.

     The Company, its executive officers and directors and its shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock of the Company for a period of 180 days after the date of this Prospectus without the written consent of William Blair & Company, L.L.C. See "Shares Eligible for Future Sale."

     There has been no public market for the Common Stock prior to the Offering. The initial public offering price of the Common Stock has been determined by negotiation among the Company and the Representatives. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, revenues and earnings of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of certain publicly traded companies and related businesses.

     The Company and certain existing shareholders have agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect hereof.

     The Representatives have informed the Company that the Underwriters do not intend to confirm, without customer authorization, sales to any accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A., Cleveland, Ohio. Marc
H. Morgenstern, a principal of the firm, is the Secretary of the Company. Certain attorneys in the firm indirectly own shares of Common Stock. Certain legal matters will be passed upon for the Underwriters by Sonnenschein Nath & Rosenthal, Chicago, Illinois.

                                    EXPERTS

     The audited combined financial statements of Mazel Company L.P. and Odd Job Holdings, Inc. and of Mazel Company L.P. as of January 31, 1996 and 1995 and for each of the years in the three-year period ended January 31, 1996, and the audited consolidated financial statements of Odd Job Holdings, Inc. as of January 27, 1996, and its Predecessor and Successor periods from February 1, 1995 to December 7, 1995 and December 7, 1995 to January 27, 1996, respectively, included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The audited combined financial statements of Odd Job Trading Corp. and its affiliates as of January 31, 1995 and 1994, and for each of the years ended January 31, 1995 and 1994, respectively, included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of Deloitte & Touche LLP, independent auditors, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in the Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60601; and Seven World Trade Center, New York, New York 10048. The Commission maintains a Web site, located at http://www.sec.gov, containing reports, proxy or information statements and other information regarding registrants, including the Company's Registration Statement, that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

Mazel Company L.P. and Odd Job Holdings, Inc. Combined Financial Statements:
  Independent Auditors' Report..................................................      F-2
  Combined Balance Sheets as of January 31, 1995 and 1996 and July 27, 1996
     (unaudited)................................................................      F-3
  Combined Statements of Operations for the years ended January 31, 1994, 1995 and 1996 and the six months ended July 31, 1995 and July 27, 1996
     (unaudited)................................................................      F-4
  Combined Statements of Stockholders Equity and Partners' Capital for the years ended January 31, 1994, 1995 and 1996 and the six months ended July 27,
     1996 (unaudited)...........................................................      F-5
  Combined Statements of Cash Flows for the years ended January 31, 1995 and
     1996 and the six months ended July 31, 1994, 1995 and July 27, 1996
     (unaudited)................................................................      F-6
  Notes to Combined Financial Statements........................................      F-7
Mazel Company L.P. Consolidated Financial Statements:
  Independent Auditors' Report..................................................     F-16
  Consolidated Balance Sheets as of January 31, 1995 and 1996 and July 27, 1996
     (unaudited)................................................................     F-17
  Consolidated Statements of Operations for the years ended January 31, 1994,
     1995 and 1996 and the six months ended July 31, 1995 and July 27, 1996
     (unaudited)................................................................     F-18
  Consolidated Statements of Partners' Equity for the years ended January 31,
     1994, 1995 and 1996 and the six months ended July 27, 1996 (unaudited).....     F-19
  Consolidated Statements of Cash Flows for the years ended January 31, 1994,
     1995 and 1996 and the six months ended July 31, 1995 and July 27, 1996
     (unaudited)................................................................     F-20
  Notes to Consolidated Financial Statements....................................     F-21
Odd Job Holdings, Inc. and Subsidiary Consolidated Financial Statements:
  Independent Auditors' Report..................................................     F-26
  Consolidated Balance Sheets as of January 27, 1996 and July 27, 1996
     (unaudited)................................................................     F-27
  Combined Statement of Operations February 1, 1995 to December 7, 1995,
     (predecessor period) and Consolidated Statements of Operations December 8,
     1995 to January 31, 1996, (successor period) and the six months ended July
     31, 1995 and July 27, 1996 (unaudited).....................................     F-28
  Consolidated Statements of Stockholders Equity December 7, 1995 to January 27,
     1996 and the six months ended July 27, 1996 (unaudited)....................     F-29
  Combined Statement of Cash Flows February 1, 1995 to December 7, 1995,
     (predecessor period) and Consolidated Statements of Cash Flows December 8,
     1995 to January 31, 1996 (successor period) and the six months ended July
     31, 1995 and July 27, 1996 (unaudited).....................................     F-30
  Notes to Consolidated Financial Statements....................................     F-32
Odd Job Trading Corp., POW Trading Corp., HIA Trading Associates and Central
  Processing Associates Combined Financial Statements for the Years ended
  January 31, 1995 and 1994.....................................................     F-39

---------------

Note: No separate financial statements for Mazel Stores, Inc. have been presented because the Company has nominal assets, liabilities and equity.

                          INDEPENDENT AUDITORS' REPORT

The Partners and Stockholder of
Mazel Company L.P. and Odd-Job Holdings, Inc.:

     We have audited the accompanying combined balance sheets of Mazel Company L.P. and Odd-Job Holdings, Inc. (the "Company"), both of which are under common control and management, as of January 31, 1995 and 1996, and the related combined statements of operations, stockholder's equity and partners' capital, and cash flows for each of the years in the three year period ended January 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three year period ended January 31, 1996, in conformity with generally accepted accounting principles.

/s/  KPMG Peat Marwick LLP

Cleveland, Ohio
May 22, 1996

                               MAZEL COMPANY L.P.
                             ODD-JOB HOLDINGS, INC.

                            COMBINED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                       JANUARY 31,                     JULY 27,
                                                    -----------------    JULY 27,        1996
                                                     1995      1996        1996        PRO FORMA
                                                    -------   -------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents.......................  $   143   $ 1,470     $ 2,312       $ 1,414
  Accounts receivable -- trade, less allowance for
     doubtful accounts of $195 in 1995 and 1996...    7,268    10,067      13,496        13,496
  Notes and other receivables.....................      136       352         672           672
  Inventories.....................................   20,245    29,212      40,894        40,894
  Prepaid expenses................................      428       440         880           880
  Deferred income tax benefit.....................       --       314         314         3,797
                                                    -------   -------   -----------   -----------
          Total current assets....................   28,220    41,855      58,568        61,153
Equipment, furniture, and leasehold improvements,
  net.............................................    1,954     3,097       3,695         3,695
Other assets......................................      675     1,037       1,086         1,086
Notes receivable -- related parties...............       --     1,350       1,350            --
Goodwill, net.....................................      280     9,000       9,509        10,227
Deferred income tax benefit.......................       --     1,695       1,695         1,695
                                                    -------   -------   -----------   -----------
                                                    $31,129    58,034      75,903        77,856
                                                    =======   =======   ===========   ===========
LIABILITIES, STOCKHOLDER'S EQUITY
  AND PARTNERS' CAPITAL
Current liabilities
  Long-term debt, current portion.................  $ 1,868     1,361       1,354         1,354
  Accounts payable................................    7,449    11,732      15,174        15,174
  Accrued expenses................................    1,464     2,376       3,704         3,704
  Other current liabilities.......................       --       193         360           360
                                                    -------   -------   -----------   -----------
          Total current liabilities...............   10,781    15,662      20,592        20,592
Revolving line of credit..........................    7,244    13,496      20,637        20,637
Long-term debt, net of current portion............    1,537    12,525      11,762        10,762
Other liabilities.................................       --     2,037       1,983         1,983
Deferred income taxes.............................        5        44          44            44
                                                    -------   -------   -----------   -----------
          Total liabilities.......................   19,567    43,764      55,018        54,018
Stockholder's equity and partners' capital
  Mazel Company L.P.
     Partners' capital............................   11,456    12,974      19,585            --
  Odd-Job Holdings, Inc.
     Common stock ($1 par value; 1,000 shares
       issued and outstanding)....................        1         1           1            --
     Additional paid-in capital...................       99     1,499       1,499            --
     Retained earnings (deficit)..................        6      (204)       (200)           --
  Mazel Stores, Inc.
     Common stock (no par value), 14,000,000
       shares authorized; 6,210,000 shares issued
       and outstanding............................       --        --          --            --
     Additional paid in capital...................       --        --          --        25,099
     Accumulated deficit..........................       --        --          --        (1,261)
                                                    -------   -------   -----------   -----------
          Total stockholder's equity and partners'
            capital...............................   11,562    14,270      20,885        23,838
                                                    -------   -------   -----------   -----------
Commitments and contingencies.....................
                                                    $31,129   $58,034     $75,903       $77,856
                                                    =======   =======   ===========   ===========

            See accompanying notes to combined financial statements.

                               MAZEL COMPANY L.P.
                             ODD-JOB HOLDINGS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                               SIX MONTHS ENDED
                                                    YEAR ENDED                -------------------
                                                    JANUARY 31,                JULY        JULY
                                          -------------------------------       31,         27,
                                           1994        1995        1996        1995        1996
                                          -------     -------     -------     -------     -------
                                                                                  (UNAUDITED)
Net sales...............................  $74,954     $76,254     $98,106     $41,696     $85,165
Cost of sales...........................   54,201      55,183      70,208      29,251      58,514
                                          -------     -------     -------     -------     -------
          Gross profit..................   20,753      21,071      27,898      12,445      26,651
Selling, general & administrative
  expense...............................   15,094      15,317      20,753       9,163      20,822
Special charges.........................    1,285          --       2,203          --          --
                                          -------     -------     -------     -------     -------
          Operating profit..............    4,374       5,754       4,942       3,282       5,829
Other income (expense)
  Interest expense, net.................   (1,130)       (894)     (1,265)       (544)     (1,284)
  Other.................................      (43)         26        (559)         31          22
                                          -------     -------     -------     -------     -------
          Income before income taxes....    3,201       4,886       3,118       2,769       4,567
Income taxes............................       21          71          19          38          34
Extraordinary loss......................      455          --          --          --          --
                                          -------     -------     -------     -------     -------
          Net income....................  $ 2,725     $ 4,815     $ 3,099     $ 2,731     $ 4,533
                                          =======     =======     =======     =======     =======
Unaudited pro forma data (note 15)
Income before provision for income
  taxes.................................                            3,118                   4,567
Provision for income taxes..............                            1,278                   1,872
                                                                  -------                 -------
Net income..............................                            1,840                   2,695
                                                                  =======                 =======
Net income per share....................                          $  0.31                 $  0.43
                                                                  =======                 =======
Shares outstanding......................                            5,924                   6,210
                                                                  =======                 =======

            See accompanying notes to combined financial statements.

                               MAZEL COMPANY L.P.
                             ODD-JOB HOLDINGS, INC.

       COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY AND PARTNERS' CAPITAL
                  YEARS ENDED JANUARY 31, 1994, 1995 AND 1996,
                       AND SIX MONTHS ENDED JULY 27, 1996
                             (DOLLARS IN THOUSANDS)

                             MAZEL
                            COMPANY              ODD-JOB HOLDINGS, INC.                  TOTAL
                             L.P.      ------------------------------------------    STOCKHOLDER'S
                            -------              ADDITIONAL    RETAINED               EQUITY AND
                            PARTNERS'  COMMON     PAID-IN      EARNINGS                PARTNERS'
                            CAPITAL    STOCK      CAPITAL      (DEFICIT)   TOTAL        CAPITAL
                            -------    ------    ----------    --------    ------    -------------
Balance as of January 31,
  1993....................  $ 7,678     $ --       $   --       $   --     $   --       $ 7,678
Partners' withdrawals.....     (950)      --           --           --         --          (950)
Net income................    2,725       --           --           --         --         2,725
                            -------    ------    ----------    --------    ------    -------------
Balance as of January 31,
  1994....................    9,453       --           --           --         --         9,453
Capital contributed.......       --        1           99           --        100           100
Partners' withdrawals.....   (2,806)      --           --           --         --        (2,806)
Net income................    4,809       --           --            6          6         4,815
                            -------    ------    ----------    --------    ------    -------------
Balance as of January 31,
  1995....................   11,456        1           99            6        106        11,562
Capital contributed.......       92       --        1,400           --      1,400         1,492
Partners' withdrawals.....   (1,773)      --           --           --         --        (1,773)
Dividends paid............       --       --           --         (110)      (110)         (110)
Net income (loss).........    3,199       --           --         (100)      (100)        3,099
                            -------    ------    ----------    --------    ------    -------------
Balance as of January 31,
  1996....................   12,974        1        1,499         (204)     1,296        14,270
Capital contributed
  (unaudited).............    4,000       --           --           --         --         4,000
Partners' withdrawals
  (unaudited).............   (1,918)      --           --           --         --        (1,918)
Net income (unaudited)....    4,529       --           --            4          4         4,533
                            -------    ------    ----------    --------    ------    -------------
Balance as of July 27,
  1996 (unaudited)........  $19,585     $  1       $1,499       $ (200)    $1,300       $20,855
                            =======    ========  =========     ========    ======    ============

            See accompanying notes to combined financial statements.

                               MAZEL COMPANY L.P.
                             ODD-JOB HOLDINGS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                        SIX MONTHS ENDED
                                                          YEAR ENDED                  --------------------
                                                         JANUARY 31,                   JULY         JULY
                                              ----------------------------------        31,          27,
                                               1994          1995         1996         1995         1996
                                              -------      --------      -------      -------      -------
                                                                                          (UNAUDITED)
Cash flows from operating activities
  Net income...............................   $ 2,725      $  4,815      $ 3,099      $2,731       $4,533
  Adjustments to reconcile net income to
    net cash provided by (used in)
    operating activities
       Depreciation and amortization.......       641           475          646         303          465
       Deferred income taxes...............        --             5          (12)         --           --
       Allowance for doubtful accounts.....       105           (55)          --          --           --
       Extraordinary loss..................       455            --           --          --           --
       Loss on sale of retail operations...        --            --        1,571          --           --
       Noncash charges on sale of retail
         operations........................        --            --       (3,038)         --           --
       Changes in operating assets and
         liabilities
         Accounts receivable -- trade......       825        (1,077)        (672)       (558)      (4,419)
         Notes and other receivables.......       252            31         (196)         84         (320)
         Inventories.......................     1,814           (57)      (1,686)     (3,825)     (11,402)
         Prepaid expenses..................       128          (135)         266          (8)        (398)
         Other assets......................       (80)          (82)          63          55           (9)
         Accounts payable..................       433         1,668       (2,107)        201        3,355
         Accrued expenses and other
           liabilities.....................       341            81         (178)        175        1,441
         Income taxes payable..............        --             5           --          --           --
                                              -------      --------      -------      -------      -------
              Total adjustments............     4,914           859       (5,343)     (3,573)     (11,287)
                                              -------      --------      -------      -------      -------
              Net cash provided by (used
                in) operating activities...     7,639         5,674       (2,244)       (842)      (6,754)
                                              -------      --------      -------      -------      -------
Cash flows from investing activities
  Capital expenditures, net................      (217)         (497)        (450)       (200)        (927)
  Cash paid for acquisition, net of cash
    acquired...............................        --            23       (8,395)         --           --
  Cash received at acquisition, net of cash
    expenses incurred......................        --            --           --          --           70
  Issuance of notes receivable -- related
    parties................................        --            --       (1,350)         --           --
  Security deposits........................        --           (16)          --          --           --
  Proceeds from sale of retail
    operations.............................        --            --        1,818          --           --
                                              -------      --------      -------      -------      -------
              Net cash used in investing
                activities.................      (217)         (490)      (8,377)       (200)        (857)
                                              -------      --------      -------      -------      -------
Cash flows from financing activities
  Proceeds from term loan..................        --         4,000       10,925          --           --
  Repayment of debt........................    (5,790)      (12,636)      (4,151)     (1,187)        (800)
  Net borrowings under credit facility.....        --         6,858        6,220       3,627        7,171
  Repayment of subordinated notes
    payable................................      (500)         (500)        (500)         --           --
  Equity contributions.....................        --           100        1,492          --        4,000
  Partners' withdrawals....................        --        (2,806)      (1,773)     (1,424)      (1,918)
  Dividends paid...........................      (950)           --         (110)         --           --
  Loan fees................................      (280)          (75)        (155)         --           --
                                              -------      --------      -------      -------      -------
              Net cash provided by (used
                in) financing activities...    (7,520)       (5,059)      11,948       1,016        8,453
                                              -------      --------      -------      -------      -------
Net increase (decrease) in cash and cash
  equivalents..............................       (98)          125        1,327         (26)         842
Cash and cash equivalents at beginning of
  period...................................       116            18           43         143        1,470
                                              -------      --------      -------      -------      -------
Cash and cash equivalents at end of
  period...................................   $    18      $    143      $ 1,470      $  117       $2,312
                                              ========     ==========    ========     ========     ========
Supplemental disclosure
  Interest paid............................   $ 1,129      $    887      $ 1,225      $  499       $1,251
                                              ========     ==========    ========     ========     ========

            See accompanying notes to combined financial statements.

                               MAZEL COMPANY L.P.
                             ODD-JOB HOLDINGS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        JANUARY 31, 1994, 1995 AND 1996

(1)  ORGANIZATION

     Mazel Company L.P. (Mazel) is a partnership engaged in the wholesale of closeout merchandise to closeout retailers. Odd-Job Holdings, Inc. (Holdings) is a corporation engaged in the retail sale of high-quality closeout merchandise through 13 retail stores operating in the New York metropolitan area. Mazel is controlled by ZS Mazel L.P. (ZS), a limited partnership that is also the sole stockholder of Holdings. Holdings owns all of the outstanding common stock of Odd Job Acquisition Corp. (OJAC), which was organized to acquire all of the outstanding capital stock of Odd Job Trading Corp. (OJT) and POW Trading Corp.
(POW), and all of the partnership units of HIA Trading Associates (HIA) and Central Processing Associates (CPA), a group of corporations and partnerships related by common control (collectively, Odd Job). Holdings and OJAC were both formed in November 1994 in contemplation of the Odd Job acquisition and had no activity prior to the acquisition. On December 9, 1994, ZS acquired Peddler's Mart, Inc. (Peddlers), which was merged with Odd Job upon its acquisition on December 7, 1995 (Acquisition). Accordingly, combined financial statements have been presented on an as-if pooling basis to reflect the common control of Mazel and Holdings by ZS. The combined financial statements reflect the annual operations of Mazel, the operations of Peddlers from December 9, 1994, and the operations of Odd Job from December 7, 1995 (collectively the "Company").

     In April 1996, in preparation for an initial public offering, Mazel Stores, Inc. (Mazel Stores) was incorporated as a wholly owned subsidiary of Mazel. Immediately prior to the public offering, Mazel will contribute all of its assets and liabilities to Mazel Stores in exchange for Common Stock. Mazel Stores will then exercise its option to acquire the stock of Holdings from ZS for $1,400,000, which included the cancellation of a $1,350,000 note due Mazel. It is anticipated that Mazel will then liquidate and distribute the Mazel Stores' stock to its partners.

(2)  ODD JOB ACQUISITION

     Odd Job was acquired by ZS on December 7, 1995 for $10,500,000 and an additional $1,013,000 in related expenses, in a transaction accounted for by the purchase accounting method. In connection with the Acquisition, the purchase price allocation and liabilities assumed were as follows (in thousands):

     Current assets...........................................................   $12,197
     Equipment furniture and leasehold improvements...........................     1,568
     Goodwill.................................................................     8,801
     Other non current assets.................................................     1,866
     Expenses incurred in connection with the Acquisition.....................    (1,013)
     Cash paid for stock and partnership units................................    (9,050)
                                                                                 -------
               Liabilities assumed............................................   $14,369
                                                                                 =======

     The following unaudited pro forma combined results of operations assume that the combination had occurred at the beginning of the year ended January 31, 1995 (in thousands):

                                                                       1995         1996
                                                                     --------     --------
     Net sales....................................................   $120,860     $133,881
     Net income...................................................      6,324        4,054

     The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the combination been made at the beginning of the year ended January 31, 1995 or of future results of operations of the combined Company.

                               MAZEL COMPANY L.P.
                             ODD-JOB HOLDINGS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) PRINCIPLES OF COMBINATION

     The financial statements of the Company are presented on a combined basis to reflect the economic substance of activities arising from their common management and control. All significant intercompany balances and transactions have been eliminated in the combined financial statements.

(b) CASH AND CASH EQUIVALENTS

     For financial reporting purposes, the Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

(c) INVENTORIES

     Mazel inventories are valued at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method, and retail inventories are valued by use of the retail method.

(d) EQUIPMENT, FURNITURE, AND LEASEHOLD IMPROVEMENTS

     Depreciation and amortization are provided for the cost of depreciable properties at rates based on their estimated useful lives, which range from 3 to 10 years for furniture and equipment or, for leasehold improvements, extending to the life of the related lease. The rates so determined are applied on a straight-line basis. Maintenance and repairs are charged to expense as incurred.

(e) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f) GOODWILL

     Goodwill consists of the excess of purchase price over the estimated fair value of net assets acquired and is amortized on a straight-line basis over 40 years in connection with the Acquisition and over 8 years for Peddlers. At January 31, 1996, goodwill for the Acquisition and Peddlers amounted to approximately $8,756,000 and $244,000, respectively, net of approximately $45,000 and $42,000, respectively, of accumulated amortization. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations.

(g) INCOME TAXES

     Income taxes for the corporations in the Holdings consolidated group are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     For Mazel, the allocated share of the taxable income or loss for the period is includable in the income tax returns of the partners; accordingly, federal and state income taxes are not reflected in Mazel's financial statements. City income taxes are the responsibility of Mazel.

                               MAZEL COMPANY L.P.
                             ODD-JOB HOLDINGS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

(h) ADVERTISING

     The Company expenses advertising costs as incurred. Advertising expense was approximately $712,000, $464,000 and $470,000 in the years ended January 31, 1994, 1995 and 1996, respectively.

(i) INTERIM INFORMATION (UNAUDITED)

     The interim information presented in the combined financial statements has been prepared by management without audit and, in the opinion of management, includes all adjustments of a normal recurring nature that are necessary for the fair presentation of financial position, results of operations, and cash flows for the periods shown, in accordance with generally accepted accounting principles.

(4)  PARTNERS' CAPITAL

     In 1992, Mazel was funded by a $13,500,000 initial capital contribution by two of its three partners, who funded $4,500,000 and $9,000,000, respectively. Of the $9,000,000 contribution, $4,500,000 represents preferred capital. Terms of the Mazel partnership agreement prioritize cash distributions as follows:

          First--In 1993, a mandatory distribution of $225,000, which was made.

          Second--Beginning in 1993, mandatory distributions equal to 10 percent of the preferred capital, which have been made.

          Third--A mandatory distribution to all partners in proportion to their respective profit percentages to cover their income tax liabilities resulting from Mazel's income which have been made.

          Fourth--Distributions providing for a return of the preferred capital.

          Fifth--After complete distribution of preferred capital, distributions to partners on a pro rata basis in proportion to their respective capital percentages until the partners shall have received an amount equal to their aggregate capital contributions.

          Sixth--The balance to all partners on a pro rata basis in proportion to their respective positive capital account balances.

     The Mazel partnership agreement calls for redemption of the preferred capital in July 2002. If Mazel shall not have funds legally available to redeem all the preferred capital, then Mazel shall redeem the remaining preferred capital on later dates when the funds are legally available.

     The cash distributions and preferred capital redemption provisions made above are subject to restrictions between Mazel and its lender (note 6).

(5)  EQUIPMENT, FURNITURE, AND LEASEHOLD IMPROVEMENTS

     At January 31, 1995 and 1996, the major classes of equipment, furniture, and leasehold improvements are summarized at cost, as follows (in thousands):

                                                                          1995       1996
                                                                         ------     ------
     Furniture, fixtures, and equipment...............................   $2,887     $2,687
     Leasehold improvements...........................................    1,067      2,203
                                                                         ------     ------
                                                                          3,954      4,890
     Less accumulated depreciation and amortization...................    2,000      1,793
                                                                         ------     ------
                                                                         $1,954      3,097
                                                                         ======     ======

                               MAZEL COMPANY L.P.
                             ODD-JOB HOLDINGS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

(6)  LONG-TERM DEBT

(a) MAZEL

  Term Loan and Revolving Line of Credit

     Mazel has a term loan and revolving line of credit with The Provident Bank (Provident) secured by all the assets of Mazel.

     The $5,500,000 term loan has a maturity date of December 1, 2000, with a portion bearing interest at 2.95 percentage points above the Treasury rate as defined and a portion bearing interest at one-half percent above the prime rate as published by Provident. At January 31, 1996, the interest rate charged to Mazel was 6.49 percent on $1,446,889 and 9.0 percent on the remainder. Principal payments are due in the amount of $111,000 per month through February 1, 1997 and $85,402 per month thereafter through maturity.

     The revolving credit facility has a maturity date of January 31, 1998, bears interest at the prime rate as published by Provident or a "LIBOR Rate" as defined, and is subject to a commitment fee on the unused portion. At January 31, 1996, the interest rate charged to Mazel was 8.2 percent on $5,000,000 of borrowings and 8.5 percent on the remainder. Availability on the revolving credit facility is the lesser of $20,000,000 or a borrowing base computation based on accounts receivable and inventories.

     As of January 31, 1995 and 1996, amounts outstanding under the term loan totaled $2,779,000 and $5,342,000, respectively, and outstanding borrowings on the revolving line of credit totaled $7,244,000 and $12,084,000, respectively.

     In addition to the regularly scheduled term loan payments, Mazel is required, on an annual basis, to make certain prepayments in accordance with a defined formula beginning June 1, 1995.

  Subordinated Notes Payable

     Notes payable originally aggregating $1,500,000 were payable to individuals who own or who owned interests in Mazel. The final installments totaling $500,000 were made in July 1995, and the notes were retired.

(b) HOLDINGS

  Senior Debt

     In conjunction with the Acquisition, Holdings entered into a term loan and revolving line of credit agreement with Provident whereby Holdings' debt pursuant to the agreement is secured by all assets of Holdings.

     The $7,000,000 term loan has a maturity date of December 31, 2002 and bears interest, which is due quarterly, at 1.25 percent above the prime rate as published by Provident, or the Treasury rate. At January 31, 1996, the applicable interest rate was 9.75 percent. Principal payments on the term loan are due in quarterly amounts commencing on January 1, 1998 and continuing through December 31, 2001 as follows: 1998, $300,000 per quarter; 1999, $350,000 per quarter; 2000, $400,000 per quarter; 2001, $450,000 per quarter. A final principal payment of $1,000,000 is due on December 31, 2002.

     The revolving credit facility has a maturity date of April 30, 1998 and bears interest at 1 percent above the prime rate as published by Provident or a "LIBOR Rate" as defined. Interest payments are due monthly; the applicable interest rate was 9.5 percent at January 31, 1996. Availability on the revolving credit facility is the lesser of $6,000,000 or a borrowing base computation based on eligible inventory and accounts receivable, as defined. In addition, the maximum available is reduced by letters of credit issued under the letter of credit

                               MAZEL COMPANY L.P.
                             ODD-JOB HOLDINGS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

facility (see note 11(b)). The loan is subject to certain prepayment penalties. As of January 31, 1996, outstanding borrowings on the revolving line of credit totaled approximately $1,412,000.

     In addition to the regularly scheduled term loan payments, Holdings is required to pay, on an annual basis, 25 percent of a prepayment surplus, as defined, beginning June 1, 1998 for 1997.

     The senior debt is subject to certain restrictive covenants, with whose terms Holdings is in compliance as of January 31, 1996.

  Senior Subordinated Debt

     As part of the consideration for the Acquisition, OJAC issued a $1,000,000 senior subordinated note to a former owner, secured by all assets of Holdings and OJAC, with a claim on assets subordinated to the senior debt. The note has a maturity date on the earlier of December 5, 1998, an initial public offering, or a change in control as defined. The note bears interest, which is payable annually, at 1 percent above the prime rate as published by Provident; the applicable interest rate was 9.5 percent at January 31, 1996. The principal is due in total at maturity.

  Contingent Subordinated Debt

     As part of the Acquisition consideration, OJAC issued three $150,000 contingent subordinated notes to the former Odd Job owners for a total of $450,000, secured by all assets of OJAC and subordinated to the senior subordinated debt and senior debt. The notes have a contingent maturity date 60 days subsequent to the settlement of a lawsuit against the owners and bear interest at the prime rate as published by Provident; the applicable interest rate was 8.5 percent at January 31, 1996. The principal and interest are due in total at maturity, if at all, depending upon the outcome of the lawsuit.

  Peddlers Notes Payable

     - Contingent Subordinated "A" Note -- Payments to Peddlers' former owner under this note, which matures on December 31, 2002, are to be made annually, to a maximum of $675,000, based on Peddlers' distribution profits, as defined. No amounts have been paid or are payable on this note through January 31, 1996.

     - Contingent Subordinated "B" Note -- Payments to Peddlers' former owner under this note, which matures on December 31, 2002, are to be made annually, to a maximum of $275,000, based on Peddlers' distribution profits, as defined. No amounts have been paid or are payable on this note through January 31, 1996.

     - Subordinated "C" Note -- As part of the acquisition consideration, Peddlers issued a $136,000 subordinated note to its former owner, payable in quarterly installments of $4,250 commencing on December 31, 1994 with a final payment due on September 30, 2002. The amounts payable under this note are to be reduced by payments made under the Contingent Subordinated "A" Note, as defined. As of January 31, 1996, $114,750 was outstanding on this note. The present value of the outstanding amount, discounted at a rate of 10 percent, is $83,439, consisting of a current portion of $17,000 and long-term portion of $66,439.

     - Subordinated "D" Note -- As part of the acquisition consideration, Peddlers also issued a $34,800 subordinated note to its former owner, payable in quarterly installments of $4,350 commencing on December 31, 1994 with a final payment due on September 30, 1996. As of January 31, 1996, $11,540 was outstanding, all of which is current.

                               MAZEL COMPANY L.P.
                             ODD-JOB HOLDINGS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

(7)  RELATED PARTY TRANSACTIONS

(a) HOLDINGS

     Holdings procured certain merchandise for related parties that were passed through at cost. Such transactions aggregated approximately $711,000 and are not reflected in net sales or cost of goods sold in the accompanying combined statement of operations. Holdings charged these related parties fees aggregating approximately $38,000 for warehousing and administration and $57,000 for commissions. Included in accounts receivable at January 31, 1996 was approximately $1,500,000 due from these related parties.

(b) MAZEL

     Prior to the acquisition of OJAC by Holdings, Mazel conducted transactions with Odd Job as both vendor and customer. During the years ended January 31, 1994, 1995 and 1996, sales by Mazel to Odd Job amounted to approximately $2,506,000, $2,051,000 and $1,835,000, respectively, and purchases from Odd Job approximated $2,992,000, $2,653,000 and $909,000, respectively, for such pre-Acquisition periods. At January 31, 1994 and 1995, approximately $296,000 and $285,000 were due from Odd Job and included in accounts receivable -- trade, and approximately $128,000 was due to Odd Job and included in accounts payable at January 31, 1995.

     Also included in Mazel's notes and other receivables are amounts due from executives for approximately $166,000 at January 31, 1996.

     During each of the years ended January 31, 1994, 1995 and 1996, Mazel paid a management fee of $100,000 to its managing partner.

     Mazel has a note from a related party bearing interest at 7.34 percent. Interest is paid annually. During the year ended January 31, 1996, Mazel recorded $15,203 of interest income as an offset to interest expense on these notes. As of January 31, 1996, interest of $15,203 related to these notes was due and included in accounts receivable -- trade.

(8)  EMPLOYEE EQUITY PLAN

     Mazel maintains an Employee Equity Plan (Plan) eligible to key executives of Mazel. Terms of the Plan call for the awarding of units, entitling key executives to purchase Mazel units for a stated purchase price, with exercisability subject to certain vesting restrictions, generally over a five-year period. Pursuant to exercise of the purchase option, such key executives become limited partners of Mazel. No more than 2,000 units can be issued under the Plan; on a fully diluted basis the Plan would represent a 15.3 percent profits interest in Mazel. During the year ended January 31, 1996, Mazel issued 1,660 units to key executives, leaving a total of 1,730 units outstanding at January 31, 1996, of which 588 units were vested. Such units were issued for a purchase price of $25.00 per unit, at a discount of $225.00 per unit from fair market value established by an independent appraisal. The resulting compensation expense for the years ended January 31, 1994, 1995 and 1996, was not material.

(9)  FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, accounts receivable, notes and other receivables, accounts payable, and accrued expenses is considered to approximate their fair value due to the short maturity of these instruments. Debt instruments and notes receivable are carried at cost which approximates market.

(10)  INCOME TAXES

     As a result of the Company's pretax income being attributable principally to the Mazel partnership, income tax expense is not significant and principally reflects local taxes for which Mazel is liable.

                               MAZEL COMPANY L.P.
                             ODD-JOB HOLDINGS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of January 31, 1996 are presented below (in thousands):

     Deferred tax assets
       Equipment, furniture, and leasehold basis differences...................   $1,035
       Accrued lease obligations...............................................      660
       Inventory capitalization................................................      235
       Net loss carryforward...................................................       72
       Allowance for doubtful accounts.........................................        7
                                                                                  ------
               Total gross deferred tax assets.................................    2,009
     Deferred tax liabilities
       Other...................................................................       44
                                                                                  ------
               Net deferred tax asset..........................................   $1,965
                                                                                  ======

     A valuation allowance for the net deferred tax asset is not considered to be necessary.

     A net operating loss carryforward of approximately $205,000 is available to offset future taxable income. This loss carryforward expires in 15 years.

(11)  COMMITMENTS AND CONTINGENCIES

(a) LEASES

     Mazel is obligated under operating leases with rental arrangements for various periods of time providing for fixed rents. A majority of this commitment (which expires on December 31, 2002) is for Mazel's office and warehouse facilities where the lessor is a company in which certain partners of Mazel have a minority ownership interest.

     Holdings is obligated for office, warehouse, and retail space under operating lease agreements which expire at various dates through fiscal 2009. These leases are subject to certain escalation clauses based upon real estate taxes and other occupancy expense. Also, several leases provide for additional rent based on a percentage of sales.

     At January 31, 1996, minimum annual rental commitments under noncancelable leases for the Company as a whole are as follows (in thousands), for the fiscal year ending:

     1997.....................................................................   $ 6,021
     1998.....................................................................     5,710
     1999.....................................................................     4,617
     2000.....................................................................     4,655
     2001.....................................................................     4,557
     Thereafter...............................................................    15,360
                                                                                 -------
     Total minimum lease payments.............................................   $40,920
                                                                                 =======

     Rent expense for the aforementioned operating leases (excluding disposed of retail operations (note 13)) was approximately $1,087,000, $1,345,000 and $2,469,000 for the years ended January 31, 1994, 1995 and 1996, respectively. Rent paid to the related party lessor by Mazel was approximately $1,229,000, $1,241,000 and $1,330,000 for 1994, 1995 and 1996, respectively.

                               MAZEL COMPANY L.P.
                             ODD-JOB HOLDINGS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     In conjunction with the Acquisition, a portion of the purchase price was assigned to leases based on the excess of the contractual lease payments over the estimated current market rentals in the amount of approximately $1,891,000. This amount is shown with other liabilities and will be reduced as lease payments are made.

(b) LETTERS OF CREDIT

     The Company has letters of credit facilities totaling $6,000,000 to be used in the normal operations of the business. At January 31, 1996, the Company had outstanding letters of credit issued to various parties aggregating approximately $914,000.

(c) CONTINGENT SUBORDINATED NOTE AGREEMENTS

     In the event of a sale or qualified public offering occurring during the five-year period ending on July 14, 1997, in which the aggregate price paid by the public is in excess of $10,000,000, contingent notes amounting to $4,000,000 become payable to owners of the predecessor entity to Mazel.

(d) INDEMNIFICATION AGREEMENT

     Mazel has agreed to indemnify certain defendants against damages in the amount of $5,000,000 with respect to an attempted acquisition by the plaintiff. A claim for $20,000,000 against Mazel alleging tortious interference with respect to the attempted acquisition has been dismissed but remains subject to an amended filing. Discovery with respect to this lawsuit has not commenced. The defendants believe the action to be without merit and intend to contest the matter vigorously. Based upon the facts of the matter and discussions with legal counsel, Mazel does not believe that the ultimate resolution of this matter will have a material adverse impact on the results of operations or the financial condition of Mazel.

(e) CONTINGENT BONUSES

     Holdings has agreed to pay an incentive employment bonus to two key executives of Holdings on the earlier of January 31, 1999, a qualified initial public offering (as defined), or the sale of Holdings. These bonuses are to be calculated based on earnings of Holdings, as defined.

(f) CONTINGENT STOCK OPTION

     In the event of an initial public offering, Holdings is committed to grant two key executives stock options for a number of shares of stock at a price equal to $150,000 divided by the initial public offering price per share.

(12)  RETIREMENT AND SAVINGS PLAN

     Mazel maintains a contributory savings plan under Section 401(k) of the Internal Revenue Code for the benefit of all collectively bargained employees meeting certain minimum age and service requirements. Mazel's contribution under the savings plan, which amounts to 25 percent of the employees' contributions up to a maximum of $250 per employee, was $4,589, $4,786 and $5,619 for the years ended January 31, 1994, 1995 and 1996, respectively.

(13)  DISPOSAL OF MAZEL RETAIL BUSINESS

     In October 1995, Mazel sold its retail business, which consisted of 11 closeout stores (Just Closeouts, Inc. and It's A Dollar, Inc.), for approximately $1,818,000. Under terms of the agreement, Mazel sold all the assets of the retail business (primarily inventory and fixed assets) to the buyer, and the buyer assumed the

                               MAZEL COMPANY L.P.
                             ODD-JOB HOLDINGS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

operating liabilities, including the store leases, maintenance contracts, and accrued expenses. Mazel realized a loss on this disposal of approximately $1,571,000. No assets of the disposed of retail business segment are included in the combined balance sheet as of January 31, 1996. Mazel remains contingently liable for the retail store lease obligations in the event that the buyer should default on its lease payments. The lease obligations, for fiscal years ending January 31, are as follows: 1997 -- $609,000; 1998 -- $575,000; 1999 --
$418,000; 2000 -- $212,000; 2001 -- $157,000; and $214,000 thereafter.

(14)  SUBSEQUENT EVENTS

     In March of 1996, Mazel received a $4,000,000 capital contribution from two of its partners. Also in March 1996, Holdings acquired certain assets and liabilities of two stores from a related party in exchange for the related party's accounts receivable balance for $969,000.

(15)  PRO FORMA INFORMATION (UNAUDITED)

     Below is the pro forma shareholders' equity section for capital changes at January 27, 1996 and July 27, 1996.

                             JANUARY 27, 1996       JULY 27, 1996
                             ----------------       -------------
                             (IN THOUSANDS EXCEPT SHARE DATA)
Common stock 14,000,000
  shares authorized,
  6,210,000 shares issued
  and outstanding..........           --                    --
Additional Paid in
  Capital..................       25,099                25,099
Retained Earnings
  (deficit)................       (1,265)               (1,261)

Below is the pro forma and supplemental earnings per share information (in thousands except share data)

                                  YEAR ENDED JANUARY 27, 1996           SIX MONTHS ENDED JULY 27, 1996
                              -----------------------------------     -----------------------------------
                                                        EARNINGS                                EARNINGS
                               SHARES      EARNINGS     PER SHARE      SHARES      EARNINGS     PER SHARE
                              --------     --------     ---------     --------     --------     ---------
Shares issued with respect
  to existing capital and
  debt holders pretax
  income....................  5,923,779      3,118                    6,210,000      4,567
Pro forma income taxes......                 1,278(A)                                1,872(A)
                              --------     --------                   --------     --------        ---
Pro forma earnings per share
  information after taxes...  5,923,779      1,840         .31        6,210,000      2,695         .43
                                                        =======                                 =======
Adjustment for debt
  repayment from proceeds...  1,849,375(B)   1,440(C)                 1,849,375(B)     758(C)
                              --------     --------                   --------     --------
Supplemental earnings per
  share information.........  7,773,154      3,280         .42        8,059,375      3,453         .43
                              ========      ======      =======       ========      ======      =======

---------------

(A) Provides for income tax rate at 41%.

(B) Represents shares issued from the Offering used to repay debt ($29,590 of debt / $16/share).

(C) Represents the net tax effect elimination of interest expense using the weighted average borrowing rate of 8.25% for the year and 8.68% for the six-month period on a principal balance of $29,590.

(16)  PRO FORMA BALANCE SHEET DATA

     The unaudited pro forma balance sheet data reflects transactions between the Company and its partners, employees, debt holders and other related entities arising in conjunction with the Offering as if it had been completed on July 27, 1996.

                          INDEPENDENT AUDITORS' REPORT

The Partners
Mazel Company L.P.:

     We have audited the accompanying consolidated balance sheets of Mazel Company L.P. as of January 31, 1995 and 1996, and the related consolidated statements of operations, partners' equity, and cash flows for each of the years in the three-year period ended January 31, 1996. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mazel Company L.P. as of January 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended January 31, 1996, in conformity with generally accepted accounting principles.

/s/  KPMG Peat Marwick LLP

Cleveland, Ohio
May 22, 1996

                               MAZEL COMPANY L.P.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                  JANUARY 31,
                                                              -------------------       JULY 27,
                                                               1995        1996           1996
                                                              -------     -------     ------------
                                                                                      (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents.................................  $    19     $     2       $      2
  Accounts receivable -- trade, less allowance for doubtful
     accounts of $175 in 1995 and 1996 (note 5).............    7,267      10,190         13,701
  Notes and other receivables (note 5)......................      136         448            806
  Inventories...............................................   19,744      24,290         26,867
  Prepaid expenses..........................................      313          70            368
                                                              -------     -------     ------------
          Total current assets..............................   27,479      35,000         41,744
Equipment, furniture, and leasehold improvements, net (note
  3)........................................................    1,746       1,369          1,464
Other assets................................................      604         720            692
Notes receivable -- related parties (note 5)................      560       4,420          8,390
                                                              -------     -------     ------------
                                                              $30,389     $41,509       $ 52,290
                                                              =======     =======      =========
LIABILITIES AND PARTNERS' EQUITY
Current Liabilities
  Long-term debt, current portion (note 4)..................  $ 1,833     $ 1,332       $  1,332
  Accounts payable (note 5).................................    7,115       9,508          9,970
  Accrued expenses..........................................    1,289       1,280          2,089
  Other current liabilities.................................       --          --             --
                                                              -------     -------     ------------
          Total current liabilities.........................   10,237      12,120         13,391
Revolving line of credit (note 4)...........................    7,244      12,084         15,475
Long-term debt, net of current portion (note 4).............    1,446       4,010          3,280
Other liabilities...........................................       --         166             73
                                                              -------     -------     ------------
          Total liabilities.................................   18,927      28,380         32,219
Partners' equity (notes 2 and 6)............................   11,462      13,129         20,071
Commitments and contingencies (notes 7 and 10)..............
                                                              -------     -------     ------------
                                                              $30,389     $41,509       $ 52,290
                                                              =======     =======      =========

          See accompanying notes to consolidated financial statements.

                               MAZEL COMPANY L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                                 SIX MONTHS ENDED
                                               YEAR ENDED JANUARY 31,          ---------------------
                                           -------------------------------     JULY 31,     JULY 27,
                                            1994        1995        1996         1995         1996
                                           -------     -------     -------     --------     --------
                                                                                    (UNAUDITED)
Net sales................................  $62,744     $62,748     $77,313     $ 33,648     $ 54,175
Cost of sales............................   45,703      45,790      56,877       23,866       40,862
                                           -------     -------     -------     --------     --------
          Gross profit...................   17,041      16,958      20,436        9,782       13,313
Selling, general & administrative
  expense................................   10,546      10,478      13,031        6,063        8,012
Special charges..........................    1,285          --         332           --           --
                                           -------     -------     -------     --------     --------
          Operating profit...............    5,210       6,480       7,073        3,719        5,301
Other income (expense)
  Interest expense, net..................   (1,130)       (883)       (978)        (499)        (431)
  Other..................................      (72)         15        (571)          24           22
                                           -------     -------     -------     --------     --------
          Income from continuing
            operations before income
            taxes and extraordinary
            loss.........................    4,008       5,612       5,524        3,244        4,892
Income taxes.............................       21          73          26           37           32
                                           -------     -------     -------     --------     --------
          Income from continuing
            operations before
            extraordinary loss...........    3,987       5,539       5,498        3,207        4,860
Extraordinary loss (note 4)..............     (455)         --          --           --           --
                                           -------     -------     -------     --------     --------
          Income from continuing
            operations...................    3,532       5,539       5,498        3,207        4,860
Discontinued operations (note 10)
  Loss from operations of discontinued
     retail business segment.............     (807)       (724)       (631)        (458)          --
  Loss on disposal of retail business
     segment.............................       --          --      (1,571)          --           --
                                           -------     -------     -------     --------     --------
          Net income.....................  $ 2,725     $ 4,815     $ 3,296     $  2,749     $  4,860
                                           =======     =======     =======      =======      =======

          See accompanying notes to consolidated financial statements.

                               MAZEL COMPANY L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY

                 YEARS ENDED JANUARY 31, 1994, 1995, AND 1996,
                       AND SIX MONTHS ENDED JULY 27, 1996

                             (DOLLARS IN THOUSANDS)

        Balance as of January 31, 1993.....................................    $ 7,678
        Distributions......................................................       (950)
        Net income.........................................................      2,725
                                                                               -------
        Balance as of January 31, 1994.....................................      9,453
        Distributions......................................................     (2,806)
        Net income.........................................................      4,815
                                                                               -------
        Balance as of January 31, 1995.....................................     11,462
        Equity contributions...............................................         92
        Distributions......................................................     (1,721)
        Net income.........................................................      3,296
                                                                               -------
        Balance as of January 31, 1996.....................................     13,129
        Equity contributions (unaudited)...................................      4,000
        Distributions (unaudited)..........................................     (1,918)
        Net income (unaudited).............................................      4,860
                                                                               -------
        Balance as of July 27, 1996 (unaudited)............................    $20,071
                                                                               =======

          See accompanying notes to consolidated financial statements.

                               MAZEL COMPANY L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                 SIX MONTHS ENDED
                                               YEAR ENDED JANUARY 31,          ---------------------
                                           -------------------------------     JULY 31,     JULY 27,
                                            1994        1995        1996         1995         1996
                                           -------     -------     -------     --------     --------
                                                                                    (UNAUDITED)
Cash flows from operating activities
  Net income.............................  $ 2,725     $ 4,815     $ 3,296     $  2,749     $  4,860
  Adjustments to reconcile net income to
   net cash provided by (used in)
   operating activities
     Depreciation and amortization.......      641         466         497          256          179
     Extraordinary loss..................      455          --          --           --           --
     Allowance for doubtful accounts.....      105         (55)         --           --           --
     Loss on sale of discontinued
       operations........................       --          --       1,571           --           --
     Changes in operating assets and
       liabilities
       Accounts receivable --  trade.....      817      (1,093)     (2,916)        (566)      (3,511)
       Notes and other receivables.......      148         (56)       (349)          19         (358)
       Inventories.......................    1,541        (331)     (7,236)      (3,241)      (2,577)
       Prepaid expenses..................      119         (86)        181          (65)        (298)
       Other assets......................      (80)        (82)       (134)          55           28
       Accounts payable..................      782       2,190       2,828          250          462
       Accrued expenses and other
          liabilities                          279         139         359          234          716
     Discontinued operations --  noncash
       charges and working capital
       changes...........................      107         312        (893)        (308)          --
                                           -------     -------     -------     --------     --------
          Total adjustments..............    4,914       1,404      (6,092)      (3,366)      (5,359)
                                           -------     -------     -------     --------     --------
          Net cash provided by (used in)
            operating activities.........    7,639       6,219      (2,796)        (617)        (499)
                                           -------     -------     -------     --------     --------
Cash flows from investing activities
  Capital expenditures, net..............     (217)       (497)       (436)        (169)        (274)
  Issuance of notes receivable --
     related parties.....................       --        (560)     (3,860)        (250)      (3,970)
  Proceeds from sale of discontinued
     operations..........................       --          --       1,818           --           --
                                           -------     -------     -------     --------     --------
          Net cash used in investing
            activities...................     (217)     (1,057)     (2,478)        (419)      (4,244)
                                           -------     -------     -------     --------     --------
Cash flows from financing activities
  Proceeds from term loan................       --       4,000       3,925           --           --
  Repayment of debt......................   (5,790)    (12,636)     (1,362)        (667)        (730)
  Net borrowings under revolving credit
     facility............................       --       6,856       4,840        3,627        3,391
  Repayment of subordinated notes
     payable.............................     (500)       (500)       (500)        (500)          --
  Equity contributions...................       --          --          92           --        4,000
  Distributions..........................     (950)     (2,806)     (1,721)      (1,424)      (1,918)
  Loan fees..............................     (280)        (75)        (17)          --           --
                                           -------     -------     -------     --------     --------
          Net cash provided by (used in)
            financing activities.........   (7,520)     (5,161)      5,257        1,036        4,743
                                           -------     -------     -------     --------     --------
Net increase (decrease) in cash and cash
  equivalents............................      (98)          1         (17)          --           --
Cash and cash equivalents at beginning of
  period.................................      116          18          19           19            2
                                           -------     -------     -------     --------     --------
Cash and cash equivalents at end of
  period.................................  $    18     $    19     $     2     $     19     $      2
                                           =======     =======     =======      =======      =======
Supplemental disclosure
  Interest paid..........................  $ 1,129     $   882     $ 1,127     $    499     $    799
                                           =======     =======     =======      =======      =======

          See accompanying notes to consolidated financial statements.

                               MAZEL COMPANY L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        JANUARY 31, 1994, 1995, AND 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) NATURE OF OPERATIONS

     Mazel Company L.P. (Partnership) is a wholesaler of closeout merchandise. The Partnership's principal market is closeout retailers.

(b) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying consolidated financial statements of the Partnership include the accounts of Blue Grass Premium Corp.; Oxford Imports Co.; Oxford Products Co.; and The Mazel Company of New York, Inc. All significant interdivisional transactions have been eliminated.

(c) CASH AND CASH EQUIVALENTS

     For financial reporting purposes, the Partnership considers all investments purchased with an original maturity date of three months or less to be cash equivalents.

(d) INVENTORIES

     Inventories are valued at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method.

(e) EQUIPMENT, FURNITURE, AND LEASEHOLD IMPROVEMENTS

     Depreciation and amortization are provided for the cost of depreciable properties at rates based on their estimated useful lives. The rates so determined are applied on a straight-line basis. Maintenance and repairs are charged to expense as incurred.

(f) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(g) INCOME TAXES

     As a partnership, the allocated share of the taxable income or loss for the period is includable in the income tax returns of the partners; accordingly, federal and state income taxes are not reflected in the Partnership's financial statements. City income taxes are the responsibility of the Partnership.

(h) INTERIM INFORMATION (UNAUDITED)

     The interim information presented in the consolidated financial statements has been prepared by management without audit and, in the opinion of management, includes all adjustments of a normal recurring nature that are necessary for the fair presentation of financial position, results of operations, and cash flows for the periods shown, in accordance with generally accepted accounting principles.

                               MAZEL COMPANY L.P.

(2)  PARTNERS' CAPITAL

     In 1992, the Partnership was funded by a $13,500,000 initial capital contribution by two of the three partners of the Partnership, who funded $4,500,000 and $9,000,000, respectively. Of the $9,000,000 contribution,
$4,500,000 represents preferred capital. Terms of the Partnership agreement prioritize cash distributions as follows:

          First--in 1993, a mandatory distribution of $225,000, which was made.

          Second--Beginning in 1993, mandatory distributions equal to 10 percent of the preferred capital, which have been made.

          Third--A mandatory distribution to all partners in proportion to their respective profit percentages to cover their income tax liabilities resulting from Partnership income.

          Fourth--Distributions providing for a return of the preferred capital.

          Fifth--After complete distribution of preferred capital, distributions to partners on a pro rata basis in proportion to their respective capital percentages until the partners shall have received an amount equal to their aggregate capital contributions.

          Sixth--The balance to all partners on a pro rata basis in proportion to their respective positive capital account balances.

     The Partnership agreement calls for redemption of the preferred capital in July 2002. If the Partnership shall not have funds legally available to redeem all the preferred capital, then the Partnership shall redeem the remaining preferred capital on later dates when the funds are legally available.

     The cash distributions and preferred capital redemption provisions made above are subject to restrictions between the Partnership and its lender (note
4).

(3)  EQUIPMENT, FURNITURE, AND LEASEHOLD IMPROVEMENTS

     At January 31, 1995 and 1996, the major classes of equipment, furniture, and leasehold improvements are summarized at cost, as follows:

                                                                          1995       1996
                                                                         ------     ------
                                                                          (IN THOUSANDS)
     Equipment........................................................   $1,214     $1,334
     Furniture........................................................    1,673        972
     Leasehold improvements...........................................      854        780
                                                                         ------     ------
                                                                          3,741      3,086
     Less accumulated depreciation and amortization...................    1,995      1,717
                                                                         ------     ------
                                                                         $1,746     $1,369
                                                                         ======     ======

(4)  LONG-TERM DEBT

(a) TERM LOAN AND REVOLVING LINE OF CREDIT

     The Partnership has a term loan and revolving line of credit with The Provident Bank (Provident) secured by all the assets of the Partnership.

     The $5,500,000 term loan has a maturity date of December 1, 2000, with a portion bearing interest at 2.95 percentage points above the Treasury rate as defined and a portion bearing interest at one-half percent above the prime rate as published by Provident. At January 31, 1996, the interest rate charged to the Partnership was

                               MAZEL COMPANY L.P.

6.49 percent on $1,446,889 and 9.0 percent on the remainder. Principal payments are due in the amount of $111,000 per month through February 1, 1997 and $85,402 per month thereafter through maturity.

     The revolving credit facility has a maturity date of January 31, 1998, bears interest at the prime rate as published by Provident or a "LIBOR Rate" as defined, and is subject to a commitment fee on the unused portion. At January 31, 1996, the interest rate charged to the Partnership was 8.2 percent on $5,000,000 of borrowings and 8.5 percent on the remainder. Availability on the revolving credit facility is the lesser of $20,000,000 or a borrowing base computation based on accounts receivable and inventories.

     As of January 31, 1995 and 1996, amounts outstanding under the term loan totaled $2,779,000 and $5,342,000, respectively, and outstanding borrowings on the revolving line of credit totaled $7,244,000 and $12,084,000, respectively.

     In addition to the regularly scheduled term loan payments, the Partnership is required, on an annual basis, to make certain prepayments in accordance with a defined formula beginning June 1, 1995.

     In 1994 the Partnership refinanced its term loan and revolving line of credit. Pursuant to such refinancing, unamortized financing fees relating to the old debt of $455,000 were written off and have been reported as an extraordinary loss for financial reporting purposes.

(b) SUBORDINATED NOTES PAYABLE

     Notes payable originally aggregating $1,500,000 were payable to individuals who own or who owned interests in the Partnership. The final installments totaling $500,000 were made in July 1995, and the notes were retired.

(5)  RELATED PARTY TRANSACTIONS

     Certain partners have ownership interests in parties which are both vendors and customers of the Partnership. During the years ended January 31, 1994, 1995, and 1996, sales to these parties amounted to approximately $2,506,000, $2,216,000, and $3,462,000, respectively, and purchases from these parties approximated $2,992,000, $2,653,000, and $909,000, respectively. At January 31, 1995 and 1996, approximately $285,000 and $1,180,000, respectively, was due from these parties and included in accounts receivable -- trade. In addition, at January 31, 1995, approximately $128,000 was due to these parties and included in accounts payable.

     Beginning in December 1995, the Partnership provided consulting services to a related party. Total fees earned for the year ended January 31, 1996 were approximately $96,000 and are included in notes and other receivables. The revenue is reflected as a reduction of operating, selling, and administrative expense.

     Also included in notes and other receivables are amounts due from executives for approximately $166,000 at January 31, 1996.

     During each of the years ended January 31, 1994, 1995 and 1996, the Partnership paid a management fee of $100,000 to its managing partner.

     Notes from related parties bear interest at 7.34 percent to 14.5 percent; the interest is paid annually or monthly. During the year ended January 31, 1996, the Partnership recorded $141,933 of interest income as an offset to interest expense on these notes. As of January 31, 1996, interest of $34,278 related to these notes was due and included in accounts receivable -- trade. The Partnership has agreed to provide $530,000 of additional funds to one of the related parties.

     In April 1996, the Partnership loaned an additional $4,000,000 to a related party. In order to provide this loan to the related party, the Partnership received the funds as a capital contribution from two of its partners.

                               MAZEL COMPANY L.P.

(6)  EMPLOYEE EQUITY PLAN

     The Partnership maintains an Employee Equity Plan (Plan) eligible to key executives of the Partnership. Terms of the Plan call for the awarding of units, entitling key executives to purchase Partnership units for a stated purchase price, with exercisability subject to certain vesting restrictions, generally over a five-year period. Pursuant to exercise of the purchase option, such key executives become limited partners of the Partnership. No more than 2,000 units can be issued under the Plan; on a fully diluted basis the Plan would represent a 15.3 percent profits interest in the Partnership. During the year ended January 31, 1996, the Partnership issued 1,660 units to key executives, leaving a total of 1,730 units outstanding at January 31, 1996, of which 588 units were vested. Such units were issued for a purchase price of $25.00 per unit, at a discount of $225.00 per unit from fair market value established by an independent appraisal. The resulting compensation expense for the years ended January 31, 1995 and 1996, was not material.

(7)  COMMITMENTS AND CONTINGENCIES

(a) LEASES

     The Partnership is obligated under operating leases with rental arrangements for various periods of time providing for fixed rents. A portion of this commitment (which expires on December 31, 2002) is for the Partnership's office and warehouse facilities where the lessor is a company in which certain partners of the Partnership have a minority ownership interest.

     At January 31, 1996, future minimum rental payments applicable to the aforementioned operating leases were as follows:

                                                                             (IN THOUSANDS)
     1997.................................................................       $1,317
     1998.................................................................        1,263
     1999.................................................................        1,252
     2000.................................................................        1,246
     2001.................................................................        1,163
     Thereafter...........................................................        2,228
                                                                                -------
     Total minimum lease payments.........................................       $8,469
                                                                                =======

     Rent expense for the aforementioned operating leases (excluding retail operations [note 10]) was approximately $1,229,000, $1,260,000, and $1,344,000 for the years ended January 31, 1994, 1995, and 1996, respectively. Rent paid to the related party lessor was approximately $1,087,000, $1,241,000, and $1,330,000 for 1994, 1995, and 1996, respectively.

(b) LETTERS OF CREDIT

     The Partnership has a letter of credit facility of $3,000,000 to be used for the purchase of inventory overseas. At January 31, 1996, there was a letter of credit issued for the purchase of inventory for approximately $134,000.

(c) CONTINGENT SUBORDINATED NOTE AGREEMENTS

     In the event of a sale or qualified public offering occurring during the five-year period ending on July 14, 1997, in which the aggregate price paid by the public is in excess of $10,000,000, contingent notes amounting to $4,000,000 become payable to owners of the predecessor entity to the Partnership.

                               MAZEL COMPANY L.P.

(d) INDEMNIFICATION AGREEMENT

     The Partnership has agreed to indemnify certain defendants against damages in the amount of $5,000,000 with respect to an attempted acquisition by the plaintiff. A claim for $20,000,000 against the Partnership alleging tortious interference with respect to the attempted acquisition has been dismissed but remains subject to an amended filing. Discovery with respect to this lawsuit has not commenced. The defendants believe the action to be without merit and intend to contest the matter vigorously. Based upon the facts of the matter and discussions with legal counsel, the Partnership does not believe that the ultimate resolution of this matter will have a material adverse impact on the results of operations or the financial condition of the Partnership.

(8)  RETIREMENT AND SAVINGS PLAN

     The Partnership maintains a contributory savings plan under Section 401(k) of the Internal Revenue Code for the benefit of all collectively bargained employees meeting certain minimum age and service requirements. The Partnership's contribution under the savings plan, which amounts to 25 percent of the employees' contributions up to a maximum of $250 per employee, was $4,589, $4,786, and $5,619 for the years ended January 31, 1994, 1995, and 1996, respectively.

(9)  FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses is considered to approximate their fair value due to the short maturity of these instruments. Debt instruments and related party notes receivable are carried at cost which approximates market.

(10)  DISPOSAL OF RETAIL BUSINESS SEGMENT

     In October 1995, the Partnership sold its retail business, which consisted of 11 closeout stores (Just Closeouts, Inc. and It's A Dollar, Inc.), for approximately $1,818,000. Under terms of the agreement, the Partnership sold all the assets of the retail business (primarily inventory and fixed assets) to the buyer, and the buyer assumed the operating liabilities, including the store leases, maintenance contracts, and accrued expenses. The Partnership realized a loss on this disposal of approximately $1,571,000. No assets of the retail business segment are included in the consolidated balance sheet as of January 31, 1996. The Partnership remains contingently liable for the retail store lease obligations in the event that the buyer should default on its lease payments. The lease obligations, for fiscal years ending January 31, are as follows:
1997 -- $609,000; 1998 -- $575,000; 1999 -- $418,000; 2000 -- $212,000;
2001 -- $157,000; and $214,000 thereafter.

     The Partnership is anticipating a public offering within the next fiscal year. Immediately prior to the public offering, the Partnership will merge with other entities, some of which operate retail business. Upon consummation of the public offering, the above discontinued retail operations will be retroactively reclassified to continuing operations.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
Odd-Job Holdings, Inc.:

     We have audited the accompanying consolidated balance sheet of Odd-Job Holdings, Inc. and subsidiary (Successor) as of January 27, 1996, and the related consolidated statements of operations, stockholder's equity, and cash flows from December 7, 1995 to January 27, 1996 (Successor period) and the combined statements of operations and cash flows of Odd Job (Predecessor) for the period from February 1, 1995 to December 7, 1995 (Predecessor period). These consolidated and combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of Odd-Job Holdings, Inc. and subsidiary as of January 27, 1996, and the results of their operations and cash flows for the Successor period in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor combined financial statements present fairly, in all material respects, the results of operations and cash flows of Odd Job for the Predecessor period in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, on December 7, 1995, Odd-Job Holdings, Inc. acquired, in a business combination accounted for as a purchase, stock and partnership units in several entities. As a result of the acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

/s/  KPMG Peat Marwick LLP

Cleveland, Ohio
March 29, 1996, except for Note 4(c),
  which is as of April 8, 1996

                     ODD-JOB HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                         JANUARY 27,     JULY 27,
                                                                            1996           1996
                                                                         -----------    -----------
                                                                                        (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents (including restricted cash of $100)......     $ 1,468         $ 2,310
  Accounts receivable, less allowance for doubtful accounts of $20
     (note 5)........................................................       1,486           1,332
  Inventories........................................................       5,020          14,457
  Prepaid expenses, income taxes, and other current assets...........         370             512
  Deferred income taxes (note 6).....................................         314             314
                                                                        -----------     -----------
          Total current assets.......................................       8,658          18,925
Equipment, furniture, and leasehold improvements, net (note 3).......       1,728           2,231
Other assets
  Goodwill, net......................................................       9,000           9,509
  Deferred income taxes (note 6).....................................       1,695           1,695
  Security deposits..................................................         234             273
  Other..............................................................         134             171
                                                                        -----------     -----------
          Total other assets.........................................      11,063          11,648
                                                                        -----------     -----------
                                                                          $21,449         $32,804
                                                                         ========        ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable (note 5)..........................................     $ 3,834         $ 6,683
  Accrued expenses (note 5)..........................................       1,191           1,807
  Current maturities of long-term debt (note 4)......................          28              22
  Other current liabilities (note 8[a])..............................         193             360
                                                                        -----------     -----------
          Total current liabilities..................................       5,246           8,872
Long-term debt (note 4)..............................................      12,998          20,684
Other noncurrent liabilities (note 8[a]).............................       1,871           1,910
Deferred income taxes (note 6).......................................          44              44
                                                                        -----------     -----------
          Total liabilities..........................................      20,159          31,510
Stockholder's equity
  Common stock (authorized 10,000 shares, issued 1,000)..............           1               1
  Additional paid-in capital.........................................       1,389           1,389
  Accumulated deficit................................................        (100)            (96)
                                                                        -----------     -----------
          Total stockholder's equity.................................       1,290           1,294
Commitments and contingencies (note 8)...............................
                                                                        -----------     -----------
                                                                          $21,449         $32,804
                                                                         ========        ========

   See accompanying notes to consolidated and combined financial statements.

                     ODD-JOB HOLDINGS, INC. AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF OPERATIONS (SUCCESSOR) AND
                COMBINED STATEMENTS OF OPERATIONS (PREDECESSOR)

                             (DOLLARS IN THOUSANDS)

                                                                                                SUCCESSOR
                                                     PREDECESSOR                 PREDECESSOR    ---------
                                                     -----------                 -----------       SIX
                                                     FEBRUARY 1,                 SIX MONTHS      MONTHS
                                                       1995 TO      SUCCESSOR       ENDED         ENDED
                                                     DECEMBER 7,    ---------     JULY 31,      JULY 27,
                                                        1995         NOTE 1         1995          1996
                                                     -----------    ---------    -----------    ---------
                                                                                       (UNAUDITED)
Net sales.........................................     $45,289       $14,775       $25,770       $35,039
Cost of sales.....................................      27,904         9,637        15,878        21,368
                                                     -----------    ---------    -----------    ---------
          Gross profit............................      17,385         5,138         9,892        13,671
Selling, general, and administrative expenses
  (note 5)........................................      16,199         4,658         9,102        12,810
Employee signing bonuses..........................          --           300            --            --
                                                     -----------    ---------    -----------    ---------
          Income from operations..................       1,186           180           790           861
Interest expense..................................         213           287            91           853
                                                     -----------    ---------    -----------    ---------
Income (loss) before income taxes.................         973          (107)          699             8
Income tax (benefit) expense (note 6).............          14            (7)           78             4
                                                     -----------    ---------    -----------    ---------
          Net income (loss).......................     $   959          (100)          621             4
                                                     ===========    =========    ===========    =========

   See accompanying notes to consolidated and combined financial statements.

                     ODD-JOB HOLDINGS, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (SUCCESSOR)

                      DECEMBER 7, 1995 TO JANUARY 27, 1996
                       AND SIX MONTHS ENDED JULY 27, 1996

                             (DOLLARS IN THOUSANDS)

                                                 COMMON STOCK        ADDITIONAL
                                              -------------------     PAID-IN      ACCUMULATED
                                              NUMBER    PAR VALUE     CAPITAL        DEFICIT      TOTAL
                                              ------    ---------    ----------    -----------    ------
Balance at December 7, 1995................   1,000        $ 1        $  1,389       $    --      $1,390
Net loss...................................      --         --              --          (100)       (100)
                                                            --
                                              ------                 ----------    -----------    ------
Balance at January 27, 1996................   1,000          1           1,389          (100)      1,290
Net income (unaudited).....................      --         --              --             4           4
                                                            --
                                              ------                 ----------    -----------    ------
Balance at July 27, 1996 (unaudited).......   1,000        $ 1        $  1,389       $   (96)     $1,294
                                              ======    =======      ==========    ===========    ======

   See accompanying notes to consolidated and combined financial statements.

                     ODD-JOB HOLDINGS, INC. AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF CASH FLOWS (SUCCESSOR) AND
                COMBINED STATEMENTS OF CASH FLOWS (PREDECESSOR)

                             (DOLLARS IN THOUSANDS)

                                                                                                SUCCESSOR
                                                     PREDECESSOR                 PREDECESSOR    ---------
                                                     -----------                 -----------       SIX
                                                     FEBRUARY 1,                 SIX MONTHS      MONTHS
                                                       1995 TO      SUCCESSOR       ENDED         ENDED
                                                     DECEMBER 7,    ---------     JULY 31,      JULY 27,
                                                        1995         NOTE 1         1995          1996
                                                     -----------    ---------    -----------    ---------
                                                                                       (UNAUDITED)
Cash flows from operating activities
  Net income (loss)...............................     $   959       $  (100)      $   621       $     4
  Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities
       Depreciation and amortization..............         677           149           430           286
       Loss on disposal of property and
          equipment...............................          11            --            --            --
       Deferred income taxes......................          (2)          (12)           --            --
       Changes in operating assets and liabilities
          Accounts receivable.....................        (949)          661          (603)         (836)
          Inventories.............................      (1,767)        2,762        (1,814)       (9,157)
          Other current assets....................         113           170          (182)         (100)
          Cash surrender value of officers' life
            insurance.............................         333            --           (16)           --
          Accounts payable and accrued expenses...       2,062        (2,890)          295         3,378
          Other current liabilities...............         109          (239)            8           167
          Other liabilities.......................          --            --            46            39
                                                     -----------    ---------    -----------    ---------
               Total adjustments..................         587           601        (1,836)       (6,223)
                                                     -----------    ---------    -----------    ---------
               Net cash provided by (used in)
                 operating activities.............       1,546           501        (1,215)       (6,219)
                                                     -----------    ---------    -----------    ---------
Cash flows from investing activities
  Cash paid for acquisition, net of cash
     acquired.....................................          --        (8,395)           --            --
  Cash received at acquisition, net of cash
     expenses incurred............................          --            --            --            70
  Additions to property and equipment, net........      (1,025)          (15)         (683)         (653)
  Additions to other assets.......................        (163)           --           (27)          (36)
                                                     -----------    ---------    -----------    ---------
               Net cash used in investing
                 activities.......................      (1,188)       (8,410)         (710)         (619)
                                                     -----------    ---------    -----------    ---------
Cash flows from financing activities
  Principal payments on debt......................        (600)       (2,789)         (400)          (70)
  Proceeds from term loan.........................          --         7,000         1,900            --
  Net proceeds from revolving lines of credit.....       1,988         1,790            --         3,750
  Debt issuance costs.............................          --          (138)           --            --
  Proceeds from subordinated debt.................          --         2,100            --         4,000
  Proceeds from capital stock.....................          --         1,400            --            --
  Withdrawals from partners' capital..............        (772)           --          (125)           --
  Dividends paid to stockholders..................        (216)         (110)           --            --
                                                     -----------    ---------    -----------    ---------
               Net cash provided by financing
                 activities.......................         400         9,253         1,375         7,680
                                                     -----------    ---------    -----------    ---------
Net increase (decrease) in cash and cash
  equivalents.....................................         758         1,344          (550)          842
Cash and cash equivalents at beginning of
  period..........................................         909           124           909         1,468
                                                     -----------    ---------    -----------    ---------
Cash and cash equivalents at end of period........     $ 1,667       $ 1,468       $   359       $ 2,310
                                                     =========       =======      ========       =======
Supplemental disclosure of cash flow information
  Income taxes paid...............................     $    77       $     7       $   107       $    --
  Interest paid...................................         213            98            83           452
                                                     =========       =======      ========       =======

   See accompanying notes to consolidated and combined financial statements.

NON-CASH INVESTING ACTIVITIES

     In March 1996 Odd Job Holdings acquired certain assets and liabilities of two stores from a related party in exchange for the forgiveness of the related party's accounts receivable balance.

     The transaction is summarized as follows:

          Fair value of assets acquired.....................................   1,077
          Accounts receivable exchanged.....................................   (990)
                                                                              ------
            Liabilities assumed.............................................      87
                                                                              ======

                     ODD-JOB HOLDINGS, INC. AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (SUCCESSOR) AND
                  COMBINED FINANCIAL STATEMENTS (PREDECESSOR)

                                JANUARY 27, 1996

(1)  ORGANIZATION AND NATURE OF OPERATIONS

     Odd-Job Holdings, Inc. (Company or Successor) is a holding company that was formed in November 1994 and is wholly owned by ZS Mazel L.P. (ZS), a limited partnership. The Company owns all of the outstanding common stock of Odd Job Acquisition Corp. (OJAC), which was also organized in November 1994 in contemplation of acquiring all of the outstanding capital stock of Odd Job Trading Corp. (OJT) and POW Trading Corp. (POW), and all of the partnership units of HIA Trading Associates (HIA) and Central Processing Associates (CPA), a group of corporations and partnerships related by common control (collectively, Odd Job or Predecessor). The acquisition of Odd Job for $10,500,000 and $1,013,000 of related expenses occurred on December 7, 1995 (Acquisition) and has been accounted for by the purchase method of accounting. Neither the Company nor OJAC had any activities prior to the acquisition. Concurrently with the Acquisition, ZS merged OJAC with Peddler's Mart, Inc. (Peddlers), a wholly owned subsidiary, in a transaction that has been reflected as an as-if-pooling by virtue of the common control of Peddlers and Odd Job. Peddlers was acquired by ZS on December 9, 1994. In connection with the Acquisition, the purchase price allocation and liabilities assumed were as follows (in thousands):

     Current assets...........................................................   $12,197
     Equipment, furniture and leasehold improvements..........................     1,568
     Goodwill.................................................................     8,801
     Other non-current assets.................................................     1,866
     Expenses incurred in connection with the Acquisition.....................    (1,013)
     Cash paid for stock and partnership units................................    (9,050)
                                                                                 -------
               Liabilities assumed............................................   $14,369
                                                                                 =======

     The following unaudited pro forma combined results of operations assume that the combination had occurred at the beginning of the year ended January 31, 1995 (in thousands):

                                                                      1995         1996
                                                                    --------     --------
     Net sales....................................................  $120,860     $133,881
     Net income...................................................     6,324        4,054

     The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the combination been made at the beginning of the year ended January 31, 1995 or of future results of operations of the combined Company.

     Odd Job and Peddlers are engaged in the retail sale of high-quality closeout merchandise through 13 retail stores operating in the New York metropolitan area.

     As a result of the purchase accounting method applied to the Acquisition, the financial information for the periods after the Acquisition is presented on a different cost basis than for the periods before the Acquisition; accordingly, such Successor and Predecessor financial information is not comparable.

                     ODD-JOB HOLDINGS, INC. AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (SUCCESSOR) AND
            COMBINED FINANCIAL STATEMENTS (PREDECESSOR) -- CONTINUED

     The Successor company information includes the results of Peddlers for the 12 months ending January 27, 1996 and Odd Job for the period from December 7, 1995 to January 27, 1996, as follows (in thousands):

                                                           ODD JOB       PEDDLERS
                                                         -----------    -----------
                                                         DECEMBER 7,    FEBRUARY 1,
                                                           1995 TO        1995 TO
                                                         JANUARY 27,    JANUARY 27,
                                                            1996           1996           TOTAL
                                                         -----------    -----------    -----------
     Net sales........................................     $ 9,621        $ 5,154        $14,775
     Gross profit.....................................       3,485          1,653          5,138
     Special charges..................................         300             --            300
     Operating profit (loss)..........................         198            (18)           180
     Net income (loss)................................           8           (108)          (100)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) PRINCIPLES OF CONSOLIDATION

     Prior to the Acquisition, the financial statements of Odd Job were presented on a combined basis to reflect the economic substance of their activities arising from their common management and control. Subsequent to the Acquisition, the financial statements of OJAC, Peddlers, and Odd Job have been consolidated with the financial statements of the Company reflecting a full year of Peddlers' operations in the Successor period. All significant intercompany balances and transactions have been eliminated in the consolidated and combined financial statements.

(b) CASH AND CASH EQUIVALENTS

     For financial reporting purposes, the Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

(c) INVENTORIES

     Inventories are stated at the lower of cost or market, with cost for the Predecessor determined on the specific identification or first-in, first-out method and cost for the Successor valued by use of the retail method.

(d) EQUIPMENT, FURNITURE, AND LEASEHOLD IMPROVEMENTS

     Depreciation and amortization are provided for the cost of depreciable properties at rates based on their estimated useful lives, which range from 3 to 10 years for furniture and equipment or, for leasehold improvements, extending to the life of the related lease. The rates so determined are applied on a straight-line basis. Maintenance and repairs are charged to expense as incurred.

(e) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f) GOODWILL

     Goodwill consists of the excess of purchase price over the estimated fair value of net assets acquired and is amortized on a straight-line basis over 40 years in connection with the Acquisition and over 8 years for Peddlers. At January 27, 1996, goodwill for the Acquisition and Peddlers amounted to approximately $8,756,000 and $244,000, respectively, net of approximately $45,000 and $42,000, respectively, of accumu-

                     ODD-JOB HOLDINGS, INC. AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (SUCCESSOR) AND
            COMBINED FINANCIAL STATEMENTS (PREDECESSOR) -- CONTINUED

lated amortization. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations.

(g) INCOME TAXES

     Income taxes for the corporations in the consolidated group are accounted for under the asset and liability method, except that during the Predecessor period no federal or state income taxes were provided for HIA or CPA as the taxable income for these partnerships was passed through to their respective partners. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(h) ADVERTISING

     The Company expenses advertising costs as incurred. Advertising expense was approximately $145,000 and $77,000 in the Predecessor and Successor periods, respectively.

(i) CHANGE IN FISCAL YEAR

     Prior to the Acquisition, the Predecessor's fiscal year ended on January 31 of each year. The Successor has adopted a 52-53 week fiscal year ending on the Saturday nearest to the last day of January.

(j) INTERIM INFORMATION (UNAUDITED)

     The interim information presented in the consolidated and combined financial statements has been prepared by management without audit and, in the opinion of management, includes all adjustments of a normal recurring nature that are necessary for the fair presentation of financial position, results of operations, and cash flows for the periods shown, in accordance with generally accepted accounting principles.

(3)  EQUIPMENT, FURNITURE, AND LEASEHOLD IMPROVEMENTS

     At January 27, 1996, the major classes of equipment, furniture, and leasehold improvements are summarized at cost, as follows (in thousands):

     Leasehold improvements....................................................   $1,423
     Furniture, fixtures, and equipment........................................      381
                                                                                  ------
                                                                                   1,804
     Less accumulated depreciation and amortization............................       76
                                                                                  ------
                                                                                  $1,728
                                                                                  ======

(4)  LONG-TERM DEBT

(a) SENIOR DEBT

     In conjunction with the Acquisition, the Company entered into a term loan and revolving line of credit agreement with The Provident Bank (Provident) whereby the Company's debt pursuant to the agreement is secured by all assets of the Company.

     The $7,000,000 term loan has a maturity date of December 31, 2002 and bears interest, which is due quarterly, at 1.25 percent above the prime rate as published by Provident, or the Treasury rate. At January 27,

                     ODD-JOB HOLDINGS, INC. AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (SUCCESSOR) AND
            COMBINED FINANCIAL STATEMENTS (PREDECESSOR) -- CONTINUED

1996, the applicable interest rate was 9.75 percent. Principal payments on the term loan are due in quarterly amounts commencing on January 1, 1998 and continuing through December 31, 2001 as follows: 1998, $300,000 per quarter; 1999, $350,000 per quarter; 2000, $400,000 per quarter; 2001, $450,000 per quarter. A final principal payment of $1,000,000 is due on December 31, 2002.

     The revolving credit facility has a maturity date of April 30, 1998 and bears interest at 1 percent above the prime rate as published by Provident or a "LIBOR Rate" as defined. Interest payments are due monthly; the applicable interest rate was 9.5 percent at January 27, 1996. Availability on the revolving credit facility is the lesser of $6,000,000 or a borrowing base computation based on eligible inventory and accounts receivable, as defined. In addition, the maximum available is reduced by letters of credit issued under the letter of credit facility (see note 8[b]). The loan is subject to certain prepayment penalties. As of January 27, 1996, outstanding borrowings on the revolving line of credit totaled approximately $1,412,000.

     In addition to the regularly scheduled term loan payments, the Company is required to pay, on an annual basis, 25 percent of a prepayment surplus, as defined, beginning June 1, 1998 for 1997.

     The senior debt is subject to certain restrictive covenants, with whose terms the Company is in compliance as of January 27, 1996.

(b) SENIOR SUBORDINATED DEBT

     As part of the consideration for the Acquisition, OJAC issued a $1,000,000 senior subordinated note to a former owner, secured by all assets of the Company and OJAC, with a claim on assets subordinated to the senior debt. The note has a maturity date on the earlier of December 5, 1998, an initial public offering, or a change in control as defined. The note bears interest, which is payable annually, at 1 percent above the prime rate as published by Provident; the applicable interest rate was 9.5 percent at January 27, 1996. The principal is due in total at maturity.

(c) SUBORDINATED DEBT

     The Company issued a $2,100,000 subordinated note to Mazel Company L.P. (Mazel), a related party. The note is secured by all assets of the Company and subordinated to all other long-term debt. The note has a maturity date of February 28, 2003, and bears interest at 6 percent above the prime rate as published by Provident; the applicable interest rate was 14.5 percent at January 27, 1996. The principal is due in total at maturity. In 1996, the Company borrowed an additional $4,000,000 from Mazel which was contributed to OJAC as additional paid-in capital. Mazel also holds an option to acquire OJAC from ZS, who serves as the managing partner of Mazel.

(d) CONTINGENT SUBORDINATED DEBT

     As part of the Acquisition consideration, OJAC issued three $150,000 contingent subordinated notes to the former Odd Job owners for a total of $450,000, secured by all assets of OJAC and subordinated to the senior subordinated debt and senior debt. The notes have a contingent maturity date 60 days subsequent to the settlement of a lawsuit against the owners and bear interest at the prime rate as published by Provident; the applicable interest rate was 8.5 percent at January 27, 1996. The principal and interest are due in total at maturity, if at all, depending upon the outcome of the lawsuit.

(e) PEDDLERS NOTES PAYABLE

     - Senior Subordinated Revolving Credit Note -- Peddlers has a $1,500,000 senior subordinated revolving credit note with a related party expiring at the sale of Peddlers to a third party or a qualified public offering, as defined, bearing interest at a rate of 10 percent, payable monthly. As of January 27, 1996, the amount outstanding was $970,000.

                     ODD-JOB HOLDINGS, INC. AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (SUCCESSOR) AND
            COMBINED FINANCIAL STATEMENTS (PREDECESSOR) -- CONTINUED

     - Contingent Subordinated "A" Note -- Payments to Peddlers' former owner under this note, which matures on December 31, 2002, are to be made annually, to a maximum of $675,000, based on Peddlers' distribution profits, as defined. No amounts have been paid or are payable on this note through January 27, 1996.

     - Contingent Subordinated "B" Note -- Payments to Peddlers' former owner under this note, which matures on December 31, 2002, are to be made annually, to a maximum of $275,000, based on Peddlers' distribution profits, as defined. No amounts have been paid or are payable on this note through January 27, 1996.

     - Subordinated "C" Note -- As part of the acquisition consideration, Peddlers issued a $136,000 subordinated note to its former owner, payable in quarterly installments of $4,250 commencing on December 31, 1994 with a final payment due on September 30, 2002. The amounts payable under this note are to be reduced by payments made under the Contingent Subordinated "A" Note, as defined. As of January 27, 1996, $114,750 was outstanding on this note. The present value of the outstanding amount, discounted at a rate of 10 percent, is $83,439, consisting of a current portion of $17,000 and long-term portion of $66,439.

     - Subordinated "D" Note -- As part of the acquisition consideration, Peddlers also issued a $34,800 subordinated note to its former owner, payable in quarterly installments of $4,350 commencing on December 31, 1994 with a final payment due on September 30, 1996. As of January 27, 1996, $11,540 was outstanding, all of which is current.

(5)  RELATED PARTY TRANSACTIONS

     During the Predecessor period, Odd Job purchased merchandise from a company with whom it shared certain common ownership. Such purchases aggregated approximately $1,835,000. During the Successor period, the Company continued to be related to this supplier. Purchases during the Successor period were approximately $1,813,000. At January 27, 1996, amounts payable to this supplier amounted to approximately $747,000 and are included in accounts payable.

     Also during the Predecessor period, Odd Job procured certain merchandise for the above-mentioned supplier and for other related parties. Such transactions aggregated approximately $5,733,000 and are not reflected in net sales or cost of goods sold in the accompanying Predecessor combined statement of operations.

     Odd Job charged these related parties a fee to cover warehousing and administrative costs aggregating approximately $249,000 for the Predecessor period, in addition to purchase commissions aggregating approximately $459,000 for the period. These revenues are shown as a reduction of selling, general, and administrative expenses in the accompanying Predecessor combined statement of operations.

     During the Successor period, purchases for these related parties aggregated approximately $711,000, and the Company charged these related parties fees aggregating approximately $38,000 for warehousing and administration and $57,000 for commissions. Included in accounts receivable at January 27, 1996 was approximately $1,500,000 due from these related parties.

     During the Successor period, the Company incurred interest expense to related parties totaling approximately $61,000 on various debt arrangements. Of this amount, approximately $49,000 is payable at January 27, 1996 and is included with accrued expenses.

     During the Successor period, the Company was allocated payroll costs of approximately $91,000 from a related party for services provided. The full amount is payable at January 27, 1996 and is included with accrued expenses.

                     ODD-JOB HOLDINGS, INC. AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (SUCCESSOR) AND
            COMBINED FINANCIAL STATEMENTS (PREDECESSOR) -- CONTINUED

(6)  INCOME TAXES

     The components of income tax (benefit) expense for the two months ended January 27, 1996 are as follows (in thousands):

     Deferred federal income tax benefit -- current..............................   $(29)
     Deferred federal income tax expense -- noncurrent...........................     17
     State and local income tax expense..........................................      5
                                                                                    ----
                                                                                    $ (7)
                                                                                    ====

     During the Predecessor period, Odd Job's income was attributable to the HIA and CPA partnerships; accordingly, the related federal and state income tax liabilities were passed through to their respective partners. During the Successor period, the difference in the effective tax rate benefit of 19 percent from the statutory rate benefit of 35 percent is due primarily to state and local income tax expense.

     The components of the deferred income tax benefit are as follows (in thousands):

     Net loss carryforward.......................................................   $(72)
     Inventory capitalization....................................................     44
     Equipment, furniture, and leasehold improvements............................      9
     Goodwill....................................................................      7
                                                                                    ----
                                                                                    $(12)
                                                                                    ====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of January 27, 1996 are presented below (in thousands):

     Deferred tax assets
       Equipment, furniture, and leasehold basis differences...................   $1,035
       Accrued lease obligations...............................................      660
       Inventory capitalization................................................      235
       Net loss carryforward...................................................       72
       Allowance for doubtful accounts.........................................        7
                                                                                  ------
               Total gross deferred tax assets.................................    2,009
     Deferred tax liabilities
       Other...................................................................       44
                                                                                  ------
               Net deferred tax asset..........................................   $1,965
                                                                                  ======

     A net operating carryforward of approximately $205,000 is available to offset future taxable income. This loss carryforward expires in 15 years.

(7)  FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses is considered to approximate their fair value due to the short maturity of these instruments. Debt instruments are carried at cost which approximates market.

(8)  COMMITMENTS AND CONTINGENCIES

(a) LEASES

     The Company is obligated for office, warehouse, and retail space under operating lease agreements which expire at various dates through fiscal 2009. These leases are subject to certain escalation clauses based upon

                     ODD-JOB HOLDINGS, INC. AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (SUCCESSOR) AND
            COMBINED FINANCIAL STATEMENTS (PREDECESSOR) -- CONTINUED

real estate taxes and other occupancy expense. Also, several leases provide for additional rent based on a percentage of sales.

     At January 27, 1996, minimum annual rental commitments under noncancelable leases are as follows (in thousands), for the fiscal year ending:

     1997.....................................................................   $ 4,704
     1998.....................................................................     4,447
     1999.....................................................................     3,365
     2000.....................................................................     3,409
     2001.....................................................................     3,394
     Thereafter...............................................................    13,132
                                                                                 -------
     Total minimum lease payments.............................................   $32,451
                                                                                 =======

     Rent expense relating to these leases for the Predecessor and Successor periods amounted to approximately $4,290,000 and $715,000, respectively.

     In conjunction with the Acquisition, a portion of the purchase price was assigned to leases based on the excess of the contractual lease payments over the estimated current market rentals in the amount of approximately $1,891,000. This amount is shown with other liabilities and will be reduced as lease payments are made.

(b) LETTERS OF CREDIT

     The Company has a letter of credit facility of $3,000,000 to be used in the normal operations of the business. At January 27, 1996, the Company had outstanding letters of credit issued to various parties aggregating approximately $780,000.

(c) CONTINGENT BONUSES

     The Company has agreed to pay an incentive employment bonus to two key executives of the Company on the earlier of January 31, 1999, a qualified initial public offering (as defined), or the sale of the Company. These bonuses are to be calculated based on earnings of the Company, as defined.

(d) CONTINGENT STOCK OPTION

     In the event of an initial public offering, the Company is committed to grant two key executives stock options for a number of shares of stock at a price equal to $150,000 divided by the initial public offering price per share.

(9)  SUBSEQUENT EVENT

     In March 1996, the Company acquired certain assets and liabilities of two stores from a related party in exchange for the related party's accounts receivable balance for $969,000.

                             ODD JOB TRADING CORP.,
                               POW TRADING CORP.,
                           HIA TRADING ASSOCIATES AND
                         CENTRAL PROCESSING ASSOCIATES

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                    --------
INDEPENDENT AUDITORS' REPORT........................................................   F-40
FINANCIAL STATEMENTS FOR THE YEARS ENDED JANUARY 31, 1995 AND 1994:
  Combined Balance Sheets...........................................................   F-41
  Combined Statements of Operations.................................................   F-42
  Combined Statements of Stockholders' Equity and Partners' Capital.................   F-43
  Combined Statements of Cash Flows.................................................   F-44
  Notes to Combined Financial Statements............................................   F-45

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Partners of
  Odd Job Trading Corp.,
  POW Trading Corp.,
  HIA Trading Associates and
  Central Processing Associates:

     We have audited the accompanying combined balance sheets of Odd Job Trading Corp., POW Trading Corp., HIA Trading Associates and Central Processing Associates (the "Company"), all of which companies are under common ownership and common management, as of January 31, 1995 and 1994, and the related combined statements of operations, stockholders' equity and partners' capital and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company at January 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the financial statements, in the year ended January 31, 1994, the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109.

/s/ DELOITTE TOUCHE LLP

New York, New York
August 11, 1995

                             ODD JOB TRADING CORP.,
                               POW TRADING CORP.,
                           HIA TRADING ASSOCIATES AND
                         CENTRAL PROCESSING ASSOCIATES

                            COMBINED BALANCE SHEETS

                           JANUARY 31, 1995 AND 1994

                                                                       1995            1994
                                                                    -----------     -----------
ASSETS
CURRENT ASSETS:
  Cash...........................................................   $   909,175     $   807,583
  Accounts receivable (Less allowance for doubtful accounts of
     $20,000 and $130,000, respectively) (Note 7)................     1,642,309       1,665,982
  Inventories (Note 2)...........................................     5,933,623       5,160,322
  Prepaid expenses and other current assets (Note 2).............       553,368         687,323
  Prepaid income taxes (Note 2)..................................           902         118,653
  Deferred income tax benefits...................................        37,831          34,921
                                                                    -----------     -----------
          Total current assets...................................     9,077,208       8,474,784
                                                                    -----------     -----------
PROPERTY AND EQUIPMENT -- Net (Notes 2 and 3)....................     3,400,696       3,775,678
                                                                    -----------     -----------
OTHER ASSETS:
  Security deposits..............................................       165,397         216,085
  Cash surrender value of officers' life insurance...............       332,996         300,236
  Deferred income tax benefits...................................        19,261          26,337
  Other (Note 2).................................................        87,698         117,060
                                                                    -----------     -----------
          Total other assets.....................................       605,352         659,718
                                                                    -----------     -----------
  TOTAL ASSETS...................................................   $13,083,256     $12,910,180
                                                                     ==========      ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable and accrued expenses (Note 7).................   $ 5,521,072     $ 5,058,832
  Current maturities of long-term debt (Note 5)..................       600,000         800,000
  Income taxes payable...........................................        31,590           2,734
  Other current liabilities......................................       266,823         219,217
                                                                    -----------     -----------
          Total current liabilities..............................     6,419,485       6,080,783
                                                                    -----------     -----------
LONG-TERM DEBT -- Less current maturities (Note 5)...............       800,000       1,400,000
                                                                    -----------     -----------
ACCRUED RENT (Note 8)............................................       172,502         131,266
                                                                    -----------     -----------
DEFERRED INCOME TAXES............................................        15,904          17,242
                                                                    -----------     -----------
STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL:
  Common stock:
  Odd Job Trading Corp., no par value -- authorized, 200 shares;
     outstanding, 200 shares.....................................         6,800           6,800
  POW Trading Corp., no par value -- authorized, 200 shares:
     outstanding, 200 shares.....................................        20,000          20,000
  Additional paid-in capital.....................................        58,800          58,800
  Retained earnings..............................................     1,904,261       1,688,738
  HIA Trading Associates partners' capital (Note 6)..............     3,685,504       3,506,551
                                                                    -----------     -----------
          Total stockholders' equity and partners' capital.......     5,675,365       5,280,889
                                                                    -----------     -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY AND PARTNERS'
  CAPITAL........................................................   $13,083,256     $12,910,180
                                                                     ==========      ==========

                  See notes to combined financial statements.

                             ODD JOB TRADING CORP.,
                               POW TRADING CORP.,
                           HIA TRADING ASSOCIATES AND
                         CENTRAL PROCESSING ASSOCIATES

                       COMBINED STATEMENTS OF OPERATIONS

                     YEARS ENDED JANUARY 31, 1995 AND 1994

                                                                       1995            1994
                                                                    -----------     -----------
NET SALES........................................................   $56,510,863     $50,085,255
COST OF GOODS SOLD (Note 7)......................................    36,319,500      31,519,011
                                                                    -----------     -----------
          Gross profit...........................................    20,191,363      18,566,244
                                                                    -----------     -----------
OPERATING EXPENSES (Note 7):
  Occupancy......................................................     6,077,394       5,656,830
  Selling, general and administrative expense....................    11,174,761      10,402,492
  Depreciation and amortization..................................       815,495         691,440
                                                                    -----------     -----------
          Total..................................................    18,067,650      16,750,762
                                                                    -----------     -----------
INCOME FROM OPERATIONS...........................................     2,123,713       1,815,482
INTEREST EXPENSE -- Net (Note 5).................................       179,995         209,620
                                                                    -----------     -----------
INCOME BEFORE PROVISION FOR INCOME TAXES AND CUMULATIVE EFFECT OF
  A CHANGE IN ACCOUNTING PRINCIPLE...............................     1,943,718       1,605,862
PROVISION FOR INCOME TAXES (Note 4)..............................       225,396         150,298
                                                                    -----------     -----------
INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE......................................................     1,718,322       1,455,564
CUMULATIVE EFFECT OF CHANGE IN METHOD OF ACCOUNTING FOR INCOME
  TAXES..........................................................            --          38,584
                                                                    -----------     -----------
NET INCOME.......................................................   $ 1,718,322     $ 1,416,980
                                                                     ==========      ==========

                  See notes to combined financial statements.

                             ODD JOB TRADING CORP.,
                               POW TRADING CORP.,
                           HIA TRADING ASSOCIATES AND
                         CENTRAL PROCESSING ASSOCIATES

       COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

                     YEARS ENDED JANUARY 31, 1995 AND 1994

                                NET INCOME                                                NET INCOME
                                YEAR ENDED                                                YEAR ENDED
                  JANUARY 31,   JANUARY 31,     PARTNERS'      PARTNERS'    JANUARY 31,   JANUARY 31,    PARTNERS'    JANUARY 31,
                     1993          1994       CONTRIBUTIONS   WITHDRAWALS      1994          1995       WITHDRAWALS      1995
                  -----------   -----------   -------------   -----------   -----------   -----------   -----------   -----------
HIA TRADING
 ASSOCIATES:
  Partners'
    capital.....  $2,904,256    $1,257,806      $ 200,000      $(855,511)   $3,506,551    $1,502,799    $(1,323,846)  $3,685,504
                  -----------   -----------   -------------   -----------   -----------   -----------   -----------   -----------
ODD JOB TRADING
 CORP.:
  Common
    stock.......       6,800            --             --             --         6,800            --            --         6,800
  Paid-in
    capital.....      58,800            --             --             --        58,800            --            --        58,800
  Retained
    earnings....     765,356        23,202             --             --       788,558        49,587            --       838,145
                  -----------   -----------   -------------   -----------   -----------   -----------   -----------   -----------
    Total.......     830,956        23,202             --             --       854,158        49,587            --       903,745
                  -----------   -----------   -------------   -----------   -----------   -----------   -----------   -----------
POW TRADING
 CORP.:
  Common
    stock.......      20,000            --             --             --        20,000            --            --        20,000
  Retained
    earnings....     764,208       135,972             --             --       900,180       165,936            --     1,066,116
                  -----------   -----------   -------------   -----------   -----------   -----------   -----------   -----------
    Total.......     784,208       135,972             --             --       920,180       165,936            --     1,086,116
                  -----------   -----------   -------------   -----------   -----------   -----------   -----------   -----------
CENTRAL
 PROCESSING
 ASSOCIATES.....          --            --             --             --            --            --            --            --
                  -----------   -----------   -------------   -----------   -----------   -----------   -----------   -----------
    TOTAL
   STOCKHOLDERS'
     EQUITY AND
     PARTNERS'
     CAPITAL....  $4,519,420    $1,416,980      $ 200,000      $(855,511)   $5,280,889    $1,718,322    $(1,323,846)  $5,675,365
                  ==========    ==========    ============    ===========   ==========    ==========    ===========   ==========

                  See notes to combined financial statements.

                             ODD JOB TRADING CORP.,
                               POW TRADING CORP.,
                           HIA TRADING ASSOCIATES AND
                         CENTRAL PROCESSING ASSOCIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                     YEARS ENDED JANUARY 31, 1995 AND 1994

                                                                       1995            1994
                                                                    -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income before cumulative effect of a change in accounting
     principle...................................................   $ 1,718,322     $ 1,455,564
  Adjustments to reconcile income before cumulative effect of a change in accounting principle to net cash provided by
     operating activities:
     Reduction in allowance for doubtful accounts................      (110,000)             --
     Provision for losses on accounts receivable.................            --         100,000
     Depreciation and amortization...............................       815,495         691,440
     Loss on disposal of property and equipment..................           801              --
     Deferred income taxes.......................................         2,828         (21,603)
     Change in operating assets and liabilities:
       Accounts receivable.......................................       133,673        (126,706)
       Inventories...............................................      (773,301)     (1,407,933)
       Prepaid expenses and other current assets.................       133,956         (18,245)
       Prepaid income taxes......................................       117,751        (106,589)
       Security deposits.........................................        50,688              --
       Cash surrender value of officers' life insurance..........       (32,760)        (33,224)
       Accounts payable and accrued expenses.....................       462,240       1,547,967
       Income taxes payable......................................        28,856           2,734
       Other current liabilities.................................        47,606          26,371
       Accrued rent..............................................        41,236          17,302
                                                                    -----------     -----------
Net cash provided by operating activities........................     2,637,391       2,127,078
                                                                    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment............................      (341,866)     (1,179,780)
  Additions to other assets......................................       (73,587)        (32,175)
  Proceeds received for sale of property or equipment............         3,500              --
                                                                    -----------     -----------
          Net cash used in investing activities..................      (411,953)     (1,211,955)
                                                                    -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt...................................            --         700,000
  Principal payments on long-term debt...........................      (800,000)       (800,000)
  Withdrawals from partners' capital.............................    (1,323,846)       (998,111)
                                                                    -----------     -----------
          Net cash used in financing activities..................    (2,123,846)     (1,098,111)
                                                                    -----------     -----------
NET INCREASE (DECREASE) IN CASH..................................       101,592        (182,988)
CASH, BEGINNING OF YEAR..........................................       807,583         990,571
                                                                    -----------     -----------
CASH, END OF YEAR................................................   $   909,175     $   807,583
                                                                     ==========      ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest....................................................   $   179,995     $   209,669
                                                                     ==========      ==========
     Income taxes................................................   $   105,362     $   240,205
                                                                     ==========      ==========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Conversion of subordinated debt to partners' capital...........   $        --     $   200,000
                                                                     ==========      ==========
Partners' withdrawals payable....................................   $        --     $  (142,600)
                                                                     ==========      ==========

                  See notes to combined financial statements.

                             ODD JOB TRADING CORP.,
                               POW TRADING CORP.,
                           HIA TRADING ASSOCIATES AND
                         CENTRAL PROCESSING ASSOCIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                     YEARS ENDED JANUARY 31, 1995 AND 1994

(1)  ORGANIZATION

     Odd Job Trading Corp. and POW Trading Corp. are New York corporations organized in August 1974 and August 1984, respectively. HIA Trading Associates and Central Processing Associates are New York partnerships formed in December 1986 and July 1987, respectively. The companies are engaged in the retail sale of high quality closeout merchandise and currently operate twelve retail stores and maintain warehouse and office space in the New York metropolitan area.

     Odd Job Trading Corp., POW Trading Corp. and HIA Trading Associates operate the retail stores and Central Processing Associates acts as a conduit for administrative and warehouse expenses, which are ultimately charged to the other companies within the group.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Combination -- The combined financial statements include the accounts of Odd Job Trading Corp., POW Trading Corp., HIA Trading Associates and Central Processing Associates (collectively the "Company"). As these companies are under the common control of the principal stockholders and partners, it is the opinion of management that presenting the financial statements of the companies on a combined basis more accurately reflects the economic substance of their activities.

     All material intercompany transactions have been eliminated in the combined financial statements.

     Inventory Valuation -- Inventories are stated at the lower of cost or market, with cost determined on the specific identification or first-in, first-out method.

     Property and Equipment -- Property and equipment are stated at cost. Depreciation and amortization are computed on the straight-line method over estimated useful lives as follows:

    Leasehold improvements.................... life of the related lease, which is not in excess of the estimated useful life
    Furniture, fixtures and office equipment.. 3 to 10 years


     Other Assets -- Other assets - Other consists of pre-opening costs related to the various stores. Such costs are capitalized and amortized over the lives of the related store leases. At January 31, 1995 and 1994, other assets are shown net of accumulated amortization of $279,340 and $320,328, respectively. Amortization expense for the years ended January 31, 1995 and 1994 aggregated $97,952 and $66,283, respectively.

     The current portion of pre-opening costs, representing one year's amortization, is included in prepaid expenses and other current assets in the accompanying combined balance sheets and is $89,740 and $84,744 at January 31, 1995 and 1994, respectively.

     Income Taxes -- HIA Trading Associates and Central Processing Associates, the partnerships, do not incur any Federal or state income tax liability as any taxable income is passed through to the partners. Accordingly, no Federal or state income provision has been recorded in the accompanying combined financial statements. HIA Trading Associates and Central Processing Associates are liable, however, for certain local unincorporated business taxes. Federal, state and local taxes are provided on the income of Odd Job Trading Corp. and POW Trading Corp.

                             ODD JOB TRADING CORP.,
                               POW TRADING CORP.,
                           HIA TRADING ASSOCIATES AND
                         CENTRAL PROCESSING ASSOCIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

                     YEARS ENDED JANUARY 31, 1995 AND 1994

     In the year ended January 31, 1994, the Company adopted the method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As detailed in Note 4, the Company provides for deferred income taxes under the asset and liability method, whereby deferred income taxes result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

     Fair Value of Financial Instruments -- SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. The carrying amounts reported in the balance sheet for accounts receivable, accounts payable and long-term debt approximate fair value because of the short-term maturity of these financial instruments.

(3)  PROPERTY AND EQUIPMENT

     Property and equipment at January 31, 1995 and 1994 consist of the following:

                                                                       1995          1994
                                                                    ----------    ----------
    Leasehold improvements.......................................   $4,150,188    $4,071,299
    Furniture, fixtures and equipment............................    2,677,603     2,430,086
                                                                    ----------    ----------
                                                                     6,827,791     6,501,385
    Less accumulated depreciation and amortization...............    3,427,095     2,725,707
                                                                    ----------    ----------
    Property and equipment -- net................................   $3,400,696    $3,775,678
                                                                     =========     =========

(4) INCOME TAXES

     As discussed in Note 2, Federal, state and local income taxes are provided on the income before provision for income taxes of Odd Job Trading Corp. and POW Trading Corp. Local unincorporated business taxes are provided on the income before provision for income taxes of HIA Trading Associates and Central Processing Associates.

     The components of such income tax provision for the years ended January 31, 1995 and 1994 are as follows:

                                                                         1995        1994
                                                                       --------    --------
    Current:
      Federal.......................................................   $121,114    $ 65,240
      State and local...............................................    101,453     106,661
    Deferred:
      Federal.......................................................      4,109      (8,739)
      State and local...............................................     (1,280)    (12,864)
                                                                       --------    --------
                                                                       $225,396    $150,298
                                                                       ========    ========

                             ODD JOB TRADING CORP.,
                               POW TRADING CORP.,
                           HIA TRADING ASSOCIATES AND
                         CENTRAL PROCESSING ASSOCIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

                     YEARS ENDED JANUARY 31, 1995 AND 1994

     The components of the deferred tax accounts as of January 31, 1995 and 1994 are as follows:

                                                                         1995        1994
                                                                       --------    --------
    Current deferred tax asset:
      Inventory capitalization......................................   $ 29,032    $ 23,837
      Allowance for doubtful accounts...............................         65      11,084
      Accrual for medical claims....................................      8,734          --
                                                                       --------    --------
                                                                         37,831      34,921
                                                                       --------    --------
    Noncurrent deferred tax asset:
      Excess of financial reporting depreciation
         over depreciation for tax return purposes..................     18,703      11,328
      Accrued rent..................................................        558      15,009
                                                                       --------    --------
                                                                         19,261      26,337
                                                                       --------    --------
    Noncurrent deferred tax liability:
      Excess of depreciation for tax return purposes
         over financial reporting depreciation......................    (15,904)    (17,242)
                                                                       --------    --------
                                                                       $ 41,188    $ 44,016
                                                                       ========    ========

     As discussed in Note 2, the Company changed its method of accounting for income taxes by adopting the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in the year ended January 31, 1994 and recorded a cumulative effect of $38,584. The adoption of this statement had no material effect on the provision for income taxes for the year ended January 31, 1994.

(5)  LONG-TERM DEBT

     Long-term debt at January 31, 1995 and 1994 consists of the following:

                                                                       1995          1994
                                                                    ----------    ----------
    Term loan payable to a bank, with interest at 1 percent above the prime rate (prime rate being 8.5 percent at January 31,
      1995); due in quarterly installments of $100,000 through
      June 1995..................................................   $  200,000    $  600,000
    Term loan payable to a bank, with interest at 1 percent above the prime rate (prime rate being 8.5 percent at January 31,
      1995); due in quarterly installments of $100,000 beginning
      March 1, 1993 through December 1996, and $400,000 due March
      1, 1997....................................................    1,200,000     1,600,000
                                                                    ----------    ----------
              Total..............................................    1,400,000     2,200,000
    Less current maturities......................................      600,000       800,000
                                                                    ----------    ----------
    Long-term debt less current maturities.......................   $  800,000    $1,400,000
                                                                     =========     =========

     The loans are collateralized by all personal property and fixtures of the Company and are guaranteed by the stockholders and partners of the Company. The Company is required to meet certain financial ratios and covenants as described in the agreements. At January 31, 1995, the Company was not in compliance with

                             ODD JOB TRADING CORP.,
                               POW TRADING CORP.,
                           HIA TRADING ASSOCIATES AND
                         CENTRAL PROCESSING ASSOCIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

                     YEARS ENDED JANUARY 31, 1995 AND 1994

certain loan covenants primarily relating to report deadlines and tangible net worth ratios. On July 13, 1995, the bank issued waivers for the violations of these loan covenants. Additionally, on July 31, 1994, the term loan agreements were amended, eliminating, as of July 31, 1994, a requirement to maintain minimum cash balances, and reducing the requirements under the tangible net worth ratios provisions.

     Long-term debt matures in each of the years subsequent to January 31, 1995 as follows:

                            YEAR ENDING JANUARY 31,                              AMOUNT
    ------------------------------------------------------------------------   ----------
    1996....................................................................   $  600,000
    1997....................................................................      800,000
                                                                               ----------
    Total...................................................................   $1,400,000
                                                                                =========

(6)  SUBORDINATED DEBT

     During 1992, capital in the amount of $200,000 was converted to subordinated debt. Such debt was noninterest-bearing and was due January 1995. In January 1994, the subordinated debt outstanding amounting to $200,000 was contributed to capital by the partners.

(7)  RELATED PARTY TRANSACTIONS

     During the years ended January 31, 1995 and 1994, the Company purchased merchandise from a company that has certain common ownership with the various entities which comprise the Company. Such purchases aggregated approximately $1,918,019 and $2,231,000, respectively. At January 31, 1995 and 1994, amounts payable to this company amounted to approximately $183,965 and $296,000, respectively, and are included in accounts payable and accrued expenses in the accompanying combined balance sheets.

     Also during the years ended January 31, 1995 and 1994, the Company procured certain merchandise for the above-mentioned company and other companies whose stockholders are related to certain stockholders and partners of the Company. Such transactions aggregated approximately $7,448,009 and $6,584,322, respectively, and are not reflected in net sales or cost of goods sold in the accompanying combined statements of operations. Accounts receivable at January 31, 1995 and 1994 related to such transactions amounted to approximately $1,605,994 and $1,680,524, respectively.

     The Company has charged these companies a fee to cover warehousing and administrative costs aggregating approximately $294,862 and $320,000 for the years ended January 31, 1995 and 1994, respectively, and commencing December 1, 1994, commissions as a percentage of these purchases aggregating approximately $123,006. These revenues are included as a reduction of operating expenses in the accompanying combined statements of operations.

(8)  ACCRUED RENT

     Accrued rent is composed of (i) unincurred liability relating to a real estate lease for which the Company is recording rent on a straight-line basis, while the lease terms are for an initial free rent period and increasing rent payments thereafter and, (ii) imputed liability relating to a capitalized equipment lease where the leased equipment becomes the Company's property at the end of the lease.

                             ODD JOB TRADING CORP.,
                               POW TRADING CORP.,
                           HIA TRADING ASSOCIATES AND
                         CENTRAL PROCESSING ASSOCIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

                     YEARS ENDED JANUARY 31, 1995 AND 1994

(9) COMMITMENTS AND CONTINGENCIES

     The Company is obligated under lease agreements for office, warehouse and retail store space, which expire at various dates through September 2006. These leases are subject to certain escalation clauses based upon real estate taxes and other occupancy expenses. In addition, several leases provide for additional rent based on a percentage of sales.

     At January 31, 1995, minimum annual rental commitments under noncancellable leases are as follows:

                                                                                MINIMUM
                            YEAR ENDING JANUARY 31,                             RENTALS
    -----------------------------------------------------------------------   -----------
    1996...................................................................   $ 3,810,099
    1997...................................................................     3,868,056
    1998...................................................................     3,437,746
    1999...................................................................     2,356,787
    2000...................................................................     2,390,826
    Thereafter.............................................................     9,965,846
                                                                              -----------
    Total..................................................................   $25,829,360
                                                                               ==========

     Rent expense relating to these leases for the years ended January 31, 1995 and 1994 amounted to $4,807,410 and $4,479,280, respectively.

     The Company currently provides medical insurance benefits to eligible employees and their dependents. The Company is liable for medical claims submitted (after the deductible and any copayment by the employee) up to a specific amount per person insured. Any claims in excess of the specified amount are covered by an insurance policy. During the years ended January 31, 1995 and 1994, the Company incurred expenses aggregating approximately $341,154 and $320,910, respectively, related to such medical claims. Additionally, the Company has reserved approximately $91,511 included in accrued expenses for claims incurred not reported at January 31, 1995.

     At January 31, 1995, the Company had a credit agreement with a bank providing for a line of credit in the amount of $1,500,000. Borrowings under the credit agreement are secured by the accounts receivable, inventory, personal property and fixtures of the Company and bear interest at prime plus .75%. At January 31, 1995 and 1994, the Company was contingently liable for open letters of credit, in lieu of lease security, in the amount of $679,525.

(10)  SUBSEQUENT EVENT

     On August 2, 1995, the Company entered into a new term loan agreement with a bank effective June 30, 1995 for a principal amount of $1,800,000 replacing the then existing term loans described in Note 5. The note provides for fifteen consecutive quarterly principal payments commencing on October 1, 1995 in the amount of $112,500 and a sixteenth payment of the remaining outstanding principal balance. The note bears interest at one percent above the prime rate. The Company is required to meet certain financial ratios and covenants as described in the new agreement. Additionally, on August 2, 1995, the Company's credit agreement with a bank was renewed with an increase of the Company's line of credit to a maximum of $2,500,000. The credit agreement is effective until July 31, 1996.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
The Company...........................     3
The Offering..........................     5
Summary Combined Financial and
  Selected Operating Data.............     6
Risk Factors..........................     7
Significant Corporate Transactions....    12
Use of Proceeds.......................    15
Dividend Policy.......................    15
Capitalization........................    16
Dilution..............................    17
Pro Forma Financial Data..............    18
Selected Financial and Operating
  Data................................    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    24
Business..............................    33
Management............................    42
Certain Transactions..................    48
Principal Shareholders................    50
Description of Capital Stock..........    51
Shares Eligible for Future Sale.......    52
Underwriting..........................    55
Legal Matters.........................    56
Experts...............................    56
Available Information.................    57
Index to Financial Statements.........   F-1

                            ------------------------

     Until December 16, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
------------------------------------------------------
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------------------------------------------------------
------------------------------------------------------

                                2,574,000 SHARES

                                     [LOGO]
                                MAZEL STORES, INC.
                                  COMMON STOCK
                           --------------------------
                                   PROSPECTUS
                               NOVEMBER 21, 1996
                           --------------------------

                            WILLIAM BLAIR & COMPANY
                              SALOMON BROTHERS INC
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